Exhibit 4.102

NGP BLUE MOUNTAIN HOLDCO LLC

This NOTE PURCHASE AGREEMENT (including all Schedules and Exhibits hereto, this “Agreement”) is dated as of August 29, 2008 (the “Closing Date”) between NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware limited liability company (“Issuer”), TCW ASSET MANAGEMENT COMPANY, a California corporation, as administrative agent for Note Holders (“Agent”), and each Person identified as a Note Purchaser on the signature pages hereto (collectively, “Note Purchasers”).  Each Note Purchaser and any other registered holder of the Notes (as hereinafter defined) hereunder is referred to as a “Note Holder” and collectively, as “Note Holders.”

RECITALS

A.

Nevada Geothermal Power, Inc., a corporation formed under the laws of British Columbia, Canada (“Sponsor”), indirectly owns all of the Equity Interests in Nevada Geothermal Power Company, a Nevada corporation (“Parent”), Parent owns all of the Equity Interests in Issuer, and Issuer owns all of the Equity Interests in NGP Blue Mountain I LLC, a Delaware limited liability company (“NGP I”).

B.

Issuer wishes to obtain funds to (i) make intercompany loans to NGP I (the “NGP I Intercompany Loans”) to (a) finance NGP I’s ownership, development, engineering, construction, testing and operation of the Project, (b) repay the Glitnir Bridge Facility in its entirety and (c) fund certain potential Additional Drilling Costs and (ii) pay Fees and expenses associated with obtaining the financing.

C.

Subject to the terms and conditions more specifically set forth herein, Note Purchasers are willing to provide financing to Issuer.

Accordingly, effective as of the Closing Date, the parties hereby agree as follows:

SECTION 1.

DEFINITIONS

1.1

Certain Defined Terms

The following terms used in this Agreement shall have the following meanings:

“Additional Consents” shall mean a consent and agreement of a Person, substantially in the form of Exhibit K, required to be executed and delivered pursuant to this Agreement, with such modifications as may be approved by Agent in its reasonable discretion.

“Additional Drilling Costs” means costs incurred (or to be incurred) by NGP I in excess of those provided for in the Construction Budget to fund, in accordance with this Agreement, drilling expenses necessary to achieve Drilling Completion.

“Additional Note Document Party” means any Affiliate of Issuer party to any Note Document after the Closing Date and any other party (other than any depositary bank or securities intermediary or Agent or any Note Holder or Affiliate or agent on behalf thereof) to a Note Document that is designated in such document or otherwise by Required Holders or Agent as a “Note Document Party”.

“Additional Note Documents” means the Additional Consents and any documents or agreements relating to the transactions contemplated hereby entered into by any Note Document Party with Note Holders or Agent or for the expressed benefit of Note Holders or Agent as a third party beneficiary after the Closing Date.

“Additional Project Documents” means the Transmission Line Contract, the Gathering System Contract, the Wireline Crossing Agreement and any contract, agreement, letter of intent, understanding, or instrument related to the ownership, construction, testing, maintenance, repair, operation or use of the Project entered into by NGP I and any other Person subsequent to the Closing Date; provided, that such contract, agreement, letter of intent, understanding or instrument shall not constitute an Additional Project Document if it is (i) (a) entered into by NGP I in the ordinary course of business in connection with the furnishing of goods or the performance of services, (b) can be readily replaced by other contracts or agreements having substantially similar terms and conditions and (c) commits NGP I to spend no more than $500,000 individually or $2,000,000 in the aggregate for all such contracts, agreements, letters of intent, understandings or instruments at any time or (ii) (a) entered into by NGP I for necessary Project-related expenditures and (b) commits NGP I to spend no more than $500,000 individually or $2,000,000 in the aggregate for all such contracts, agreements, letters of intent, understandings or instruments at any time.

“Additional Project Party” means each Person (other than Agent, Note Holders and parties to existing Project Documents) party to an Additional Project Document or an Additional Consent.

“Additional Security Documents” means any instruments or documents delivered by any Note Document Party after the Closing Date pursuant to this Agreement or any other Note Document in order to grant to Agent, on behalf of Note Holders, a Lien on any property of such Note Document Party as security for the Obligations.

“Adjusted Cash Flow” means, for any period, the sum (without duplication) of (i) Available Cash Flow distributed to Issuer during such period plus (ii) interest and investment earnings paid to Issuer or the Collection Account during such period on amounts on deposit in the Collection Account during such period.

“Advance Notice” has the meaning set forth in subsection 2.2C(i).

“Advances” means, collectively, the Construction Advances and the Contingent Drilling Advances.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such other Person or (ii) direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, each NGP I Member, and each Affiliate of each NGP I Member, shall be deemed to be an Affiliate of NGP I.

“Agent” has the meaning set forth in the preamble hereof and shall include any successor agent appointed in accordance with subsection 9.9.

“Aggregate Amounts Due” has the meaning set forth in subsection 9.7.

“Agreement” has the meaning set forth in the preamble hereof.

“Ancillary Documents” means, with respect to each Additional Project Document, evidence of NGP I’s authorization of such Additional Project Document, in form and substance satisfactory to Agent.

“Applicable Percentage” has the meaning set forth in the Cash Settled Options.

“Archeological Find” means any discovery of prehistoric archeological materials on the Site or any other location where such materials could interfere with the construction, operation or maintenance of the Project or any related facilities as contemplated by the Transaction Documents.

“Archeological Reliance Letter” means the letter from Native-X to Agent, dated as of the Closing Date, pursuant to which Native-X acknowledges and agrees that Agent on behalf of Note Holders may rely on the Archeological Report.

“Archeological Report” means the Class III, Phase I Cultural Resource Survey titled “A Cultural Resource Inventory for the Proposed Nevada Geothermal Power Plant and Transmission Line Humboldt and Pershing Counties, Nevada”, dated October 2007, prepared for the Project by Native-X.

“Authorized Officer” means (i) with respect to any Person that is a corporation, the president, the chief executive officer, any vice president, the treasurer or the chief financial officer of such Person, (ii) with respect to any Person that is a partnership, an Authorized Officer of a general partner of such Person or such other Authorized Officer as appointed by the board of directors of such Person, (iii) with respect to any Person that is a limited liability company, the president, any vice president, the treasurer, the chief executive officer or the chief financial officer of such Person, or an Authorized Officer of the managing member of such Person or (iv) with respect to any Person, such other representative of such Person that is approved by Agent in writing.  No Person shall be deemed to be an Authorized Officer unless named as such on a certificate of incumbency of such Person delivered to Agent on or after the Closing Date.

“Available Cash Flow” means, for any period, all Net Cash Flow for such period that is available for distribution to Issuer pursuant to the terms of any applicable Permitted Financing Documents, the NGP I Limited Liability Company Agreement and applicable Law.

“Average Annual Supply Amount” means “Average Annual Supply Amount” as defined in the Power Purchase Agreement.

“Bankruptcy Code” means Title 11, Section 101 et seq. of the United States Code titled “Bankruptcy”, as amended from time to time, and any successor statute thereto.

“Base Interest” has the meaning set forth in subsection 3.2B(i).

“BLM” means the Bureau of Land Management.

“BLM Leases” means, collectively:

(i)

the Geothermal Resources Lease N-80159, effective as of August 1, 2006, between BLM and NGP I (as assignee of Parent, formerly known as Noramex Corporation);

(ii)

the Geothermal Resources Lease N-80086, effective as of August 1, 2006, between BLM and NGP I (as assignee of Parent, formerly known as Noramex Corporation);

(iii)

the Geothermal Resources Lease N-77668, effective as of August 1, 2004, between BLM and NGP I (as assignee of Parent, formerly known as Noramex Corporation), as consolidated with the Geothermal Resources Lease N-77669 as of November 3, 2005, between BLM and NGP I (as assignee of Parent, formerly known as Noramex Corporation); and

(iv)

the Geothermal Resources Lease N-58196, effective as of April 1, 1994, between BLM and NGP I (as assignee of Parent, formerly known as Noramex Corporation).

“BLM Rights of Way” means, collectively:

(i)

the Right of Way Grant/Temporary Use Permit NVN-82701, dated January 8, 2008, issued by the BLM in favor of Parent; and

(ii)

the Right of Way Grant/Temporary Use Permit NVN-81064, dated February 23, 2006, issued by the BLM in favor of Parent.

“BNSF” means the BNSF Railway Company (successor-in-interest to the Atchison, Topeka and Santa Fe Railway Company and formerly known as the Burlington Northern and Santa Fe Railway Company), a Delaware corporation.

“BNSF Lease” means the Geothermal Lease Agreement, dated October 19, 1993, between NGP I (as assignee of Parent, formerly known as Noramex Corporation) and BNSF, as modified by the Exercise of Option to Renew Lease No. 187556, dated March 1, 2004.

“Board Representation Agreement” means the Board Representation Agreement dated the Closing Date between Parent and TCW Energy Fund XIV-A, L.P..

“Business Day” means any day excluding Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which lending institutions are authorized or required by Law or other government actions to close.

“Capital Lease” means any lease which in accordance with GAAP is required to be capitalized on the consolidated balance sheet of Issuer.  For purposes of this Agreement, the amount of any Capital Lease obligations shall be the amount so capitalized.

“Cash Flow” means, for any period, the sum of the following:  (i) all cash paid to NGP I during such period in connection with the Power Purchase Agreement or any other sale of energy capacity, (ii) all interest and investment earnings paid to NGP I or the Construction Account during such period on amounts on deposit in the Construction Account, (iii) all cash paid to NGP I during such period under any insurance policy as business interruption or delayed opening insurance proceeds and (iv) all other cash received by NGP I during such period; provided, that Cash Flow shall not include any amounts received by NGP I as Performance Liquidated Damages, Insurance Proceeds, Advances or any equity contributions.

“Cash Settled Options” means the Cash Settled Options issued by Issuer to Note Purchasers (or their designees) on the Closing Date in the amounts set forth opposite each Note Purchaser’s name on Schedule 2.1A(ii), pursuant to the terms hereof and attached hereto as Exhibit A.

“Change of Control” means if at any time prior to the Maturity Date, (i) Parent shall fail to own beneficially (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934 as in effect on the Closing Date), directly or indirectly, at least 100% of the aggregate voting and economic interests in Issuer and NGP I  (except, with respect to NGP I only, for interests sold in a sale of Permitted Tax Equity), (ii) any Person or group of Persons shall obtain beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, at least 35% of the aggregate voting and economic interests in Sponsor or Parent or (iii) Issuer shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, at least 100% (or such lesser percentage, if any, as shall be approved by Required Holders in connection with the issuance of Permitted Tax Equity) of the aggregate voting and economic interests in NGP I.

“Change Orders” means collectively, “Change in Work,” as defined in Section 17 of the EPC Contract and “Change Order” as defined in the Transmission Line Contract and the Gathering System Contract.

“Closing” has the meaning set forth in subsection 2.1B.

“Closing Date” has the meaning set forth in the preamble hereto.

“Closing Date Consents” means, collectively:

(i)

the Consent, Agreement and Lease, dated as of August 20, 2008, among Agent, NGP I and NLRC;

(ii)

the Acknowledgement and Agreement (Engineering, Procurement and Construction Contract), dated as of the Closing Date, among Agent, NGP I and Ormat;

(iii)

the Acknowledgement and Agreement (Power Purchase Agreement), dated as of August 27, 2008, between Agent, NGP I and the Power Purchaser;

(iv)

the Acknowledgement and Agreement (Operation and Maintenance Agreement), dated as of the Closing Date, between Agent, NGP I and the Operator;

(v)

the Acknowledgement and Agreement (Drilling Bid Proposal and Daywork Drilling Contract), dated as of August 26, 2008, among Agent, NGP I and ThermaSource;

(vi)

the Acknowledgement and Agreement (Assignment, Cotenancy, and Shared Facilities Agreement), dated as of August 22, 2008, among Agent, NGP II, NGP III, NGP IV, the Operator and NGP I; and

(vii)

the Consent and Agreement, dated as of August 25, 2008, among Agent and RLF.

“Closing Date Security Documents” means the Parent Pledge Agreement, the Issuer Pledge Agreement, the Control Agreement (Construction Account), the Issuer Account Management Agreement, the NGP I Account Management Agreement, the Deed of Trust, the Control Agreement (Issuer Accounts) and all other instruments or documents delivered by any Note Document Party on the Closing Date pursuant to this Agreement or any other Note Document in order to grant to Agent, on behalf of Note Holders, a Lien on any property of that Note Document Party as security for the Obligations.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“COD Prepayment Fee” means a fee in an amount equal to two percent (2.0%) of certain principal amounts of the Notes mandatorily or voluntarily prepaid pursuant to subsection 3.3B or 3.3C.

“Collateral” means all property and interests in property now owned or hereafter acquired by Parent, Issuer, NGP I or any other Issuer Party upon which a Lien has been or is purported or intended to have been granted to Agent or any Secured Party under any Security Documents; provided, however, that from and after the date on which any such Lien on any property of any Issuer Party has been released in accordance with subsection 6.17B, such property shall not longer constitute Collateral.

“Collection Account” has the meaning set forth in Section 1.1 of the Issuer Account Management Agreement.

“Commitment” means, collectively, the Construction Commitment and the Contingent Drilling Commitment.

“Commitment Amount” means, collectively, the Construction Commitment Amount and the Contingent Drilling Commitment Amount.

“Completion” means (i) the PPA Commercial Operation Date shall have occurred, (ii) EPC Substantial Completion shall have occurred and Agent shall have received the EPC Substantial Completion Certificate from NGP I, (iii) interconnection facilities sufficient to transmit all power generated by the Project shall have been completed in accordance with the Interconnection Agreement and this Agreement, (iv) the work to be performed under the Interconnection Agreement shall have been completed and all such work shall have been done in accordance with the Project Documents in all material respects and the requirements of all applicable Governmental Approvals and (v) all other aspects of the Project shall have been constructed, other than Punch List (as such term is defined in Article 1 of the EPC Contract) items and items that could not reasonably be expected to materially affect the performance, integrity, safety or reliability of the Project or the status or validity of any applicable Governmental Approval, all as satisfactorily certified by the Independent Engineer to Agent and Note Holders.

“Condemnation Proceeds” means all proceeds from any action to condemn, seize or appropriate all or any part of the Project.

“Construction Account” has the meaning given such term in the NGP I Account Management Agreement.

“Construction Advance” means any advance made under the Construction Commitments under the Notes in accordance with this Agreement.

“Construction Budget” has the meaning set forth in subsection 4.1AA.

“Construction Commitment” means, with respect to each Note Holder, the commitment of such Note Holder to make Construction Advances under the Notes in accordance with subsection 2.2 in the maximum amount set forth opposite such Note Holder’s name on Schedule 2.1A(i), as such commitment (i) may be reduced from time to time pursuant to subsection 2.2, subsection 3.3B and subsection 3.3C and (ii) may be reduced or increased from time to time pursuant to assignments by or to such Note Holder pursuant to subsection 9.1.

“Construction Commitment Amount” means $170,000,000.

“Construction Commitment Termination Date” means the earliest of (i) February 28, 2010, (ii) the Tax Equity Closing Date, (iii) the Term Refinancing Closing Date and (iv) such earlier date on which the Commitments are terminated pursuant to subsection 8.2; provided that, if a Force Majeure Event shall occur prior to the date in clause (i), the date in clause (i) shall be extended (but in all events not beyond April 15, 2010) for a number of days equal to the lesser of (a) the number of days the Force Majeure event continues, (b) the number of days by which the Guaranteed EPC Date of Substantial Completion is extended by reason of such Force Majeure event and (c) the number of days by which the Scheduled PPA Commercial Operation Date shall have been extended by reason of such Force Majeure event; provided that, if the extension described in clause (c) terminates prior to the extension described in clause (b) but the PPA Commercial Operation Date occurs prior to the Scheduled PPA Commercial Operation Date (as so extended), then the extension period in clause (b) shall govern.

“Construction Reserve” means an amount of proceeds of Advances not to exceed at any time $250,000, that may be held in the Construction Account as a reserve to pay (in accordance with the Construction Budget) Project Costs not anticipated at the time of any applicable Advance.

“Construction Specifications” means the “Work” as defined in Article 1.145 and Exhibit A of the EPC Contract.

“Contest” means, with respect to any Tax, Lien, or claim, a contest pursued in good faith and by appropriate proceedings diligently conducted, so long as (i) adequate reserves have been established with respect thereto in accordance with GAAP, (ii) (a) any Lien filed in connection therewith shall have been released of record pursuant to the provisions set forth in the NRS 108.2413, et. seq., within sixty (60) days following receipt of notice of such Lien, (b) there shall have been delivered to Agent endorsements to the title insurance policies insuring the lien-free status of the work or (c) with respect to any Contest of such Lien by the Contractors only, on terms and conditions set forth in subsection 4.2H, (iii) if it becomes necessary to prevent the delivery of a tax deed or other similar instrument conveying the NGP I Property or any portion thereof because of non-payment of such Tax, Lien or claim being contested, then NGP I shall pay the same in sufficient time to prevent (any, in any event, not less than ten (10) days prior to) the delivery of such tax deed or other similar instrument and (iv) the failure to pay any such Tax, Lien or claim during the pendency of such contest would not otherwise have a Material Adverse Effect.

“Contingent Drilling Advance” means any advance made under the Contingent Drilling Commitments under the Notes in accordance with this Agreement

“Contingent Drilling Commitment” means, with respect to each Note Holder, the commitment of such Note Holder to make Contingent Drilling Advances under the Notes in accordance with subsection 2.2 in the maximum amount set forth opposite such Note Holder’s name on Schedule 2.1A(i), as such commitment (i) may be reduced from time to time pursuant to subsection 2.2, subsection 3.3B and subsection 3.3C and (ii) may be reduced or increased from time to time pursuant to assignments by or to such Note Holder pursuant to subsection 9.1.

“Contingent Drilling Commitment Amount” means $10,000,000.

“Contingent Drilling Commitment Termination Date” means the earliest of (i) the date on which the Geothermal Consultant delivers the Drilling Completion Certificate to Agent, (ii) the Construction Commitment Termination Date and (iii) the date on which the Commitments are terminated pursuant to subsection 8.2.

“Contingent Obligation” means, with respect to any Person, (i) any indemnity or similar obligation of such Person under any agreement or instrument or (ii) any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Contractors” has the meaning set forth in subsection 4.2H.

“Control Agreement (Construction Account)” means the Collateral Account Control Agreement among NGP I, Agent on behalf of Note Holders and Bank of the West, to be entered into in accordance with the terms of the NGP I Account Management Agreement.

“Control Agreement (Issuer Accounts)” means the Collateral Account Control Agreement among Issuer, Agent on behalf of Note Holders and Bank of the West, to be entered into in accordance with the terms of the Issuer Account Management Agreement.

“Core Transaction Documents” has the meaning set forth in subsection 7.11(i).

“Cotenancy Agreement” means the Assignment, Cotenancy, and Shared Facilities Agreement, dated as of August 22, 2008, among NGP II, NGP III, NGP IV, the Operator and NGP I.

“Debt Service Coverage Ratio” means, for any period, the ratio of (i) the sum of (a) Adjusted Cash Flow for such period plus (b) the product of cash available for, and applied, to pay regularly scheduled Senior Debt Service for such period multiplied by the Issuer Percentage in effect for such period to (ii) the sum of (a) regularly scheduled Issuer Debt Service for such period plus (b) the product of regularly scheduled Senior Debt Service for such period multiplied by the Issuer Percentage in effect for such period; provided that, if the Issuer Percentage shall change during any Fiscal Quarter or four Fiscal Quarter period, as applicable, the amounts in clauses (i)(b) and (ii)(b) of this shall be separately computed for each portion of such period during which a different Issuer Percentage is in effect and then cumulated for the Period.

“Deed of Trust” means the Deed of Trust, Security Agreement, Collateral Assignment of Leases and Rents and Financing Statement, dated as of August 26, 2008, by NGP I, as grantor, to First American Title Insurance Company, as trustee for the benefit of Agent, as beneficiary, in the form attached hereto as Exhibit R.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Interest Rate” means a rate per annum equal to (i) the rate payable under subsection 3.2B(i) as Base Interest plus (ii) two percent (2%).

“Deferred Approvals” has the meaning set forth in subsection 5.7.

“Delay Liquidated Damages” means any amount payable to or for the account of NGP I by the EPC Contractor under the EPC Contract or payable by the relevant contractor under the Transmission Line Contract or the Gathering Systems Contract, in any case, as a result of delayed delivery or performance with respect to the Project or any goods or services supplied in connection with the Project.

“DeLong Lease” means the Geothermal Lease Agreement, effective as of April 15, 2006, between JHG, LLC, c/o Will DeLong, and Parent, assigned to NGP I as of October 24, 2007.

“Distribution” means, with respect to any Person, (i) any distribution or return of capital to its equity holders or authorizing or making any other distribution, payment or delivery of property or cash to its equity holders as such, or redeeming, retiring, purchasing or otherwise acquiring, directly or indirectly, any membership interests, units or other Equity Interests of such Person now or hereafter outstanding (or any options or rights issued with respect thereto), or setting aside any funds for any of the foregoing purposes and (ii) any other payments or distributions, including payments of fees and reimbursements, to any holder of Equity Interests of such Person or any of its or their Affiliates.  Notwithstanding the foregoing, subject to Section 6.1E, no Permitted Reimbursement Payment shall be deemed to be a Distribution for purposes of this Agreement or any other Note Document.

“Dollars” means the lawful currency of the United States of America.

“Donnelly Easement” means the Easement Deed and Agreement, effective as of March 12, 2008, granted by Steve and Eileen Donnelly in favor of NGP II, NGP III, NGP IV and NGP I, each with an undivided twenty-five percent (25%) interest, all as tenants in common.

“Drilling Completion” means completion of all drilling necessary to enable the Project to operate at a plant output of 49.5 gross Megawatts, as certified by delivery to Agent of the Drilling Completion Certificate.

“Drilling Completion Certificate” means a certificate of each of NGP I and the Geothermal Consultant, certifying that Drilling Completion has occurred and NGP I has access to geothermal resource sufficient to enable the Project to operate at a plant output of 49.5 gross Megawatts, which certificate shall be in form and substance satisfactory to Agent (acting in consultation with the Independent Engineer).

“Environmental Affiliate” means, with respect to any Person, any other Person whose general liability for Environmental Claims such Person has retained, assumed or otherwise become liable for (contingently or otherwise), either contractually or by operation of Law.

“Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

“Environmental Claim” means any notice, claim, demand or similar communication, in each case in writing, by any Person alleging potential liability (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval.

“Environmental Consultant” means McGinley & Associates, Inc., a Nevada corporation.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Environmental Reliance Letter” means the letter from the Environmental Consultant to Agent, dated as of August 8, 2008 pursuant to which the Environmental Consultant acknowledges and agrees that Agent on behalf of Note Holders may rely upon the Environmental Site Assessment.

“Environmental Site Assessment” means the Phase I Environmental Site Assessment for the Project, dated September 12, 2007, prepared by the Environmental Consultant for NGP I, including a bringdown report dated as of May 29, 2008.

“EPC Contract” means the Engineering, Procurement and Construction Contract, dated as of March 28, 2008, between the EPC Contractor and NGP I, as amended by the Third Amended and Restated Limited Notice to Proceed Agreement dated as of August 18, 2008, between EPC Contractor and NGP I.

“EPC Contractor” means Ormat.

“EPC Substantial Completion” means “Substantial Completion” as defined in Section 15.3 of the EPC Contract.

“EPC Substantial Completion Certificate” means a certificate in the form of Exhibit L, with the blanks appropriately completed by NGP I to the satisfaction of Agent (acting in consultation with the Independent Engineer).

“EPC Substantial Completion Date” means the date on which EPC Substantial Completion has occurred, as certified by NGP I and the Independent Engineer in the EPC Substantial Completion Certificate.

“Equity Distribution Account” has the meaning set forth in Section 1.1 of the Issuer Account Management Agreement.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding as at any date, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Controlled Group” means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person under Section 414 of the Code.  Any former member of the ERISA Controlled Group within the meaning of this definition with respect to the period such entity was a member and with respect to liabilities arising after such period for which any Issuer Party could be liable under the Code or ERISA shall be considered a member of such ERISA Controlled Group.

“ERISA Person” has the meaning set forth in Section 3(9) of ERISA for the term “person”.

“ERISA Plan” means any Plan that is not a Multiemployer Plan.

“Event of Abandonment” means the abandonment or deferral by NGP I of, or evidence that reasonably indicates its intention to abandon or defer, the development, construction, operation or maintenance of the Project for any reason other than due to a Force Majeure for more than forty-five (45) days or for any reason that is due to a Force Majeure for more than one hundred eighty (180) days.

“Event of Bankruptcy” means, with respect to any Person, the occurrence of any of the following events:

(i)

the commencement by such Person of a voluntary case concerning itself under the Bankruptcy Code or similar Law;

(ii)

an involuntary case is commenced against such Person and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case;

(iii)

a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person or such Person commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against such Person any such proceeding which remains undismissed for a period of sixty (60) days;

(iv)

the entrance of any order of relief or other order approving any such case or proceeding involving such Person;

(v)

such Person is adjudicated insolvent or bankrupt;

(vi)

such Person suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days;

(vii)

such Person makes a general assignment for the benefit of its creditors;

(viii)

such Person shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due;

(ix)

such Person shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or

(x)

any limited liability company, corporate or other action, as the case may be, is taken by such Person for the purpose of effecting any of the foregoing.

“Event of Default” means the occurrence of any of the events described in subsection 8.1.

“Event of Loss” means any event of damage, destruction, condemnation, seizure or appropriation of all or any portion of the Project, other than a Specified Casualty Loss.

“Excluded Taxes” means, (i) with respect to any Note Holder or Agent or any other recipient of any payment to be made by or on account of any Obligation under any Note Document, income, franchise or similar Taxes imposed on (or measured by) its net income by the United States of America, or by any jurisdiction (or any political subdivision of a jurisdiction) (a) under the Laws of which such recipient is organized, (b) in which its principal office is located or, in the case of any Note Holder, in which its applicable funding office is located, or (c) in which Note Holder, Agent or other recipient is doing business (unless such business is as a result of such Note Holder, Agent or other recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or other Note Document), (ii) any branch profits taxes imposed by the United States of America or any similar Tax imposed by a jurisdiction described in clauses (i)(a) - (c) above, and (iii) any withholding Taxes imposed on or with respect to payments made to a Note Holder which were imposed on or with respect to payments to such Note Holder at the time such Note Holder became a party to a Note Document, except to the extent such Note Holder’s assignor (if any) was entitled (at the time of assignment) to indemnification or additional amounts pursuant to subsection 3.5.

“Extraordinary Distribution” means any Distribution made by NGP I to Issuer that is not made from operating cash flow or any distribution or payment in respect of any NGP I Intercompany Loan that is not made from operating cash flow.

“Federal Power Act” means the Federal Power Act, as amended from time to time, any successor statute thereto, and the implementing regulations related thereto.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, as constituted from time to time, or any successor thereto.

“Fees” means the Upfront Fee and the Undrawn Commitment Fee and any other fees payable to Agent or Note Holders in connection herewith.

“FERC” means the Federal Energy Regulatory Commission, and any successor agency or commission thereto.

“Final Completion” means the occurrence of “Final Completion” as defined in Section 15.5 of the EPC Contract, as certified by NGP I and the Independent Engineer in the Final Completion Certificate.

“Final Completion Certificate” means a certificate in the form of Exhibit M with the blanks appropriately completed by NGP I and the Independent Engineer to the satisfaction of Agent (acting in consultation with the Independent Engineer).

“Financing Fee” means the fees payable by Parent to Markus Christen in connection with certain financial advisory services in the amount of 0.5% of the total Commitment Amount on the Closing Date, payable 50% from the proceeds of the Initial Advance and 50% in January 2009 (with interest from the Closing Date at the rate of five percent (5%) per annum).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Issuer Parties ending on June 30 of each calendar year.

“Force Majeure” means any event or circumstance that constitutes “force majeure” under any Project Document.

“Full Notice to Proceed” has the meaning set forth in Section 8.1.3 of the EPC Contract.

“Funding Date” means each date upon which an Advance is made.

“GAAP” means United States generally accepted accounting principles consistent with those utilized pursuant to subsection 1.2 in the preparation of the financial statements referred to in subsection 4.1T.

“Gathering System Contract” means the contract for the construction of the gathering system to be entered into between NGP I and a counterparty satisfactory to Required Holders.

“Geothermal Consultant” means GeothermEx, Inc., a California corporation.

“Geothermal Reliance Letter” means the letter from the Geothermal Consultant to Agent, delivered to Agent on August 26, 2008, pursuant to which the Geothermal Consultant acknowledges and agrees that Agent on behalf of Note Holders may rely on the Geothermal Report.

“Geothermal Report” means the GeothermEx Report, dated as of April 21, 2008, prepared by the Geothermal Consultant for NGP I.

“Glitnir” means Glitnir Capital Corporation, a Delaware corporation.

“Glitnir Bridge Facility” means the bridge facility provided by Glitnir to Issuer, dated as of November 1, 2007.

“Governmental Approval” means any authorization, consent, order, license, ruling, approval, lease, permit, exemption, consultation, filing, certificate, registration, notice or license by or with any Governmental Authority issued or anticipated to be issued to any Note Document Party or Issuer Party or submitted by any Note Document Party or Issuer Party in respect of the Project or otherwise, in each case which is desirable in the opinion of Agent for the development, construction, ownership or operation of the Project, excluding those which are ministerial and non-discretionary in nature and can reasonably be expected to be obtained or made in the ordinary course of business.

“Governmental Authority” means any nation, state, sovereign or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed EPC Date of Substantial Completion” means December 31, 2009 subject to Articles 9, 17, 22, 24.1 and 30(d) of the EPC Contract.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables on terms of ninety (90) days or less incurred in the ordinary course of business of such Person but only to the extent paid on such terms), (ii) all obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of such Person under Capital Leases, (iv) the stated amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed, (vi) all obligations of such Person under any currency swap or similar agreement, (vii) guarantees of such Person for the benefit of another person and (viii) all Contingent Obligations of such Person.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in subsection 9.2D.

“Independent Engineer” means Luminate, LLC, a Colorado limited liability company, the independent engineer to Agent and Note Holders, or any other Person from time to time appointed by Issuer to act as independent engineer for the purposes of this Agreement and satisfactory to Agent and Note Holders.

“Independent Engineer Reliance Letter” the letter from the Independent Engineer to Agent, dated as of August 27, 2008, pursuant to which the Independent Engineer acknowledges and agrees that Agent on behalf of Note Holders may rely on the Independent Engineer’s Report.

“Independent Engineer Report” means the Blue Mountain Geothermal Power Project Independent Engineer’s Report, dated as of August 27, 2008, prepared by the Independent Engineer for Agent.

“Information” has the meaning set forth in subsection 4.1Z.

“Initial Advance” means the first Construction Advance under the Notes, which Construction Advance shall be in an amount not to exceed $50,000,000 (exclusive of Fees payable to Agent) and shall be made in accordance with subsection 2.2.

“Insurance Advisor” means Moore-McNeil, LLC, a Tennessee limited liability company, insurance advisor to Agent and Note Holders or any other Person from time to time appointed by Agent to act as insurance advisor hereunder.

“Insurance Proceeds” means all proceeds of any property insurance policy (other than the proceeds of business interruption insurance or delayed opening insurance, which shall be paid to the Construction Account) covering NGP I or the Project.

“Interconnection Agreement” means the Standard Large Generator Interconnection Agreement, dated as of November 5, 2007, as amended by Amendment 1 to the Large Generator Interconnection Agreement, dated April 2, 2008, both by and between Sierra Pacific Power and NGP I.

“Issuer” has the meaning set forth in the preamble hereto.

“Issuer Account Management Agreement” means the Account Management Agreement (Issuer) dated the Closing Date between Issuer and Agent on behalf of Note Holders, attached hereto as Exhibit F.

“Issuer Debt Service” means, for any period, the amount of principal, interest, commissions, discounts and other fees and charges due and payable in cash during such period under the Note Documents (other than amounts required to be paid pursuant to subsection 3.3B) or due or accrued on any other Indebtedness of Issuer during such period.  For the avoidance of doubt, (i) for purposes of the computation of the Debt Service Coverage Ratio for purposes of subsection 7.1C and Distributions pursuant to the Issuer Account Management Agreement, all Base Interest on the Notes shall be deemed to be payable in cash; and (ii) for all other purposes, all Base Interest shall be deemed to be payable in cash unless, and only to the extent that, for any applicable period, a portion of Base Interest was added to principal, or, as applicable, is projected (in accordance with the Projections delivered to Agent on the Closing Date) to be added to principal, in each case in accordance with subsection 3.2B(i).

“Issuer Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of Issuer, dated as of the Closing Date, by Parent.

“Issuer Party” means Issuer, NGP I or any of their respective Subsidiaries; “Issuer Parties” means, collectively, Issuer, NGP I and their respective Subsidiaries.

“Issuer Percentage” means, at any date or during any period, the amount (expressed as a percentage) of any Distributions to NGP I Members that Issuer is entitled to receive at such date or during such period under the NGP I Limited Liability Company Agreement.  If the percentage of Distributions that Issuer is entitled to received changes (or is projected to change) during any period, such period shall be treated as two sub-periods, with the appropriate percentage applicable to each sub period.

“Issuer Pledge Agreement” means that certain Issuer Pledge and Security Agreement, dated as of the Closing Date, by and among Issuer, as pledgor, NGP I and Agent, as the secured party, for the benefit of Note Holders, in the form attached hereto as Exhibit E.

“Law” means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, Governmental Approval or requirement of such Governmental Authority along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof.  Unless the context clearly requires otherwise, the term “Law” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements or other modifications thereto or thereof, and whether or not in effect at the date of this Agreement.

“LC Issuer Agreement” means a letter agreement by and between Agent and any financial institution issuing a Letter of Credit, and acknowledged by NGP I, which letter agreement shall be in substantially the form of Exhibit O and otherwise in form and substance satisfactory to Agent.

“Lender’s Title Policy” means an extended coverage loan policy of title insurance-Form 1970, with liability limits in an amount equal to $180,000,000, containing such endorsements as Agent shall reasonably request and otherwise in form and substance reasonably satisfactory to Note Holders, containing no exceptions (printed or otherwise) other than those reasonably approved by Note Holders, and insuring that Agent has a good, valid and enforceable first Lien of record on the NGP I Property free and clear of all defects and encumbrances, except those reasonably approved by Note Holders, and insuring that NGP I is lawfully seized of fee title to any portion of the geothermal Unit purported to be held in fee or is lawfully possessed of valid and subsisting leasehold interests in any portion of the geothermal Unit or the Project purported to be held under lease and lawfully holds valid and subsisting grants in any easements or rights of way located within such Unit or the Project or the transmission line, as applicable.

 “Letters of Credit” means, collectively, the Ormat Letter of Credit, the PPA Letter of Credit and the Sierra Interconnect Letter of Credit.

“Lien” means, with respect to any Person, any mortgage, deed of trust, pledge, hypothecation, assignment, mandatory deposit arrangement with any party owning Indebtedness of such Person, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable Law.

“Liquidated Damages” means any Delay Liquidated Damages or Performance Liquidated Damages.

“Loss Proceeds” means, collectively, all Insurance Proceeds and all Condemnation Proceeds.

“Major Participants” means (i) NGP I, Parent, Issuer, the Power Purchaser, the Operator and, to the extent reasonably designated by Agent in consultation with NGP I in connection with the execution and delivery of any Additional Project Document, any Additional Project Party and (ii) until Final Completion, the EPC Contractor.

“Management Rights Letters” means the VCOC Management Rights Agreements dated the Closing Date between Issuer and each Note Purchaser.

“Mandatory Cash Flow Prepayment Amount” has the meaning assigned to it in Section 1.1 of the Issuer Account Management Agreement.

“Mandatory Debt Service” means, for any applicable period, the sum of (i) regularly scheduled Senior Debt Service plus (ii) regularly scheduled Issuer Debt Service (treating all Base Interest as due in cash except to the extent otherwise provided in the Projections).

“Margin Stock” has the meaning provided for such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the Project or on the business, operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of any Note Document Party or Issuer Party, taken as a whole, (ii) the ability of any Note Document Party to perform under the Note Documents to which it is a party, (iii) the validity, perfection and enforceability of the Liens granted to Agent under the Security Documents or (iv) the ability of any Secured Party to enforce any of the Obligations or any of its material rights and remedies under the Note Documents.

“Material Contract” means any of (i) a Project Document; (ii) a contract for the sale of electric energy or transmission services generated by the Project to which any Issuer Party is party; (iii) a contract, lease, indenture or security under which any Issuer Party (a) has created, incurred, assumed or guaranteed any indebtedness for borrowed money or obligations under any lease that, in accordance with GAAP, should be capitalized, (b) has created a mortgage, security interest or other consensual encumbrance on any property with a fair market value in excess of $500,000 (other than any Permitted Liens) or (c) has a reimbursement obligation in respect of any letter of credit, guaranty, bond, or other credit or collateral support arrangement required to be maintained by such Issuer Party under the terms of any Project Document; (iv) a contract for management, operation or maintenance of the Project; (v) a product warranty or repair contract by or with a manufacturer or vendor of equipment owned or leased by any Issuer Party with a fair market value in excess of $500,000; and (vi) any other contract that could require payments of more than $500,000 in the aggregate by any Issuer Party during any Fiscal Year or that is listed on Schedule 5.20.

“Materials of Environmental Concern” means (i) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes and toxic substances, as those or similar terms are defined under any Environmental Laws; (ii) any friable asbestos or friable asbestos-containing material; (iii) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids; (iv) radon; (v) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (vi) any other hazardous, radioactive, toxic or noxious substance, material, chemical, waste, pollutant, or contaminant that, whether by its nature or its use, is subject to regulation or giving rise to liability under any Environmental Laws.

“Maturity Date” means the earlier of November 30, 2023 and the date on which all Obligations have been paid to Note Holders.

“Maximum Amount” means “Maximum Amount” as defined in the Power Purchase Agreement.

“MBR Authority” means authorization by FERC pursuant to Section 205 of the Federal Power Act to sell electric energy, capacity or ancillary services at market-based rates, and granting such regulatory waivers and blanket authorizations as are customarily granted to a Qualifying Facility that is 20 MW or greater.

“MBR Authority Date” has the meaning set forth in subsection 4.1P.

“Minimum Construction Commitment Amount” means, at any relevant date, an amount that (i) when added to the aggregate principal amount of Construction Advances made on or prior to such date, equals or exceeds $70,000,000 and (ii) is sufficient, as determined by the Independent Engineer, taking into account all Permitted Equity Contributions, all undrawn amounts, if any, available to pay Project Costs under any Permitted Senior Construction Indebtedness and all amounts on deposit in the Construction Account, to enable NGP I to achieve Final Completion.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto which is a nationally recognized rating agency.

“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Native-X” means Native-X, Inc. Archeological Services, a Nevada corporation.

“Necessary Project Approvals” has the meaning set forth in subsection 5.7.

“Net Cash Flow” means, for any period, Cash Flow for such period minus the sum of (i) Operation and Maintenance Expenses for such period, (ii) the amount, if any, required to maintain the Working Capital Balance at NGP I and (iii) amounts required to be distributed to Issuer to make mandatory prepayments pursuant to subsection 3.3B (other than pursuant to clause (vii) of such subsection).

“Net Drilling Advance Amount” means, as of any applicable date, the remainder (if positive) of (i) the aggregate principal amount of all Contingent Drilling Advances made by Note Holders hereunder minus (ii) all Permitted Equity Contributions made as of such date.

“Nevada Power Company” means Nevada Power Company, a Nevada corporation.

“NGP Entities” has the meaning set forth in subsection 5.18.

“NGP I” has the meaning set forth in the recitals hereto.

“NGP I Account Management Agreement” means the Account Management and Security Agreement (NGP I) dated the Closing Date between NGP I, Issuer and Agent on behalf of Note Holders, attached hereto as Exhibit G.

“NGP I Guaranty” means the Guaranty dated the Closing Date by NGP I in favor of Agent, as Guarantied Party on behalf of Note Holders, in the form attached hereto as Exhibit P.

“NGP I Intercompany Loans” has the meaning set forth in the recitals hereto.

“NGP I Intercompany Note” means any instrument or certificate evidencing an NGP I Intercompany Loan.

“NGP I Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of NGP I, dated as of the Closing Date, by and between each of the NGP I Members.

“NGP I Member” means Issuer and any other Person who becomes a member of NGP I in accordance with the NGP I Limited Liability Company Agreement and the Note Documents.

“NGP I Property” means any portion of the geothermal Unit purported to be held by NGP I in fee or with respect to which NGP I lawfully possesses a valid and subsisting leasehold interest in any portion of the geothermal Unit.

“NGP II” means NGP Blue Mountain II LLC, a Delaware limited liability company.

“NGP III” means NGP Blue Mountain III LLC, a Delaware limited liability company.

“NGP IV” means NGP Blue Mountain IV LLC, a Delaware limited liability company.

“NLRC” means Nevada Land and Resource Company, LLC, a Nevada limited liability company.

“NLRC Lease” means the Geothermal Lease Agreement #189093, effective as of March 31, 2003, between NLRC and NGP I (as assignee of Parent, formerly known as Noramex Corporation), as amended by Lease Amendment #189093, dated as of November 1, 2005, Notice of Lease Amendment #189093, effective as of February 1, 2006, Notice of Lease Amendment #189093, effective as of October 3, 2006, Notice of Lease Amendment, effective as of February 1, 2007, and Notice of Lease Amendment #189093 effective as of and as supplemented by that Memorandum of Geothermal Lease, dated October 24, 2007.

“Non-Appealable” means, with respect to any specified time period allowing an appeal of any ruling under any constitutional provision, Law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding or injunction, that such specified time period has elapsed without an appeal having been brought.

“Nonwaiving Contractors” has the meaning set forth in subsection 4.2H.

“Notes” has the meaning set forth in subsection 2.1A.

“Note Document Party” means Parent, Issuer, NGP I or any Additional Note Document Party; “Note Document Parties” means, collectively, Parent, Issuer, NGP I and each Additional Note Document Party.

“Note Documents” means this Agreement, the Cash Settled Options, the Notes, the Security Documents, the NGP I Guaranty, the Board Representation Agreement, the Management Rights Letters, each LC Issuer Agreement, the Closing Date Consents and each Additional Note Document.

“Note Holder” and “Note Holders” have the meanings set forth in the preamble hereto.

“Note Holder Payment Instructions” has the meaning set forth in subsection 3.6B.

“Note Purchasers” has the meaning set forth in the preamble hereto.

“Obligations” means all obligations and liabilities of every nature of Issuer or any other Note Document Party now or hereafter existing under or arising out of or in connection with this Agreement and the other Note Documents (other than the Cash Settled Options), including, without limitation, all advances under the Notes, in each case together with all extensions or renewals thereof, whether for principal, interest, fees, costs, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any Note Holder or Agent as a preference, fraudulent transfer or otherwise (including, without limitation, interest that, but for the filing of a petition in bankruptcy with respect to any Note Document Party, would accrue on such obligations, whether or not a claim is allowed against such Note Document Party for such amounts in the related bankruptcy proceeding).

“Operating Budget” has the meaning set forth in subsection 6.10.

“Operating Budget Category” means, at any time, each line item set forth on the Operating Budget in effect at such time.

“Operation and Maintenance Agreement” means the Operation and Maintenance Agreement, dated as of the Closing Date, between the Operator and NGP I.

“Operation and Maintenance Expenses” means, for any period, the sum without duplication of all (i) reasonable and necessary expenses of administering and operating, and of maintaining in good repair and condition, the Project and all other equipment and facilities ancillary to the Project, (ii) costs of insurance required for the operational phase of the Project under the Project Documents and the Note Documents and other reasonable and necessary insurance costs, (iii) property, sales and franchise Taxes to the extent that NGP I is liable to pay such Taxes to the taxing authority (other than Taxes imposed on or measured by income or receipts) to which the Project may be subject (or payments in lieu of such Taxes to which the Project may be subject), (iv) reasonable and necessary costs and fees incurred in connection with obtaining and maintaining in effect the Necessary Project Approvals and Deferred Approvals, (v) reasonable and necessary legal, accounting and other professional fees incurred in connection with any of the foregoing items, (vi) the reasonable costs of administration and enforcement of the Transaction Documents, (vii) all reasonable costs, fees and expenses incurred by NGP I from and after the EPC Substantial Completion Date associated with the Operation and Maintenance Agreement or the Cotenancy Agreement and (viii) other expenses approved in writing by Required Holders (it being understood that the reasonableness and necessity of all such expenses shall be determined by Required Holders after consultation with the Independent Engineer, the Insurance Advisor, or Note Holders’ or Agent’s other advisors or counsel, as appropriate).  In no event shall Project Costs or any fees and expenses incurred in connection with any Permitted Financing be considered Operation and Maintenance Expenses.

“Operator” means Nevada Geothermal Operating Company LLC, a Delaware limited liability company.

“Ormat” means Ormat Nevada Inc., a Delaware corporation.

“Ormat Letter of Credit” means an irrevocable standby letter of credit with a face amount not to exceed $15,000,000 for the benefit of Ormat, which shall be in form and substance acceptable to Agent.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Note Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Note Document or the transactions contemplated thereby.

“Owner’s Title Policy” means an extended coverage owner’s policy of title insurance-Form 1970, in an amount equal to $180,000,000, containing such endorsements as Agent shall reasonably request and otherwise in form and substance reasonably satisfactory to Note Holders, containing no exceptions (printed or otherwise) other than those reasonably approved by Note Holders, and insuring that NGP I is lawfully seized of fee title to any portion of the geothermal Unit purported to be held in fee or is lawfully possessed of valid and subsisting leasehold interests in any portion of the geothermal Unit or the Project purported to be held under lease and lawfully holds valid and subsisting grants in any easements or rights of way located within such Unit or the Project or the transmission line, as applicable.

“Owner’s Water Rights Title Policy” has the meaning set forth in subsection 4.1II.

“Parent” has the meaning set forth in the recitals hereto.

“Parent Pledge Agreement” means that certain Parent Pledge Agreement, dated as of the Closing Date, by and among Parent, as pledgor, Issuer and Agent, as the secured party, for the benefit of Note Holders, in the form attached hereto as Exhibit D.

“Payment Date” means (i) any Quarterly Payment Date and (ii) the date on which all principal on the Notes then outstanding is to be repaid, including the Maturity Date; provided that if any such date is not a Business Day, the Payment Date shall be the next succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA or any successor thereto.

“Performance Liquidated Damages” means any amount payable to or for the account of NGP I by the EPC Contractor under any section of (i) the EPC Contract, or (ii) any related agreement, in any case, as a result of failure, diminished performance or efficiency with respect to the Project or any goods or services supplied in connection with the Project.

“Performance Test Report” has the meaning set forth in subsection 6.12.

“Performance Tests” has the meaning set forth in Section 1.109 of the EPC Contract.

“Permitted Cash Collateral Account” means an account in the name of NGP I maintained with the issuer of a Letter of Credit for the sole purpose of holding cash collateral for the obligations of NGP I in respect of such Letter of Credit; provided that (i) such Letter of Credit shall have been issued contemporaneously with the funding of such Permitted Cash Collateral account or, in the case of the Sierra Interconnect Letter of Credit, in accordance with the terms of the Post-Closing Letter; (ii) the amount on deposit in such account shall not at any time exceed the face amount of such Letter of Credit or, if less, the maximum amount of cash collateral required at such time to be provided to such issuer in order to maintain such Letter of Credit; (iii) such issuer and Agent shall have entered into an LC Issuer Agreement, which shall be in full force and effect; and (iv) the reimbursement and cash collateral agreements respecting such Letter of Credit shall be reasonably satisfactory to Agent.

“Permitted Equity Contributions” means cash equity contributions by Issuer to NGP I after the Closing Date and prior to the EPC Substantial Completion Date (funded by the proceeds of cash equity contributions to Issuer by Parent), in an aggregate principal amount not to exceed the $50,000,000, which contributions are (i) deposited into the Construction Account (or any similar account maintained under any Permitted Senior Construction Indebtedness Document) and withdrawn from such account only to pay Project Costs in accordance with the Construction Budget or as otherwise approved by Agent or (ii) applied to prepay the Notes in accordance with subsection 3.3C in an aggregate principal amount that does not reduce the outstanding principal of the Notes to less than $70,000,000; provided that Issuer shall have given notice to Agent of such Permitted Equity Contribution in accordance with subsection 6.1F.  Notwithstanding anything to the contrary, no equity contribution shall be a Permitted Equity Contribution if it would result, under subsection 3.3C, in a reduction of the Construction Commitment Amount below the Minimum Construction Commitment Amount.

“Permitted Financing Documents” means each of the following to the extent in effect as at any date: (i) the Permitted Senior Construction Indebtedness Documents, (ii) the Permitted Refinancing Documents and (iii) the Permitted Tax Equity Documents.

“Permitted Investments” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having a maturity not exceeding one (1) year from the date of issuance, (ii) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, (iii) commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, and commercial paper of any domestic corporation rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and, in each case, having a maturity not exceeding ninety (90) days from the date of acquisition, (iv) fully secured repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications established in clause (ii) above and (v) investments in money market funds or mutual funds sponsored by any securities broker-dealer or financial institution of a recognized national standing having an investment policy that requires substantially all of the invested assets of such fund to be invested in investments described in any of (i), (ii), (iii) and (iv) above, which shall include the Dreyfus Cash Management Investment Fund so long as it maintains an investment policy substantially the same as that in effect on the Closing Date.

“Permitted Liens” means Liens described in clauses (i) through (viii) of subsection 7.3.

“Permitted Prior Liens” means Liens described in clauses (ii) through (viii) of subsection 7.3 (excluding, however, the Liens described in items 6 and 7 on Schedule 7.3).

“Permitted Refinancing Document” means any document evidencing any Permitted Refinancing Indebtedness or any Lien or security interest granted in connection therewith, each of which shall be in form and substance satisfactory to Required Holders.

“Permitted Refinancing Indebtedness” means any Permitted Term Refinancing Indebtedness or any Permitted Subsequent Refinancing Indebtedness.

“Permitted Reimbursement Payment” means any payment described in clause (xiii) of the definition of Project Costs and made in accordance with the terms of this Agreement, the other Note Documents and the Construction Budget.

“Permitted Senior Construction Indebtedness” means Indebtedness of NGP I incurred in accordance with subsection 7.2(ii) on or prior to June 1, 2009 to finance a portion of the Project Costs.  For the avoidance of doubt, any Permitted Senior Construction Indebtedness that has a “term-convert” feature satisfying the requirements of subsection 7.2(iii) shall, upon such conversion, cease to be Permitted Senior Construction Indebtedness and shall constitute Permitted Refinancing Indebtedness.

“Permitted Senior Construction Indebtedness Document” means any document evidencing any Permitted Senior Construction Indebtedness or any Lien or security interest granted in connection therewith, each of which shall be in form and substance satisfactory to Required Holders.

“Permitted Subsequent Refinancing Indebtedness” means Indebtedness of NGP I incurred in accordance with subsection 7.2(iv) to refinance Permitted Term Refinancing Indebtedness.

“Permitted Tax Equity” has the meaning set forth in subsection 7.1B.

“Permitted Tax Equity Document” means any document evidencing or providing for the issuance or sale of any Permitted Tax Equity, each of which shall be in form and substance satisfactory to Required Holders.

“Permitted Term Refinancing Indebtedness” means Indebtedness of NGP I incurred in accordance with subsection 7.2(iii) to refinance Permitted Senior Construction Indebtedness and/or a portion of the Notes.

“Permitted Transferee” means (i) any bank, insurance company, trust company or other institutional investor or (ii) any other Person that is either (a) an assignee or transferee of all or any substantial portion of the assets or investments of any Note Purchaser, (b) the partners, members, beneficiaries or separate account participants of any Note Holder, (c) any successor trustee, investment manager or investment advisor of any Note Holder or (d) any Affiliate of Trust Company of the West or any Note Holder (including, without limitation, any special purpose entity owned thereby) or any account or fund managed or advised by Trust Company of the West or one of its Affiliates or any Person with the same investment manager or investment advisor as any Note Holder; provided that Agent shall endeavor to provide Issuer with notice of the identity of any proposed Permitted Transferee (other than a Permitted Transferee described in clause (ii) above) prior to any transfer or assignment of the Notes; provided further that any failure to provide such notice shall not affect the validity of the transfer or the rights of such Permitted Transferee.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, which is or was maintained or contributed to by any Issuer Party or any member of its ERISA Controlled Group.

“Post-Closing Letter” means the Letter Agreement re: Closing Matters dated as of the Closing Date between Issuer and Agent.

“Power Purchase Agreement” means the Long-Term Firm Portfolio Energy Credit and Renewable Power Purchase Agreement, dated as of August 18, 2006, between the Power Purchaser and Parent, as revised by Exhibit 6 Project Milestone Schedule, dated October 24, 2007, as assigned by Parent to NGP I and assumed by NGP I pursuant to the Assignment and Assumption of Power Purchase Agreement between Parent and NGP I, dated as of October 24, 2007, and as revised by the letter from Power Purchaser to Andrew Studley dated August 7, 2008 in respect of the extension of Milestones 2D and 2E under Exhibit 6 to the Power Purchase Agreement.

“Power Purchaser” means Nevada Power Company.

“PPA COD Certificate” means a certificate in the form of Exhibit Q, with the blanks appropriately completed by NGP I to the satisfaction of Agent (acting in consultation with the Independent Engineer).

“PPA Commercial Operation” means “Commercial Operation” as defined in the Power Purchase Agreement.

“PPA Commercial Operation Date” means the date on which PPA Commercial Operation has occurred, as certified by NGP I and the Independent Engineer in the PPA COD Certificate.

“PPA Letter of Credit” means an irrevocable standby letter of credit with a face amount not to exceed $645,000 for the benefit of Power Purchaser, which shall be in form and substance acceptable to Agent.

“Prior Cost Amount” has the meaning set forth in clause (xiv) of the definition of Project Costs.

“Project” means, at all times, the 49.5 megawatt (gross) renewable energy geothermal power plant and all associated facilities including the interconnection facilities, the transmission lines and the water gathering systems constructed or to be constructed by or on behalf of NGP I pursuant to the Project Documents and the Site and all other real property, easements and rights-of-way held by or on behalf of NGP I and all rights to use easements and rights-of-way of others.

“Project Costs” means, without duplication, the following costs and expenses incurred by NGP I in accordance with the Construction Budget approved hereunder or otherwise approved by Agent in writing:

(i)

costs incurred by NGP I under the EPC Contract (except for Change Orders entered into in contravention of subsection 7.12), and other costs directly related to the design, engineering, construction, installation, start-up and testing of the Project, including, without limitation, well drilling and down hole pump costs, and costs under the Gathering System Contract and Transmission Line Contract;

(ii)

fees and expenses incurred by or on behalf of NGP I in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees (including fees and expenses of Agent’s counsel, the Independent Engineer, the Geothermal Consultant, and the Insurance Advisor), the costs of preliminary engineering and the costs of obtaining Necessary Project Approvals;

(iii)

interest on the Notes;

(iv)

[intentionally omitted];

(v)

Taxes incurred in connection with the Project;

(vi)

insurance premiums with respect to the Lender’s Title Policy, the Owner’s Title Policy, the Owner’s Water Rights Title Policy and the insurance required pursuant to subsection 6.9 or any Project Documents;

(vii)

all costs, fees and expenses incurred by NGP I under the Interconnection Agreement and other costs directly related to the design, engineering, construction, installation, start-up, and testing of the facilities being constructed thereunder (except for Change Orders entered into in contravention of subsection 7.12);

(viii)

costs for spare parts;

(ix)

an initial funding of working capital;

(x)

any reimbursement obligations of NGP I under the Ormat Letter of Credit and the Sierra Interconnect Letter of Credit and any funds pledged to cash collateralize such Letters of Credit in accordance with the terms of this Agreement;

(xi)

all reasonable costs, fees and expenses incurred by NGP I prior to the EPC Substantial Completion Date associated with the Operation and Maintenance Agreement and the Cotenancy Agreement;

(xii)

any payments due to the Power Purchaser under the Power Purchase Agreement for delay in achieving PPA Commercial Operation (a) to the extent of any deductible under any applicable insurance policy, (b) in the event that Delay Liquidated Damages from the EPC Contractor, Insurance Proceeds (relating to an insurable event causing the delay) or the proceeds of delayed opening insurance are payable to NGP I but have not yet been received by NGP I for payment to the Power Purchaser or of any such deductible, as the case may be or (c) to the extent that the amounts described in clause (b) are insufficient to fund such payments (without duplication of clause (a));

(xiii)

subject to subsections 6.1E and 6.30, reimbursements to Parent or Sponsor for internal administrative and incidental costs and employee compensation for wellfield and plant development costs and allocated overhead, in each case incurred after the Closing Date, not to exceed the amount set forth for “Permitting, Environmental and Owner Costs” and “Wellfield Costs” under the Construction Budget (net of costs incurred in respect of such line items on or prior to the Closing Date), and payments, for the benefit of Parent, in respect of the Financing Fee; and

(xiv)

subject to subsection 6.30 and subsection 7.1C, reimbursements to Parent for documented Project Costs incurred by, or funded with the proceeds of equity contributions by, Parent prior to the Closing Date in an aggregate amount not to exceed $1,552,815 (the “Prior Cost Amount”).

“Project Documents” means, collectively, the EPC Contract, the Power Purchase Agreement, the Interconnection Agreement, the Operation and Maintenance Agreement, the Unit Agreement, the Cotenancy Agreement, the ThermaSource Drilling Contract, the BLM Leases, the BNSF Lease, the NLRC Lease, the RLF Lease, each of the other Real Estate Agreements and all Additional Project Documents.

“Projected Cost to Completion” has the meaning set forth in subsection 2.2B(iii).

“Projections” has the meaning set forth in subsection 4.1U.

“Project Party” means each Person (other than Agent and Note Holders) who is a party to a Transaction Document (including any Additional Project Party).

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended from time to time, any successor statute thereto, and the implementing regulations related thereto.

“Qualifying Facility” means a facility that is a qualifying small power production facility using geothermal resources as its primary energy source and that satisfies the criteria and requirements set forth in 18 C.F.R. Part 292.

“Quarterly Payment Dates” means the last day of March, June, September and December of each year, commencing December 31, 2008; provided that if any such date is not a Business Day, the Quarterly Payment Date shall be the next succeeding Business Day.

“QF Notice” has the meaning set forth in subsection 5.14A.

“Real Estate Agreements” means each of the lease agreements and other agreements listed on Schedule 5.10(a) other than the DeLong Lease.

“Realized Savings” has the meaning set forth in subsection 7.20.

“Refinancing Target Date” means the earlier of (i) the date that is thirty (30) days after the later of (a) the PPA Commercial Operation Date and (b) the EPC Substantial Completion Date and (ii) the Construction Commitment Termination Date.

“Regulation T” means Regulation T of the Federal Reserve Board as may be from time to time in effect and any successor to all or any portion thereof.

“Regulation U” means Regulation U of the Federal Reserve Board as may be from time to time in effect and any successor to all or any portion thereof.

“Regulation X” means Regulation X of the Federal Reserve Board as may be from time to time in effect and any successor to all or any portion thereof.

“Renewable Energy Act” means an act of the Nevada legislature relating to energy and requiring certain providers of electric service to comply with the portfolio standard for renewable energy, and providing for other matters relating thereto, codified as Nevada Revised Statutes, chapter 704, sections 7801 or 7828 (NRS 704.7801 to .7828, inclusive), as such Laws may be amended or superseded.

“Renewable Energy System” means a “renewable energy system” as defined in the Renewable Energy Act and the regulations promulgated thereunder, as such Laws may be amended or superseded.

“Repaired Feasibly” means: (i) the Project can be repaired or restored in a manner that is technically feasible to at least as good condition or state of repair as it was in prior to the relevant Event of Loss or event of a Specified Casualty Loss; (ii) none of the following circumstances exists: (a) the repair or restoration of the Project or the operation of the Project as repaired or restored, in each case with available Insurance Proceeds or other amounts available for such purpose and otherwise permitted by the terms of this Agreement, would violate applicable Law or otherwise not be permitted under applicable Governmental Approvals; (b) the relevant Event of Loss or event of a Specified Casualty Loss (including the non-operation of the Project during any period of repair or restoration) has resulted or may reasonably be expected to result in a default giving rise to a termination of, or a materially adverse modification of, one or more of the Governmental Approvals or Project Documents, and such Governmental Approvals or Project Documents have not been replaced by replacement Governmental Approvals or Project Documents (1) on economic terms and conditions (A) reasonably expected to permit NGP I and Issuer to pay Mandatory Debt Service through the Maturity Date when due and to achieve the Target Note Balances in accordance with Schedule 1 to the Issuer Account Management Agreement and (B) at least as favorable to Issuer as those set forth in the Projections delivered to Agent on the Closing Date and (2) on such other terms and conditions as are reasonably acceptable to Required Holders; (c) after taking into consideration the availability of Insurance Proceeds and such other proceeds available for the repair or restoration of the Project (including delayed opening and business interruption insurance proceeds), (1) there will not be adequate amounts available to pay all ongoing expenses, including Mandatory Debt Service, during the period of repair or restoration or (2) the ability of NGP I and Issuer to pay all ongoing expenses, including Mandatory Debt Service, when due and to achieve the Target Note Balances in accordance with Schedule 1 to the Issuer Account Management Agreement, subsequent to the completion of the repair or restoration of the Project, has been materially adversely impaired; provided that for purposes of the foregoing, it shall be assumed that delayed opening and business interruption insurance proceeds will be sufficient to pay Mandatory Debt Service and to achieve the Target Note Balances in accordance with Schedule 1 to the Issuer Account Management Agreement during the period of restoration or repair unless the insurer obligated to pay such proceeds is the subject of an insolvency proceeding or is contesting (whether by litigation, arbitration or by way of seeking compromises, releases or settlement of) its obligation to make payments in the amounts, at the times and otherwise in accordance with the policy; and (iii) construction contractors and vendors of recognized skill, reputation and creditworthiness have executed reconstruction contracts and purchase orders for the repair or restoration on terms and conditions reasonably acceptable to (a) in the case of the event of a Specified Casualty Loss, Agent, and (b) in the case of an Event of Loss, Required Holders.

“Reportable Event” means a “reportable event” within the meaning of Section 4043I of ERISA (other than a reportable event as to which the provision of thirty (30) days’ notice to the PBGC is waived under applicable regulations).

“Request for Notice” means requests for notice issued under NRS 107.090 to receive notices of default under any recorded trust deed.

“Required Holders” means Note Holders holding in the aggregate fifty-one percent (51%) or more of the principal amount of the Notes then outstanding.

“Reserve Land Management Easement” means the Easement Deed and Agreement, effective as of March 6, 2008, granted by Reserve Land Management, Inc. in favor of NGP II, NGP III, NGP IV and NGP I, each with an undivided twenty-five percent (25%) interest, all as tenants in common.

“RLF” means RLF Nevada Properties, LLC, a Colorado limited liability company.

“RLF Lease” means the Geothermal Lease Agreement #189093, effective as of March 31, 2003, between NGP I (as assignee of Parent, formerly known as Noramex Corporation) and RLF (as successor in interest to NLRC), as amended by Lease Amendment #189093, dated as of November 1, 2005, Notice of Lease Amendment #189093, effective as of February 1, 2006, and Amendment to Geothermal Lease Agreement, dated as of October 24, 2007.

“S&P” means Standard & Poor’s Ratings Services (a division of the McGraw-Hill Companies, Inc.) or any successor thereto which is a nationally recognized rating agency.

“Scheduled PPA Commercial Operation Date” means February 12, 2010.

“Secured Parties” means, collectively, Agent and Note Holders.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means the Closing Date Security Documents and all Additional Security Documents.

“Senior Debt Service” means, for any period, the amount of all principal, interest, commissions, discounts and other fees and charges due or accrued on all Indebtedness of NGP I (and its Subsidiaries, if any) for such period including, without limitation, all Obligations under any Permitted Senior Construction Indebtedness Documents and any Permitted Refinancing Documents.

“Sierra Interconnect Letter of Credit” means an irrevocable standby letter of credit with a face amount not to exceed $1,370,100 for the benefit of Sierra Pacific Power, which shall be in form and substance acceptable to Agent.

“Sierra Pacific Power” means Sierra Pacific Power Company, a corporation organized and existing under the laws of the State of Nevada.

“Site” means those certain parcels described on Schedule 1.1, including, without limitation, the real property interests comprising the Unit for the Project.

“Specified Casualty Loss” means a casualty loss involving Insurance Proceeds not exceeding $2,500,000 for any single claim with respect to the Project.

“Sponsor” has the meaning set forth in the recitals hereto.

“Stover Easement” means the Easement Deed and Agreement, effective as of March 12, 2008, granted by Paul Joseph and Liberty Daniel Stover in favor of NGP II, NGP III, NGP IV and NGP I, each with an undivided twenty-five percent (25%) interest, all as tenants in common.

“Subject Claims” has the meaning set forth in subsection 9.2D.

“Subsidiary” means, with respect to any Person, (i) any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited partnership, association, joint venture, limited liability company or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a fifty percent (50%) or greater Equity Interest at the time.

“Supply Amount” means the “Supply Amount” as defined in the Power Purchase Agreement.

“Target COD Principal Amount” has the meaning set forth in subsection 3.3B(xi).

“Tax Equity Closing Date” has the meaning set forth in subsection 7.1B.

“Taxes” means any and all taxes, assessments, duties, fees, levies and similar governmental charges, together with any and all interest, penalties, fines and additions to tax imposed with respect thereto whether or not disputed.

“Termination Event” means (i) a Reportable Event with respect to any ERISA Plan, (ii) the initiation of any action by Issuer, any member of its ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan (other than a standard termination under Section 4041(b) of ERISA) or the treatment of an amendment to an ERISA Plan as a termination under Section 4041(e) of ERISA, (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan, (iv) the withdrawal of Issuer or any member of its ERISA Controlled Group from a Multiemployer Plan during a plan year in which Issuer or such ERISA Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Multiemployer Plan participants who are employees of Issuer or any member of its ERISA Controlled Group, (v) the partial or complete withdrawal of Issuer or any member of its ERISA Controlled Group from a Multiemployer Plan or (vi) Issuer or any member of its ERISA Controlled Group is in default (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

“Term Refinancing Closing Date” has the meaning set forth in subsection 7.2(iii).

“ThermaSource” means ThermaSource Inc., a California corporation.

“ThermaSource Drilling Contract” means the Drilling Bid Proposal and Daywork Drilling Contract, dated as of November 30, 2007, between ThermaSource and NGP I.

“Title Company” means First American Title Insurance Company or another title insurance company reasonably satisfactory to Note Holders.

“Transaction Documents” means, individually and collectively, the Note Documents, the NGP I Intercompany Note, the Project Documents, the Issuer Limited Liability Company Agreement, the NGP I Limited Liability Company Agreement and the Permitted Financing Documents.

“Transferee” means any Person that is a transferee or assignee of, or that has been granted a participation in, any Note, and any successor to such Person’s or any other Note Holder’s interest in any Note.

“Transmission Line Contract” means the contract for the engineering, procurement and construction of the transmission line to be entered into between NGP I and a counterparty satisfactory to Required Holders.

“Undrawn Commitment Amount” means, as at any date, the Commitment Amount as in effect on such date (it being understood that the Commitment Amount will be reduced by the aggregate amount of all Advances which have been made hereunder through such date, as well as any voluntary or mandatory reductions in accordance with the terms hereof).

“Undrawn Commitment Fee” has the meaning set forth in subsection 3.2A(i).

“Unfunded Benefit Liabilities” means, with respect to any ERISA Plan at any time, the amount (if any) by which (i) the present value of all accrued benefits calculated on an accumulated benefit obligation basis and based upon the actuarial assumptions used for accounting purposes (i.e., those determined in accordance with FASB statement no. 35 and used in preparing the ERISA Plan’s financial statements) exceeds (ii) the fair market value of all ERISA Plan assets allocable to such benefits, determined as of the then most recent actuarial valuation report for such ERISA Plan.

“Unit” means the geothermal unit formed pursuant to the Unit Agreement.

“Unit Agreement” means the Unit Agreement for the Development and Operation of the Blue Mountain Unit Area (N-82457X), effective as of June 1, 2006, between Parent and the other parties from time to time party thereto, as amended by that certain acknowledgment dated October 18, 2007 from the Nevada Department of Minerals approving the transfer of the Blue Mountain Unit Agreement Operator to NGP I.

“Unit Operator” means, for the Unit, the person designated to act as operator in accordance with the Unit Agreement for such Unit.

“Upfront Fee” has the meaning set forth in subsection 3.2A(ii).

“Water Rights Permits” means the Permits Nos. 72978, 73541, 73542 and 73543 and Temporary Permit No. 77004T, each issued by the Department of Conservation and Natural Resources Division of Water Resources on September 8, 2006 and held jointly by NGP I and NLRC.

“Wireline Crossing Agreement” means the Wireline Crossing Agreement to be entered into between Union Pacific Railroad Company, NGP II, NGP III, NGP IV and NGP I.

“Working Capital Balance” means (a) for the first four (4) Fiscal Quarters following the EPC Substantial Completion Date, the “Working Capital Balance” for such period set forth in the first Operating Budget (provided that such amount shall not exceed $500,000 per Fiscal Year, unless approved by Agent in writing) and (b) thereafter, the “Working Capital Balance” for such period as set forth in the applicable Operating Budget approved by Agent in writing.

“Yield Maintenance Amount” means, with respect to any applicable prepayment of the Notes pursuant to subsection 3.3B, to the extent required under clause (xi) thereof, or pursuant to subsection 3.3C and any payment on the Notes required in connection with an acceleration thereof pursuant to Section 8, an amount equal to the difference between:

(i)

the then present value of the remaining scheduled principal and interest payments on the Notes avoided by such prepayment (including any principal and interest due on the date of prepayment), with the amount of the interest payments avoided determined in accordance with clause (ii) below, discounted at a rate that is equal to the yield to maturity of actively traded United States Treasury securities having a maturity equal to the remaining weighted average life of the principal payments on the Notes avoided by such prepayment, such yields to maturity to be determined in each case by interpolating linearly from the yield to maturity of actively traded, currently quoted United States Treasury securities whose maturities are closest to such remaining weighted average life, as such yields to maturity are quoted by the Knight-Ridder Financial Information division of Knight-Ridder, Inc. (or such other source as may be mutually acceptable to Issuer and Required Holders) at 12:00 p.m. (noon) (New York City time) on the date of such prepayment, all as reasonably determined by Required Holders or Agent after consultation with Issuer; and

(ii)

the aggregate principal amount of the Notes being prepaid pursuant to any applicable clause of subsection 3.3B or subsection 3.3C or due as a result of an acceleration under Section 8, plus any accrued but unpaid interest thereon.

1.2

Accounting Terms and Determinations.

A.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Agent or Note Holders hereunder shall (unless otherwise disclosed to Agent or Note Holders in writing at the time of delivery thereof in the manner described in clause B below) be prepared, in accordance with GAAP (other than, in the case of interim financial statements, the absence of normally recurring year-end adjustments and notes) applied on a basis consistent with that used in the preparation of the latest financial statements furnished to Note Holders hereunder (which, prior to the first financial statements delivered under subsection 6.1, means the financial statements referred to in subsection 4.1T).  All calculations made for the purposes of determining compliance with the terms of this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with that used in the preparation of the financial statements of Issuer furnished to Note Holders pursuant to subsection 6.1A or 6.1B unless (i) Issuer shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) Required Holders shall so object in writing within thirty (30) days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under subsection 6.1, means the financial statements referred to in subsection 4.1T).

B.

Issuer shall deliver to Note Holders at the same time as the delivery of any financial statements under subsection 6.1A or 6.1B a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statements and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of clause A above, and reasonable estimates of the differences between such statements arising as a consequence thereof.

C.

To enable the ready and consistent determination of compliance with the covenants set forth in Section 7, Issuer and NGP I will not change the last day of their Fiscal Year from June 30 of each Fiscal Year, or the last days of the first three (3) Fiscal Quarters in each of its Fiscal Years from September 30, December 31 and March 31 of each Fiscal Year, respectively, except in accordance with subsection 7.9.

1.3

Certain Principles of Interpretation.

A.

Unless the context requires otherwise, any reference in this Agreement to any Transaction Document means such Transaction Document, respectively, and all schedules, exhibits and attachments thereto, as amended, supplemented or otherwise modified (including Change Orders in the case of the EPC Contract, the Transmission Line Contract and the Gathering System Contract) and in effect from time to time.  Unless otherwise stated, any reference in this Agreement to any Person shall include its permitted successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

B.

Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

C.

The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Sections, subsections, Exhibits and Schedules shall be references to Sections, subsections, Exhibits and Schedules of this Agreement unless otherwise expressly specified.

D.

Unless otherwise expressly specified, any agreement, contract, or document defined or referred to herein means such agreement, contract or document in the form (including all amendments and clarification letters relating thereto) delivered to Agent and Note Holders on the Closing Date as the same may thereafter be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement and of the other Note Documents.

E.

The words “include,” “includes” and “including” are not limiting.

F.

The word “or” is not exclusive.

G.

The term “knowledge” in relation to Issuer, and any other similar expressions, shall mean knowledge of each of Issuer and the other Issuer Parties, in each case, after due inquiry.

SECTION 2.

THE SECURITIES; CLOSING; DELIVERY

2.1

Closing.

A.

Authorization of Securities.  On the Closing Date, Issuer is issuing to (i) Note Purchasers multiple draw secured promissory notes of Issuer dated as of the Closing Date in an aggregate initial maximum principal amount of $180,000,000 (the “Notes” and, each, a “Note”), with the applicable initial maximum principal amount of the Note issued to each Note Purchaser set forth opposite its name on Schedule 2.1A(i) and (ii) Note Purchasers (or their respective designees) the Cash Settled Options, with the Applicable Percentage represented by the Cash Settled Option issued to each Note Holder set forth opposite its name on Schedule 2.1A(ii).  The Notes are subject to drawings in accordance with subsection 2.2.

B.

Closing.  The issuance of the Notes and the Cash Settled Options contemplated hereby shall be held or take place on August 29, 2008 at 9:00 a.m., New York City time, at the offices of O’Melveny & Myers LLP in New York City or at such other time and place as Issuer and Note Purchasers may agree upon.  Such closing is hereinafter referred to as the “Closing.”

C.

Delivery.  Subject to the terms of this Agreement, at the Closing, Issuer will, unless otherwise requested by Note Purchasers, deliver to each Note Purchaser the Note and the Cash Settled Option(s) being purchased by such Note Purchaser hereunder.

2.2

Advances.

A.

Commitments.

(i)

Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Issuer set forth herein, each Note Holder severally and not jointly agrees, at any time and from time to time on and after the Closing Date and prior to the Construction Commitment Termination Date, to make Construction Advances to Issuer, ratably in accordance with its respective Construction Commitment and up to an aggregate amount for all Notes not exceeding the Construction Commitment Amount, to be used for the purposes set forth in subsection 2.3A(i).  Any amount advanced under the Construction Commitment shall permanently reduce the Construction Commitment Amount and shall not be available to be redrawn.  Each reduction of the Construction Commitment Amount shall be made ratably among Note Holders in accordance with their respective Construction Commitments.

(ii)

Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Issuer set forth herein, each Note Holder severally and not jointly agrees, at any time and from time to time on and after the Closing Date and prior to the Contingent Drilling Commitment Termination Date, to make Contingent Drilling Advances to Issuer, ratably in accordance with its respective Contingent Drilling Commitment and up to an aggregate amount for all Notes not exceeding the Contingent Drilling Commitment Amount, to be used for the purposes set forth in subsection 2.3A(ii).  Any amount advanced under the Contingent Drilling Commitment shall permanently reduce the Contingent Drilling Commitment Amount and shall not be available to be redrawn.  Each reduction of the Contingent Drilling Commitment Amount shall be made ratably among Note Holders in accordance with their respective Contingent Drilling Commitments.

(iii) The Construction Commitment Amount (as then in effect) shall be permanently reduced by the amount of any Permitted Equity Contribution to NGP I (net of any proceeds of such Permitted Equity Contribution that are applied to prepay the Notes).

B.

Advances.

(i)

The amount of any Advance specified in any Advance Notice to be used for the payment of interest on the Advances arising after the PPA Commercial Operation Date shall be reduced by an amount equal to Available Cash Flow for the period from the most recent Advance to the date of such Advance.

(ii)

(a) Each Construction Advance shall, after giving effect to the reduction provided for in clause (i), be in a minimum principal amount of $500,000 (or, if less, the remaining Construction Commitment Amount);

(b) the aggregate principal amount of all Construction Advances under this Agreement may not exceed $170,000,000;

(c) in no event shall the Note Purchasers have any obligation to make Construction Advances hereunder after the Construction Commitment Termination Date; and

(d) no Construction Advance shall be made in an amount in excess of the sum of (1) Project Costs that are due and payable as of the date on which the applicable Advance Notice is delivered to Agent, plus (2) Project Costs reasonably expected to become due and payable within thirty (30) days of the making of such Construction Advance, plus (3) the amount, if any, required to fund the Construction Reserve, in each case taking into account all such amounts previously funded by an Advance and not yet applied to pay Project Costs.

(iii)

Notwithstanding anything herein to the contrary, in the event that (a) the Construction Commitment Termination Date is scheduled to occur prior to Final Completion and (b) the EPC Substantial Completion Date has occurred, the Advance Notice in respect of the final Construction Advance to be made prior to the Construction Commitment Termination Date may include (subject to the available Construction Commitments) an amount not to exceed (1) the projected aggregate remaining Project Costs to be incurred prior to Final Completion (excluding any such costs to be funded from the proceeds of any prior Construction Advance, as set forth in the applicable Advance Notice) (“Projected Cost to Completion”) plus (2) a reasonable reserve not to exceed ten percent (10%) of the Projected Cost to Completion minus (3) the amount of any undrawn commitments under any Permitted Senior Construction Indebtedness Documents; provided that (A) the Independent Engineer shall certify to Agent that the Projected Cost to Completion and the reserve are both reasonable; and (B) to the extent that the proceeds of such final Construction Advance (net of amounts retained by Note Holders to pay amounts due under this Agreement) exceed the actual remaining Project Costs incurred prior to Final Completion, such excess proceeds shall be distributed promptly to Issuer for deposit into the Collection Account.

(iv)

(a) Each Contingent Drilling Advance shall, after giving effect to the reduction provided for in clause (i), be in a minimum principal amount of $500,000 (or, if less, the remaining Contingent Drilling Commitment Amount);

(b) the aggregate principal amount of all Contingent Drilling Advances under this Agreement may not exceed $10,000,000;

(c) in no event shall the Note Purchasers have any obligation to make Contingent Drilling Advances hereunder after the Contingent Drilling Commitment Termination Date; and

(d) no Contingent Drilling Advance shall be made in an amount in excess of the sum of (1) Additional Drilling Costs that are due and payable as of the date on which the applicable Advance Notice is delivered to Agent, plus (2) Additional Drilling Costs reasonably expected to become due and payable within thirty (30) days of the making of such Contingent Drilling Advance plus (3) the amount, if any, required to fund the Construction Reserve, in each case taking into account all such amounts previously funded by an Advance and not yet applied to pay Project Costs or Additional Drilling Costs.

C.

Funding Mechanics.

(i)

Whenever Issuer desires that Note Holders make a Construction Advance or a Contingent Drilling Advance under the Notes, it shall deliver to Note Holders written notice thereof in substantially the form of Exhibit C (an “Advance Notice”), duly completed, no later than 11:00 a.m. (New York City time) at least ten (10) Business Days in advance of the proposed Funding Date; provided that, with respect to the Advance Notice requesting the Initial Advance, such Advance Notice shall be delivered to Note Holders, duly completed, no later than 11:00 a.m. (New York City time) at least two (2) Business Days in advance of the Closing Date.  Each Advance Notice shall be irrevocable, shall be signed by an Authorized Officer of Issuer and shall specify (a) the aggregate principal amount of the requested Advance and (b) the Funding Date (which shall be a Business Day).

(ii)

No more than one (1) Advance Notice may be submitted in any calendar month, and no Advance Notice may be submitted prior to the date that is fifteen (15) Business Days after the most recent Advance Notice was submitted; provided that, delivery of an Advance Notice requesting both a Construction Advance and Contingent Drilling Advance for the same proposed Funding Date shall be deemed to be a single Advance Notice.

D.

Disbursements.  If, on the Funding Date selected for any Advance in accordance with subsection 2.2C, all applicable conditions precedent contained in this Agreement have been satisfied with respect to such Advance (including all conditions set forth in this subsection 2.2 and all conditions set forth in subsections 4.1, 4.2 and 4.3, as applicable), each Note Holder shall make disbursements of its ratable share of such Advance in Dollars to Issuer after subtracting any amounts then due and payable to such Note Holder pursuant to the Note Documents for which payment or adequate arrangements for payment have not already been made, including interest on the Notes (which amounts will be applied directly by such Note Holder to payment of such amounts).  Each Advance disbursed to Issuer shall bear interest at the rate provided herein from the date such Advance is so disbursed.

2.3

Use of Proceeds.

A.

General.  Issuer shall use the proceeds from the sale of the Notes, net of amounts applied to pay interest and fees hereunder, solely to make NGP I Intercompany Loans, which, in turn, shall be used by NGP I solely to (i) pay, in the case of proceeds of Construction Advances, Project Costs in accordance with the Construction Budget and (ii) pay, in the case of proceeds of Contingent Drilling Advances, Additional Drilling Costs.

B.

Margin Regulations.  No portion of the proceeds from the sale of the Notes or Cash Settled Options shall be used by Issuer for the purpose of “purchasing” or “carrying” any Margin Stock or used in any manner which might cause the purchase of the Notes or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X, in each case as in effect on the Closing Date and on the date of such use of proceeds.

2.4

Allocation of Purchase Price of the Cash Settled Options.

Issuer and Note Purchasers, in consideration of the issuance of the Cash Settled Options, have allocated $1,000,000 as the aggregate fair market value of the Cash Settled Options as of the Closing Date; provided, that nothing contained in this subsection 2.4 shall reduce the amount any Note Holder is entitled to receive pursuant to this Agreement, any Note or any other Note Document.

SECTION 3.

THE NOTES – MATURITY; INTEREST AND FEES; PRINCIPAL PAYMENTS

3.1

Maturity.

The Notes shall mature on the Maturity Date, and on such date, or on any accelerated maturity as herein provided, the full amount of principal (including all amounts added to principal pursuant to subsection 3.2B(i)) under the Notes then outstanding, all accrued and unpaid interest thereon and, as applicable, all COD Prepayment Fees and Yield Maintenance Amount with respect thereto, shall be due and payable.

3.2

Fees and Interest.

A.

Commitment Fees.

(i)

Undrawn Commitment Fee.  From and after the Closing Date until the Construction Commitment Termination Date, the Undrawn Commitment Amount shall bear interest at the rate of three-eighths percent (0.375%) per annum (the “Undrawn Commitment Fee”), payable ratably to each Note Holder in arrears on and to each Payment Date.  The Undrawn Commitment Fee shall be computed on the basis of a year consisting of three hundred sixty-five (365) days and the actual number of days elapsed in the period during which it accrues.

(ii)

Upfront Fee.  On the Closing Date, Issuer shall pay to Agent, for allocation to Agent and Note Purchasers, as agreed among Agent and Note Purchasers, a non-refundable fee equal to two percent (2.0%) of the Commitment Amount (the “Upfront Fee”), which shall be paid from (or netted against) the proceeds of the Initial Advance.

(iii)

Commitment Termination Payment.  In the event that (a) the Construction Commitment is terminated for any reason (other than pursuant to subsection 8.2) before Construction Advances have been made in an aggregate principal amount equal to or greater than $70,000,000 or (b) the Construction Commitment shall be reduced voluntarily or mandatorily hereunder to an amount that, when added to the aggregate principal amount of all Advances made hereunder is less than $70,000,000, Issuer shall pay to Note Holders (pro rata in accordance with their respective Commitment Amounts) a commitment termination payment equal to the Yield Maintenance Amount that would have been payable on the difference between $70,000,000 and the aggregate principal amount of all Advances made hereunder had such amount been advanced and then prepaid in accordance with subsection 3.3C.

B.

Interest on the Notes.

(i)

Base Interest.  Subject to the provisions of subsection 3.2B(ii), the unpaid principal amount of the Notes shall bear interest at a base rate of fourteen percent (14.0%) per annum (such interest is referred to herein as the “Base Interest”) payable in arrears on and to each Payment Date; provided that, on and following the earlier of (a) Completion and (b) February 28, 2010 (or, if later, the date to which such date is extended for purposes of clause (i) of the definition of the Construction Commitment Termination Date), Base Interest equal to no more than six percent (6.0%) per annum may be added to the unpaid principal of the Notes on the applicable Payment Date, in lieu of payment in cash, solely to the extent that the sum of cash on hand at Issuer (including without limitation cash held in the Equity Distribution Account and Available Cash Flow) is not sufficient to enable Issuer to pay all Base Interest in cash.  All amounts of Base Interest added to the principal of the Notes pursuant to this subsection 3.2B(i) shall bear interest as provided herein, be payable as provided in subsection 3.3 and be due and payable on the Maturity Date or any accelerated maturity.

(ii)

Default Interest Rate.  Upon the occurrence and during the continuance of an Event of Default hereunder, the unpaid principal amount of the Notes (including all amounts added to principal pursuant to clause (i) of this subsection 3.2B) and, to the extent permitted by Law, any accrued and unpaid interest thereon and any other Obligations then due and payable shall bear interest at the Default Interest Rate payable upon demand.

(iii)

Computation of Interest.  Interest on the Notes accrued pursuant to subsections 3.2B(i) and 3.2B(ii) shall be computed on the basis of a year consisting of three hundred sixty-five (365) days and the actual number of days elapsed in the period during which it accrues.

(iv)

Maximum Amount of Interest.  Anything to the contrary herein or in any Note Document notwithstanding, interest payable hereunder shall not exceed the maximum amount permitted under applicable Law.

3.3

Mandatory Principal Payments and Prepayments.

A.

Scheduled Principal Payments.  On the Maturity Date, or on any accelerated maturity as provided herein, all principal (including all amounts added to principal pursuant to subsection 3.2B(i)) then outstanding on the Notes, together with all accrued and unpaid interest thereon, and, in the case of accelerated maturity, the Yield Maintenance Amount with respect thereto, shall be due and payable.

B.

Mandatory Prepayments.

(i)

Prepayments from Proceeds of Permitted Equity Issuances.  Issuer shall prepay, and, in the case of any Equity Interests issued or sold by NGP I, shall cause NGP I to make Distributions to Issuer in an amount sufficient to permit Issuer to prepay, the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) with the proceeds of any equity issuance or sale permitted pursuant to subsection 7.1 on the day such proceeds are received or, if such day is not a Business Day, on the next succeeding Business Day; provided that prepayment from the proceeds of Permitted Tax Equity shall be required by this subsection 3.3B(i) only to the extent required by subsection 7.1B.

(ii)

Prepayments from Unused Loss Proceeds.

(a)

If there shall occur any Event of Loss and (1) an Authorized Officer of NGP I and the Independent Engineer shall deliver to Agent written information acceptable to Required Holders that the Project can be Repaired Feasibly and (2) Agent shall receive an opinion of counsel acceptable to Required Holders covering such matters in connection with the proposed repair or restoration as Required Holders shall reasonably require, including that all Governmental Approvals, amendments to Transaction Documents and all other instruments, in each case to the extent necessary for the purpose of completing such repair or restoration or granting Agent (or, as applicable, any agent for lenders of Permitted Senior Construction Indebtedness or Permitted Refinancing Indebtedness) a Lien on the repaired or restored property, have been obtained or delivered, then Issuer shall cause NGP I to use its best efforts to cause any such repair or restoration to be commenced and completed promptly and diligently at its own cost and expense (including from amounts on deposit in the Construction Account).  From time to time after Agent shall have received the documents required to be delivered under clauses (1) and (2) above, any Loss Proceeds arising out of the applicable Event of Loss may be applied by NGP I to pay for the cost of the repair or restoration actually incurred by NGP I, upon the delivery by NGP I or Issuer to Agent of a certificate of an Authorized Officer which (I) describes in reasonable detail the nature of the repair or restoration, (II) states that NGP I has available amounts in the form of Loss Proceeds or otherwise to complete such repair or restoration in compliance with this subsection 3.3B(ii), (III) states the cost of such repair or restoration and the specific amount requested to be paid over to or upon the order of NGP I, the timing of such payments and that such amount is requested to pay the cost thereof (together with any documentation supporting such statement as Required Holders may reasonably request), (IV) states that the Project can be Repaired Feasibly and (V) states that no Event of Default has occurred and is continuing; provided that all such Loss Proceeds shall be held in the Construction Account until so applied and withdrawn only in accordance with the terms of Section III of the NGP I Account Management Agreement.

(b)

If (1) with respect to Loss Proceeds the disposition of which is covered under clause (a) of this subsection 3.3B(ii), the conditions specified in clauses (1) and (2) of such clause (a) are not satisfied within the later of (I) 45 days after receipt of such Loss Proceeds or (II) 90 days after the Event of Loss, or (2) with respect to any Loss Proceeds arising from a Specified Casualty Loss (the disposition of which is covered under clause (c) of this subsection 3.3B(ii)), any of such Loss Proceeds shall remain after any Specified Casualty Loss for which such Loss Proceeds were received has been fully repaired or restored (as certified in writing by the Borrower and the Independent Engineer), then in each case Issuer shall cause NGP I make a Distribution in an amount equal to all of the applicable unused Loss Proceeds to Issuer, which Issuer shall apply to prepay the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B).

(c)

With respect to any Loss Proceeds arising from any Specified Casualty Loss, NGP I or Issuer shall provide written information to Agent describing the use to which such Insurance Proceeds are to be put and demonstrating to the reasonable satisfaction of Agent (acting in consultation with the Independent Engineer) that the Project can be Repaired Feasibly.  Upon the satisfaction of the conditions described in the preceding sentence, and if no Event of Default shall have occurred and be continuing, such Insurance Proceeds shall be paid to NGP I (up to a maximum of $2,500,000 with respect to any single claim) and deposited promptly into the Construction Account and applied by NGP I in its reasonable discretion to the cost of the repair or restoration of the Project, as described in the written information provided to Agent.

(iii)

Prepayment from Performance Liquidated Damages.  Issuer shall prepay, or cause NGP I to make Distributions to Issuer in an amount sufficient to permit Issuer to prepay, the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) with Performance Liquidated Damages paid under the EPC Contract or paid by any other contractor of NGP I in respect of the Gathering System Contract or the Transmission Line Contract on the day such amounts are received or, if such day is not a Business Day, on the next succeeding Business Day; provided, that no prepayment shall be required to be made with proceeds received in respect of any warranty payment to the extent that such proceeds are (a) to be applied to repair the item for which such warranty payment was received and (b) held in the Construction Account pending such application.

(iv)

Prepayment from Proceeds of Indebtedness.  Issuer shall prepay, or, in the case of any issuance of Indebtedness by NGP I, cause NGP I to make Distributions to Issuer in an amount sufficient to permit Issuer to prepay, the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) with the proceeds of Indebtedness (other than Indebtedness permitted under subsection 7.2 (except to the extent required by such subsection 7.2)) on the day the proceeds of such Indebtedness are received or, if such day is not a Business Day, on the next succeeding Business Day.

(v)

Prepayment from Proceeds of Asset Dispositions.  Issuer shall prepay, and shall cause NGP I to make Distributions to Issuer in an amount sufficient to permit Issuer to prepay, the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) with the net proceeds of any asset dispositions (other than asset dispositions permitted under subsection 7.4A) on the day such net proceeds are received or, if such day is not a Business Day, on the next succeeding Business Day.

(vi)

Prepayments from Extraordinary Distributions.  Issuer shall, upon receipt of any Extraordinary Distribution, prepay the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) with the proceeds of such Extraordinary Distribution (including without limitation but without duplication of any amounts prepaid pursuant to clauses (i) through (v) above, proceeds of equity issuances, unused Loss Proceeds, Performance Liquidated Damages required to be prepaid pursuant to clause (iii) above, proceeds of Indebtedness (other than Indebtedness permitted under subsection 7.2) and proceeds of asset dispositions (other than asset dispositions permitted under subsection 7.4A)) on the day such Extraordinary Distribution is received or, if such day is not a Business Day, on the next succeeding Business Day.

(vii)

Prepayment from Mandatory Cash Flow Prepayment Amount.  On each Quarterly Payment Date (commencing with the first Quarterly Payment Date ending on or after the EPC Substantial Completion Date), Issuer shall apply any Mandatory Cash Flow Prepayment Amount as set forth in Section III of the Issuer Account Management Agreement to prepay the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B).

(viii)

Prepayment upon a Change of Control.  Upon the occurrence of  a Change of Control, Issuer shall prepay, or shall cause NGP I to make Distributions to Issuer in an amount sufficient to permit Issuer to prepay, the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) on the day such Change of Control occurs or, if such day is not a Business Day, on the next succeeding Business Day.

(ix)

Restrictions on Prepayment.  Issuer’s obligation to make, and to cause NGP I to make Distributions to Issuer to make, any prepayment of the Notes pursuant to clauses (i) through (vi) above shall be subject to the terms of any Permitted Financing Documents.

(x)

Commitment Reduction in connection with Prepayment.  To the extent that the amount required to be applied to prepay the Notes under any of clauses (i), (ii), (iii), (iv), (v) or (vi) above exceeds the aggregate outstanding principal amount of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B), the Commitments shall be permanently reduced (pro rata among the Commitments of each Note Holder, with such reduction applied, first, to the Construction Commitments and, second, to the Contingent Drilling Commitments) by an aggregate amount equal to the amount of such excess; it being understood that, except as provided in subsection 3.2A(iii), no COD Prepayment Fee, Yield Maintenance Amount or other premium shall be due in connection with such Commitment reduction.

(xi)

Inclusion of Interest and Premium with Prepayments.  Any prepayment of principal on the Notes pursuant to this subsection 3.3B shall be made together with all accrued and unpaid interest thereon, plus:

(a)

in the case of prepayments of Notes under clauses (v), (vi) or (viii) of this subsection 3.3B, the Yield Maintenance Amount with respect to the amount of such prepayment; and

(b)

in the case of prepayments of Notes under clauses (i) or (iv) of this subsection 3.3B, (1) prior to the Refinancing Target Date, the COD Prepayment Fee with respect to the amount so prepaid, and (2) on or following the Refinancing Target Date, the Yield Maintenance Amount with respect to the amount of such prepayment; provided that, to the extent any such prepayment pursuant to clause (i) or (iv) of this subsection 3.3B prior to the Refinancing Target Date shall reduce the aggregate outstanding principal amount of the Notes to less than $70,000,000 (the “Target COD Principal Amount”), the amount of such prepayment equal to the difference between (I) the Target COD Principal Amount and (II) the aggregate outstanding principal balance of the Notes after giving effect to such prepayment shall be accompanied by the Yield Maintenance Amount with respect to such amount of such prepayment, rather than the COD Prepayment Fee.

Any amount prepaid on the Notes may not be reborrowed.  Notwithstanding anything set forth in this subsection 3.3B to the contrary, no prepayment in an amount less than $50,000 shall be required at any time.

C.

Optional Prepayments of Principal and Commitment Reductions.

Issuer may prepay the principal amount of the Notes outstanding and/or, subject to the last sentence of this subsection 3.3C, reduce the outstanding Commitments, in whole or in part; provided, that (i) Issuer shall give Agent not less than thirty (30) days’ prior written notice, specifying the principal amount to be prepaid or the principal amount by which the Commitments are to be reduced, as applicable, and the date of prepayment/reduction, (ii) in the case of any prepayment only, such prepayment shall include all accrued and unpaid interest on the principal amount to be prepaid, plus (a) prior to the Refinancing Target Date, the COD Prepayment Fee with respect to the amount so prepaid; provided, that if any such prepayment pursuant to this subsection 3.3C reduces the aggregate outstanding principal amount of the Notes to less than the Target COD Principal Amount, the Yield Maintenance Amount, and not the COD Prepayment Fee, shall be payable with respect to the difference between (1) the Target COD Principal Amount and (2) the aggregate outstanding principal balance of the Notes after giving effect to such prepayment and (b) on or following the Refinancing Target Date, the Yield Maintenance Amount with respect to the amount so prepaid and (iii) any such prepayment/reduction shall be in an aggregate minimum amount of $5,000,000 (or, if less, the outstanding principal amount) and multiples of $500,000 in excess of that amount.  Any amount prepaid on the Notes may not be reborrowed and the Commitment shall be permanently reduced by the amount of such prepayment.  Anything to the contrary herein notwithstanding, (I) the Construction Commitments shall not be reduced voluntarily by Issuer to an amount less than the Minimum Construction Commitment Amount and (II) the Contingent Drilling Commitment shall not be voluntarily reduced by any amount (except by reason of a Contingent Drilling Advance) until the Drilling Completion Certificate shall have been delivered to Agent, at which time the Contingent Drilling Commitment shall be reduced to zero.

D.

Yield Maintenance Amount and COD Prepayment Fee.

Note Purchasers and Issuer agree that any COD Prepayment Fee or Yield Maintenance Amount payable pursuant to this subsection 3.3, subsection 3.2A or subsection 8.2 is a reasonable estimate of Note Holders’ loss in connection with the applicable prepayment and does not constitute a penalty.

3.4

Application of Mandatory Payments.

Any prepayments in accordance with subsections 3.3B and 3.3C and any scheduled principal payments in accordance with subsection 3.3A shall be applied in the following order of priority:  first, to any outstanding interest then due and payable pursuant to the Notes to the full extent thereof; second, to the Yield Maintenance Amount or COD Prepayment Fee, if any, due under the Notes to the full extent thereof; and third, to principal (including all amounts added to principal pursuant to subsection 3.2B(i)) outstanding under the Notes to the full extent thereof.

3.5

Taxes.

A.

Any and all payments on account of any Obligation hereunder or under any other Note Document shall be made free and clear of and without deduction for any Indemnified Taxes (including, without limitation, Other Taxes).  If for any reason Issuer shall be required to deduct or withhold any Indemnified Taxes (including, without limitation, Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection 3.5), each Note Holder receives an amount equal to the sum it would have received had no such deductions been made and (ii) Issuer shall make such deductions or withholdings.  Notwithstanding the foregoing, no sums payable shall be increased under clause (i) of the previous sentence to account for any deductions or withholdings with respect to Taxes of a Note Holder, Agent, or Transferee, if such Note Holder, Agent or Transferee, as the case may be, fails to provide Issuer with the tax forms and documentation required to be provided by it under subsection 3.5E; provided that if such Note Holder, Agent or Transferee shall have satisfied the requirements of subsection 3.5E on the date such Note Holder, Agent or Transferee became a Note Holder, Agent or Transferee, nothing in this subsection 3.5A shall relieve Issuer of its obligation to pay any amounts pursuant to clause (i) of the previous sentence in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Note Holder, Agent or Transferee, as the case may be, is no longer properly entitled to deliver forms, certificates or other associated documentation at a subsequent date establishing the fact that such Note Holder, Agent or Transferee is not subject to withholding as described in subsection 3.5E.

B.

In addition, Issuer shall pay any Indemnified Taxes (including, without limitation, Other Taxes) to the relevant Governmental Authority in accordance with applicable Law, and, if the liability for any Indemnified Taxes (including, without limitation, Other Taxes) is imposed on any Note Holder, shall pay such Tax to the relevant Governmental Authority on behalf of and in the name of such Note Holder.

C.

Issuer shall indemnify Note Holders, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including, without limitation, Other Taxes) paid or payable by such Note Holder on or with respect to any payment by or on account of any Obligation hereunder or under any other Note Document (including Indemnified Taxes (including, without limitation, Other Taxes) imposed or asserted on or attributable to amounts payable under this subsection 3.5) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes (including, without limitation, Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Issuer by any Note Holder shall be conclusive absent manifest error.

D.

As soon as practicable after any payment of Indemnified Taxes (including, without limitation, Other Taxes) by Issuer to a Governmental Authority, Issuer shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.  In the event a Note Holder determines in its sole discretion that it has received a refund for Indemnified Taxes (including, without limitation, Other Taxes) as to which it has been indemnified by Issuer or with respect to which Issuer has paid additional amounts pursuant to subsection 3.5A or 3.5C, such Note Holder shall refund such amounts to Issuer, less any costs incurred by such Note Holder to recover such amounts and in the administration thereof, or otherwise reimburse Issuer for such benefit (less any costs incurred by such Note Holder to recover such amounts and in the administration thereof); provided, that Issuer, upon the request of such Note Holder, agrees to repay the amount paid over to Issuer (plus penalties, interest or other reasonable charges) to such Note Holder in the event such Note Holder is required to repay such refund to a taxing authority.

E.

Each Note Holder, Agent and each Transferee agrees to (i) deliver to Issuer (with a copy to Agent) on or prior to the date of the first interest payment to be received by such Person, or, in the case of Transferee, on or prior to the date it first becomes a Transferee, two accurate and complete original duly executed copies of all form(s) and associated documentation required under applicable Law to establish in accordance with United States Treasury Regulations such Person’s exemption or reduction from United States backup withholding and United States withholding taxes with respect to all payments to be made to or for the account of such Person under this Agreement, the Notes and the other Note Documents; provided that, in the event a Note Holder is receiving additional payments under clause (i) of the first sentence of subsection 3.5A, a Transferee of such Note Holder shall only be required to provide documentation establishing a rate no greater than that applicable to the transferring Note Holder and shall be entitled to the additional amounts that were being paid to the Transferring Note Holder pursuant to clause (i) of the first sentence of subsection 3.5A; and (ii) at Issuer’s timely written request (with a copy to Agent), update such form(s) and documentation as necessary under applicable Law to maintain such exemption or reduction from United States backup withholding and United States withholding taxes or, if applicable, to thereafter establish the applicable rate of United States withholding taxes; provided, however, that a Note Holder, Agent or Transferee shall not be required to deliver any form(s) and associated documentation pursuant to this subsection 3.5E that it is not legally able to deliver.

3.6

General Provisions Regarding Payment.

A.

If more than one Note is outstanding, all payments on the Notes shall be applied to the Notes pro rata based on the principal amounts outstanding.

B.

All payments of principal and interest and other amounts due hereunder and under the Notes shall be in same day funds and delivered to Note Holders not later than 12:00 p.m. (noon) (New York time) on the date due (without setoff or counterclaim) in lawful money of the United States of America in immediately available funds through wire transfer to the account of the applicable Note Holder as set forth on Schedule 3.6B opposite the name of such Note Holder or at such other place in the United States as shall be designated in writing by such Note Holder to Issuer (such payment instructions the “Note Holder Payment Instructions”).  At the time of payment, written confirmation of such payment shall be sent to the applicable Note Holder by telecopy at the number set forth in Note Holder Payment Instructions indicating the principal and interest paid and a wire transfer identification number.  Funds received by Note Holders after that time shall be deemed to have been paid on the next succeeding Business Day.  Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and fees (if applicable) hereunder or under the Notes.

SECTION 4.

CONDITIONS TO EFFECTIVENESS AND TO ADVANCES

4.1

Conditions to Effectiveness and to Initial Advance.

This Agreement shall be effective only upon, and (in addition to the conditions set forth in subsection 4.2) the obligation of each Note Holder to make the Initial Advance on the Closing Date is conditioned upon, the satisfaction as of the Closing Date of each of the following conditions, unless waived by Agent or Required Holders:

A.

Note Documents.

Agent shall have received each Note Document (together with all amendments, supplements, schedules, and exhibits thereto), each of which (i) shall have been duly authorized, executed and delivered by each Person party thereto (other than Agent and Note Holders), (ii) shall be in the form of the appropriate form attached hereto (if such a form is attached) and otherwise in form and substance satisfactory to Note Holders and (iii) shall be in full force and effect.

B.

Project Documents and Governmental Approvals.

Agent shall have received copies of (i) each Project Document (together with all amendments, supplements, schedules and exhibits thereto), each of which (a) shall have been duly authorized, executed and delivered by each Person party thereto (other than Agent and Note Holders), (b) is in form and substance satisfactory to Note Holders, and (c) is in full force and effect and (ii) each Governmental Approval listed in Part A of Schedule 5.7 (together with all amendments, supplements, attachments and exhibits thereto), each of which shall be (a) in form and substance satisfactory to Note Holders and (b) in full force and effect and final and Non-Appealable.  Except as disclosed in writing to Agent, as of the Closing Date, none of the Project Documents have been amended, modified or terminated.

C.

Certifications Regarding Project Documents and Governmental Approvals.

(i)

Agent shall have received a certificate of an Authorized Officer of NGP I, dated the Closing Date, certifying that (a) the copies of the Project Documents delivered pursuant to subsection 4.1B(i) are true, correct and complete copies of such documents, and that such documents are in full force and effect and no term or condition thereof has been amended from the form thereof delivered to Agent, or waived and (b) NGP I and, to NGP I’s knowledge, the other parties to such documents have performed or complied with all material agreements and conditions contained in such documents and any agreements or documents referred to therein required to be performed or complied with by each of them on or before the Closing Date.

(ii)

Agent shall have received a certificate of an Authorized Officer of NGP I, dated the Closing Date, certifying that (a) the copies of the Governmental Approvals delivered pursuant to subsection 4.1B(ii) are true, correct and complete copies of such Governmental Approvals, and that such Governmental Approvals are in full force and effect, final and Non-Appealable and no term or condition thereof has been amended from the form thereof delivered to Agent, or waived, (b) NGP I has performed or complied with all material agreements and conditions contained in such Governmental Approvals and any agreements or documents referred to therein required to be performed or complied with by it on or before the Closing Date, and (c) subject to the foregoing, NGP I is not in default in the performance or compliance with any of the terms or provisions thereof.

D.

Certificate of an Authorized Officer.

Agent shall have received a certificate of an Authorized Officer of Issuer, dated the Closing Date, certifying that (i) no Default or Event of Default exists, (ii) all of the representations and warranties of any Issuer Party made in this Agreement and the other Transaction Documents are true and correct in all material respects on and as of the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such date), (iii) all conditions precedent to the making of the Initial Advance on the Closing Date have been satisfied or have been waived by Note Holders in writing and (iv) since December 31, 2007, there has been no event or occurrence which has resulted in or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

E.

Parent Documents.

Agent shall have received the bylaws of Parent, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete as of the Closing Date by an Authorized Officer of Parent, together with articles of incorporation and a good standing certificate from the Secretary of State of the State of Nevada, each dated the Closing Date.

F.

Issuer Documents.

Agent shall have received the Issuer Limited Liability Company Agreement, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete as of the Closing Date by an Authorized Officer of Issuer, together with a certificate of formation and a good standing certificate from the Secretary of State of the State of Delaware, each dated the Closing Date.  The Issuer Limited Liability Company Agreement shall have been amended on or prior to the Closing Date to provide that Issuer’s Equity Interests shall be certificated.

G.

NGP I Documents.

Agent shall have received the NGP I Limited Liability Company Agreement, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete as of the Closing Date by an Authorized Officer of NGP I, together with a certificate of formation and a good standing certificate from the Secretary of State of the State of Delaware, each dated the Closing Date.

H.

Certified Resolutions, etc.

Agent shall have received certificates of an Authorized Officer of each Note Document Party, dated the Closing Date, certifying (a) the names and true signatures of the incumbent officers of such Note Document Party authorized to sign the Note Documents to which such Note Document Party is a party and (b) that all required corporate or limited liability company action, as the case may be, for approving and authorizing the execution, delivery and performance of all such Note Documents (copies of which shall be attached to such certificate) has been taken.

I.

Authority to Conduct Business.

Agent shall have received evidence that (i) Parent is duly authorized as a corporation to carry on its business as now being conducted and as proposed to be conducted by it in each jurisdiction (including the State of Nevada) in which it is required to be so authorized; (ii) Issuer is duly authorized as a limited liability company to carry on its business as now being conducted and as proposed to be conducted by it in each jurisdiction in which it is required to be so authorized; (iii) NGP I is duly authorized as a limited liability company to carry on its business as now being conducted and as proposed to be conducted by it in each jurisdiction (including the State of Nevada) in which it is required to be so authorized; and (iv) Operator is duly authorized as a limited liability company to carry on its business as now being conducted and as proposed to be conducted by it in each jurisdiction (including the State of Nevada) in which it is required to be so authorized.

J.

Opinions of Counsel.

Agent shall have received legal opinions from the following counsel, each addressed to Agent, each Note Holder and each Person who may become a purchasing Note Holder, dated the Closing Date and otherwise satisfactory in form and substance to Agent:

(i)

Latham & Watkins LLP, counsel to Note Document Parties; and

(ii)

Allison, MacKenzie, Pavlakis, Wright & Fagan, Ltd., Nevada counsel to Note Document Parties.

K.

Security Documents; Filings.

The Closing Date Security Documents and all financing statements or other instruments with respect thereto, as may be necessary, shall have been duly filed or recorded in such manner and in such places as are required by Law to establish and perfect first priority Liens in favor of Agent for the benefit of Note Holders, as granted or purported to be granted in the Collateral pursuant to the Closing Date Security Documents.  Without limiting the generality of the foregoing, (i) Parent shall have executed and delivered the Parent Pledge Agreement, (ii) Issuer shall have executed and delivered the Issuer Pledge Agreement, (iii) Issuer shall have executed and delivered the Issuer Account Management Agreement, (iv) NGP I shall have executed and delivered the NGP I Account Management Agreement, (v) NGP I shall have entered into the Control Agreement (Construction Account) in form and substance satisfactory to Agent acting on behalf of Note Holders, (vi) Issuer shall have entered into the Control Agreement (Issuer Accounts) in form and substance satisfactory to Agent acting on behalf of Note Holders, (vii) NGP I shall have executed and recorded, or caused to be recorded, the Deed of Trust and a UCC-1 fixture filing with respect to the NGP I Property in all jurisdictions required to provide Agent with such perfected security interest in the NGP I Property, (viii) each Note Document Party, as applicable, shall have executed and filed, or caused to be filed, UCC-1 financing statements with respect to the Collateral in all jurisdictions required to provide Agent such perfected security interest in the Collateral, (ix) Agent shall have received all membership interest certificates (together with stock powers executed in blank) representing all of the outstanding membership interests of (a) Issuer to be pledged to Agent pursuant to the terms of the Parent Pledge Agreement and (b) NGP I to be pledged to Agent pursuant to the terms of the Issuer Pledge Agreement and (x) Agent shall have received the NGP I Intercompany Note issued on or prior to the Closing Date to be pledged pursuant to the terms of the Issuer Pledge Agreement.  Agent shall have received either copies of all such documents (including copies of all acknowledgment copies of filed financing statements and all other recordings made pursuant hereto) or other evidence satisfactory to Note Holders of the filing of all such financing statements and other recordings.  All Taxes (including mortgage or deed of trust recording Taxes and recording fees), fees, and other charges payable in connection therewith shall have been paid in full by Issuer.

L.

Record Searches.

A search, made no more than seven (7) days prior to the Closing Date, of the Uniform Commercial Code filing offices or other registers in Nevada or Delaware, as applicable, and in each jurisdiction in which any Note Document Party has an office or in which assets of any Note Document Party are located, as certified by an Authorized Officer of Issuer, shall have revealed no filings or recordings (other than with respect to Permitted Prior Liens) with respect to any Collateral or any other assets of NGP I in favor of any Person other than Agent.  A list of all of such filings and recordings is set forth on Schedule 4.1L.  Agent shall have received a copy of the search reports obtained as a result of such search.

M.

Title Insurance (Real Estate).

(i) Agent shall have received evidence satisfactory to Agent that NGP I shall have received a written commitment in a form reasonably satisfactory to Note Holders, from Title Company, to issue as of the Closing Date the Owner’s Title Policy, and (ii) Agent shall have received a written commitment in a form reasonably satisfactory to Note Holders, from Title Company, to issue as of the Closing Date the Lender’s Title Policy.

N.

Survey.

Agent shall have received a survey of the Site dated not more than three (3) months prior to the Closing Date, conforming with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Association Company Surveys and otherwise reasonably acceptable to Note Holders, prepared by CFA, Inc. or another registered or licensed surveyor reasonably acceptable to Note Holders and the title company insuring NGP I’s interest in the Site, certified to NGP I, Agent and Note Holders and said title company, showing:  (i) the location of the Site and, if applicable, the location of such Site within the Unit, (ii) all easements benefiting the Site (or constituting a portion of the Site), all easements affecting the Site and all rights of way and existing utility lines referred to in the Owner’s Title Policy or the Lender’s Title Policy or disclosed by a physical inspection of the Site, (iii) any areas of the Site affected by restrictive covenants, (iv) access to the Site from a public road, (v) encroachments, if any, upon the Site and onto property adjacent to the Site and (vi) any improvements, whether existing or to the extent constructed.

O.

Easements, etc.

Agent shall have received evidence satisfactory to Agent that (i) NGP I has established a valid possessory interest in the Site, (ii) NGP I has obtained all easements, licenses, rights-of-way and any other similar rights necessary or customarily obtained for the construction, operation and maintenance of the Project free and clear of all Liens (other than Permitted Prior Liens) and (iii) all such easements, licenses, rights-of-way and any other similar rights for the construction, operation and maintenance of the Project are in full force and effect.

P.

Regulatory Status.

Agent shall have received evidence, in form and substance satisfactory to Note Holders, that:  (i) the Project to be constructed, owned and operated by NGP I is a Qualifying Facility eligible for the regulatory exemptions from (a) PUHCA, under 18 C.F.R. §§ 292.602 (b); (b) state laws and regulations respecting the rates, financial and organizational regulation of electric utilities, under 18 C.F.R. § 292.602 (c); (c) the Federal Power Act, under 18 C.F.R. § 292.601(c), except Sections 205 and 206 and other provisions of the Federal Power Act set forth in 18 C.F.R. § 292.601(c)(2)-(5); (ii) NGP I has no reason to believe that it will not obtain MBR Authority from FERC prior to the date that the Project becomes capable of producing or transmitting power (the “MBR Authority Date”); (iii) each of Parent and Issuer is (a) a “holding company” under PUHCA solely with respect to its direct or indirect ownership of NGP I and (b) is exempt from regulation under PUHCA pursuant to 18 C.F.R. § 366.3(a)(1); and (iv) neither Parent nor Issuer is or will be subject to regulation under the Federal Power Act, except for regulation under Sections 203 and 301(c) of the Federal Power Act resulting solely from its direct or indirect ownership of NGP I.

Q.

Governmental Approvals.

Agent shall have received a certificate of the Authorized Officer of NGP I certifying that (i) Schedule 5.7 lists all Necessary Project Approvals including the Deferred Approvals, as well as Governmental Approvals, in the opinion of Agent, desirable in connection with the transaction, (ii) attached to such certificate are true, correct and complete copies of all such Necessary Project Approvals except the Deferred Approvals and (iii) all such Necessary Project Approvals (other than the Deferred Approvals) are in full force and effect, final and Non-Appealable as of the Closing Date.

R.

Available Services.

Agent shall have received evidence satisfactory to Note Holders that all utility services, means of transportation, facilities and other materials necessary for the construction and operation of the Project (including, as necessary, gas, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project and that arrangements in respect thereof shall have been made on commercially reasonable terms.

S.

Environmental Matters.

Agent shall have received (i) the Environmental Site Assessment, (ii) the Environmental Reliance Letter and (iii) the Environmental Assessment, dated December 2007, prepared by the Bureau of Land Management for Parent, each in form and substance satisfactory to Agent.  Agent shall (a) be satisfied that NGP I is in compliance with all the mitigation measures that were recommended by the Environmental Consultant and the Bureau of Land Management, (b) be satisfied that NGP I does not have any present or contingent liability relating to any Environmental Approval, Environmental Claim, Archeological Find or Environmental Law in excess of $100,000 which is not covered by an indemnity agreement satisfactory to Agent in form and substance, (c) be satisfied that NGP I presently is in compliance with all Environmental Laws and all Environmental Approvals and (d) have received evidence that all Environmental Approvals necessary to construct and operate the Project (other than Environmental Approvals that are Deferred Approvals) have been obtained and are in full force and effect, final and Non-Appealable.

T.

Financial Statements and Information.

Agent shall have received from Issuer (i) consolidated financial statements for the Fiscal Quarter ended March 31, 2008 and (ii) such other financial information as Agent or any Note Holder may reasonably request.

U.

Projections.

Agent shall have received projections (the “Projections”), prepared in good faith and certified by an Authorized Officer of an Issuer Party as to the reasonableness of the underlying assumptions and the conclusions based thereon and satisfactory in form, substance, and detail to Note Holders and the Independent Engineer, covering the period from the Closing Date through the date which is twenty (20) years following the Scheduled PPA Commercial Operation Date.  The Projections shall include the Debt Service Coverage Ratios, consolidated cash flow statements of Issuer and its Subsidiaries for each Fiscal Quarter for the first four Fiscal Quarters following the Closing Date and for each Fiscal Year commencing with the first Fiscal Year following the Closing Date, and they shall state any assumptions made in connection with the preparation thereof.

V.

Independent Engineer’s Report.

Agent shall have received (i) the Independent Engineer’s Report and (ii) the Independent Engineer Reliance Letter, each in form and substance satisfactory to Agent.

W.

Insurance.

Agent shall have received (i) a certificate of the Authorized Officer of NGP I satisfactory to Agent certifying that the insurance requirements set forth on Schedule 6.9 have been satisfied and that such insurance and all other insurance required to be obtained by NGP I pursuant to the Transaction Documents is in full force and effect and that all premiums due thereon have been paid and (ii) a report of the Insurance Advisor in form and substance satisfactory to Note Holders, discussing, among other matters that Agent may require in its reasonable discretion, the adequacy of the insurance coverage for the Project, together with a certificate of the Insurance Advisor in the form of Exhibit H appropriately completed to the satisfaction of Agent.

X.

Fees and Expenses.

Agent shall have received on the Closing Date, for its account and for the account of each Note Holder, as applicable, all Fees and other fees and expenses due and payable hereunder on or before the Closing Date, including the fees and expenses accrued and invoiced through the Closing Date of the Independent Engineer, the Insurance Advisor, the Geothermal Consultant and any legal counsel retained by Agent.

Y.

Notices to Proceed.

NGP I shall have issued, and the EPC Contractor shall have acknowledged receipt of, the Full Notice to Proceed.

Z.

Information.

All written information (other than the Projections and estimates and information of a general economic nature) (the “Information”) concerning any Issuer Party, the Project and any other transactions contemplated hereby and made available to any Note Holder in connection with the transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to Note Holders and as of the Closing Date, and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

AA.

Construction Budget.

Agent shall have received a budget that sets forth all costs anticipated to be incurred for the development, construction, start-up, and testing of the Project, including (i) a schedule identifying by category all costs anticipated to be incurred in connection with the construction and start-up of the Project, including all construction and non-construction costs, all costs under the EPC Contract, all interest, Taxes and other carrying costs, and such other information as Note Holders may reasonably request, (ii) a balanced statement of sources and uses of proceeds of the Construction Advances (and any other funds necessary to complete the Project) and (iii) a list of major milestones for construction and start-up of the Project which list shall specify for each such milestone the date on which such milestone is expected to be achieved, the maximum amount of Construction Advances expected to be outstanding as of such date, and the aggregate amount expected to have been expended for Project Costs as of such date (as the same may be updated from time to time in accordance herewith, the “Construction Budget”), certified as complete and accurate in all material respects by an Authorized Officer of NGP I and each satisfactory in form and substance to Agent and the Independent Engineer.

BB.

Geothermal Report.

Agent shall have received (i) the Geothermal Report and (ii) the Geothermal Reliance Letter, each in form and substance satisfactory to Agent.

CC.

No Material Adverse Effect.

Since December 31, 2007, there has been no event or occurrence which has resulted in or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

DD.

Utility Regulation.

None of Secured Parties shall, solely by reason of (i) the ownership, construction, operation and maintenance of the Project by NGP I or the Operator as contemplated by the Transaction Documents, (ii) the making of any Advances, (iii) the securing of the Obligations by Liens on the Collateral or (iv) any other transaction contemplated by this Agreement or any other Transaction Document, be deemed by any Governmental Authority to be, or to be subject to regulation as, an “electric utility”, “electrical corporation”, “electrical company”, “gas utility”, “steam company”, “steam utility”, “public utility” or “public utility holding company”, “water utility”, “public service company” or similar entity under (a) the laws of any state respecting the rates, financial or organizational regulation of electric utilities, (b) PUHCA, or (c) the Federal Power Act; provided, that Secured Parties, may, solely by reason of direct or indirect ownership or operation of the Project as a Qualifying Facility, upon the exercise of remedies under the Security Documents and in accordance with subsection 8.2 hereof, become (1) a “holding company” exempt from regulation under PUHCA pursuant to 18 C.F.R. § 366.3(a)(1), (2) subject to Section 203 of the Federal Power Act and (3) subject to Sections 205 and 206 and such other provisions of the Federal Power Act from which such Qualifying Facility is not exempt as set forth in 18 C.F.R. § 292.601(c)(2)-(5).

EE.

Archeological Finds.

Agent shall have received from Issuer the Archeological Report and the Archeological Reliance Letter, each in form and substance satisfactory to Agent.  Agent shall be satisfied that there are no Archeological Finds which could reasonably be expected to have a Material Adverse Effect.

FF.

Glitnir Bridge Facility.

The Glitnir Bridge Facility shall have been repaid, all existing liens shall have been released and all the corresponding executed pay-off and release letters in form and substance satisfactory to Agent shall have been received by Agent.

GG.

Equity Contribution.

Agent shall have received satisfactory evidence of the receipt by NGP I of a fully funded equity contribution in an aggregate amount equal to at least $35,000,000.

HH.

[Intentionally Omitted.]

II.

Title Insurance (Water Rights).

Agent shall have received a copy of a written commitment in a form reasonably satisfactory to Note Holders from Stewart Title Company to issue as of the Closing Date an extended owner’s policy of title insurance for water rights in an amount equal to $50,000,000 (the “Owner’s Water Rights Title Policy”) containing such endorsements as Agent shall reasonably request and otherwise in form and substance satisfactory to Note Holders.

JJ.

Water Rights.

Agent shall have received evidence satisfactory to Agent (acting in consultation with the Independent Engineer) that NGP I has obtained water rights (including water rights for geothermal resource, cooling tower, etc.) that are, or will be when needed, available and sufficient for the construction and operation of the Project in accordance with the Projections.

KK.

BLM Right of Way.

Agent shall have received evidence satisfactory to Agent that the BLM Right of Way Grant NVN-81064 has been assigned from Parent to NGP I, NGP II, NGP III and NGP IV.

LL.

BLM Register.

NGP I shall have obtained the amendment of the serial register pages of the BLM, satisfactory to Agent, to reflect the ownership of the BLM Right of Way Grant NVN-82701 by NGP II, NGP III, NGP IV and NGP I as tenants in common and each with an undivided twenty-five percent (25%) interest.

MM.

Non-Disturbance Agreements and Requests for Notice.

NGP I shall have exercised commercially reasonable efforts to obtain subordination or non-disturbance agreements with respect to each of the deeds of trust that are senior to the Donnelly Easement and the Stover Easement and shall have recorded, with respect to each of the deeds of trust encumbering the Reserve Land Management Easement, a Request for Notice in form and substance satisfactory to Agent acting on behalf of Note Holders in the name of NGP I, including Agent as a copy party for any such notices.

NN.

Cotenancy Agreement.

(i) a Memorandum of Cotenancy Agreement shall have been duly executed by all parties thereto and recorded in the official real estate records of Humboldt County, Nevada and Pershing County, Nevada and (ii) Agent shall have received a copy of the Cotenancy Agreement, which shall be in form and substance satisfactory to Agent and Note Holders.

OO.

[Intentionally Omitted].

PP.

[Intentionally Omitted].

QQ.

Closing Date Consents.

Agent shall have received the duly executed Closing Date Consents, each in form and substance satisfactory to Agent.

RR.

Letter of Credit Arrangements.

Agent shall have received evidence in form and substance satisfactory to Agent that (i) the Ormat Letter of Credit will be issued promptly upon receipt of the proceeds of the Initial Advance and (ii) each of the financial institutions issuing the Ormat Letter of Credit and the Sierra Interconnect Letter of Credit shall have entered into an LC Issuer Agreement and Agent shall have received copies of all reimbursement and cash collateral agreements relating thereto, in each case in form and substance reasonably satisfactory to Agent.

SS.

Additional Matters.

Agent shall have received such other certificates, documents and instruments relating to the transactions contemplated hereby as may have been reasonably requested by Agent for Required Holders, and all corporate, limited liability company, and other proceedings and all other documents (including all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with such transactions shall be satisfactory in form and substance to Agent and Required Holders.

4.2

Conditions to all Advances.

The obligation of each Note Holder to make an Advance on any Funding Date is subject to the following further conditions precedent:

A.

Representations and Warranties.

An Authorized Officer of Issuer shall have certified that the representations and warranties of Issuer herein and in the other Note Documents are true and correct in all material respects on such date both before and after giving effect to the making of such Advance (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such date).

B.

No Default or Event of Default.

An Authorized Officer of Issuer shall have certified that no Default or Event of Default shall have occurred and be continuing on such date either before or after giving effect to the making of such Advance.

C.

No Proceeding or Litigation.

An Authorized Officer of Issuer shall have certified that (i) no action, suit, proceeding or investigation by or before any Governmental Authority or any arbitrator shall be pending or, to Issuer’s knowledge, threatened against or affecting any Issuer Party or the Project which could reasonably be expected to have a Material Adverse Effect and (ii) to Issuer’s knowledge, no action, suit, proceeding or investigation by or before any Governmental Authority or any arbitrator shall be pending or threatened against or affecting any other Major Participant which could reasonably be expected to have a Material Adverse Effect.

D.

Material Adverse Change.

For each Advance other than the Initial Advance, an Authorized Officer of Issuer shall have certified that no event or condition shall have occurred that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

E.

No Illegality.

No Law shall be in effect on the Closing Date and, for each Advance other than the Initial Advance, no change in any Law shall have occurred after the Closing Date, which, in the judgment of Agent and Note Holders, would make the participation by any of Note Holders in the transactions contemplated hereby illegal or subject any of them to any penalty or other material liability or burdensome governmental regulation each as determined by the affected party in its sole discretion in connection with such transactions.

F.

Advance Notice.

No less than ten (10) Business Days prior to the Funding Date, Agent shall have received an executed and duly completed Advance Notice (with copies as required by subsection 6.1R) in respect of the Advance to be made on such date, which Advance Notice shall contain the certifications required hereunder and the certificates required by the form of Advance Notice attached as Exhibit I, each made as of the date of such Advance Notice and as of the date on which the Advance is to be made.

G.

Certain Documents.

For each Advance (with respect to clauses (ii) and (iii), for each Advance other than the Initial Advance):

(i)

on or before the Closing Date with respect to the Initial Advance and in all other cases not later than ten (10) Business Days before the date of such Advance, Agent shall have received a certification by the Independent Engineer with respect to such Advance (with copies as required by subsection 6.1R), in substantially the form of Exhibit I with all blanks appropriately filled in to the satisfaction of Agent;

(ii)

not later than ten (10) Business Days before the date of such Advance, Agent and the Independent Engineer shall have received (a) if no Lender’s Title Policy is then in effect, a written report from Title Company indicating that no mechanic’s liens or materialmen’s liens (other than Permitted Liens) have been recorded in the official records of Humboldt or Pershing Counties, Nevada affecting the estate or interests insured by the Owner’s Title Policy or (b) if a Lender’s Title Policy is then in effect, a notice of title continuation or bring-down date endorsement to the Lender’s Title Policy in the form of a CLTA 122 endorsement from Title Company that reflects the date and the amount of the requested disbursement and contains no exceptions to title (other than Permitted Liens) not then or earlier approved by Agent.  Without qualifying the preceding sentence, if any mechanics’ Liens or other Liens (other than Permitted Liens) are filed against the Project or the NGP I Property anytime before any Advance, Issuer shall cause NGP I, at Agent’s option, to take any of the actions described in clauses (i) or (ii) of subsection 4.2H with respect to such Lien; and

(iii)

at such time as construction has advanced to the point where the foundations and footings for the Project are in place and the Independent Engineer has advised that such a survey is appropriate, and in sufficient time to enable the Independent Engineer to deliver the certification required by clause (i), Agent and the Independent Engineer shall have received: (a) an updated survey showing that the location of said foundations and footings is entirely within the Site, and does not encroach upon any easement, rights of way, applicable setback lines or adjoining land or breach or violate any covenant, condition or restriction of record, or any applicable building or zoning ordinance, such survey to conform to the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Association Company Surveys and be otherwise reasonably acceptable to Note Holders, prepared by CFA, Inc. or another registered or licensed surveyor reasonably acceptable to Note Holders and Title Company, and certified to NGP I, Agent, Note Holders and Title Company; (b) an endorsement by Title Company to the Lender’s Title Policy (if then in effect) in the form of CLTA 102.5 insuring that building foundations are entirely within the Site and do not violate any covenant, condition or restriction or record; and (c) until all foundations and footings are completely installed, if NGP I proposes to use the proceeds of such Advance for such newly installed foundations and footings, as-built foundation field drawings and, if requested by Agent or Independent Engineer, an updated survey showing all additional foundations and footings since the most recent survey.

H.

Lien Waivers.

At such time as the Independent Engineer requires, in order to deliver the certification required by subsection 4.2G(i), the Independent Engineer, on behalf of Agent, shall have received sworn Lien waiver statements evidencing receipt of payment by the EPC Contractor, the contractor under the Gathering System Contract, the contractor under the Transmission Line Contract, the contractor under the ThermaSource Drilling Contract and any contractors under any other construction contract of $250,000 or more (taking into account all Change Orders) and any subcontractor who is party to a subcontract of $250,000 or more (taking into account all Change Orders) (collectively, the “Contractors”), which statements may assume receipt of payment in a specified amount from the requested Advance and shall be in form and substance as required by NRS 108.2457 and other applicable Law.  Such Lien waiver statements required under this subsection 4.2H shall cover all such work, labor and materials done, performed or furnished at, for, or to the NGP I Property (including without limitation any work funded with the proceeds of equity contributions).  If any Contractor refuses to supply a Lien waiver statement or NGP I is unable to obtain a Lien waiver statement despite reasonable efforts to do so (“Nonwaiving Contractors”), then, in lieu of the foregoing Lien waivers, Issuer shall cause NGP I to: (i) provide Agent with a cash deposit or other security reasonably acceptable to Agent in the maximum amount of the lienable amount that may be due to the Nonwaiving Contractor, plus all amounts that may be awarded to him by the court pursuant to NRS 108.237 or other applicable Law; or (ii) cause the EPC Contractor to issue a letter of credit in form and substance satisfactory to Agent, in the face amount equal to at least the aggregate lienable amount of the Nonwaiving Contractors.

I.

Scheduled Commercial Operation Dates.

For each Advance, as of the date of such Advance, (i) NGP I shall have certified that it has no reason to believe that EPC Substantial Completion will not occur by the Guaranteed EPC Date of Substantial Completion (and shall explain in writing any delay expected beyond December 31, 2009 and the causes thereof, which delay shall not, in any event, cause such date to be expected to occur after February 28, 2010) and (ii) NGP I shall have certified that it has no reason to believe that the PPA Commercial Operation Date will not occur by the Scheduled PPA Commercial Operation Date (and shall explain in writing any delay expected beyond January 12, 2010 and the causes thereof).

J.

Project Approvals.

For each Advance other than the Initial Advance, an Authorized Officer of NGP I shall have certified that (i) all Necessary Project Approvals and Deferred Approvals required to be obtained by such time have been obtained, are in full force and effect, and are final and Non-Appealable, and (ii) NGP I has no reason to believe that any Deferred Approval will not be obtained by the time such approval is required with any material expense not contemplated by the Construction Budget.  NGP I shall have delivered to Agent a certified addendum to Schedule 5.7 updating such Schedule 5.7 through such date to reflect receipt of all such approvals.

K.

Additional Project Documents.

For each Advance other than the Initial Advance, an Authorized Officer of NGP I shall have certified that NGP I has provided to Agent copies of each Additional Project Document, together with all amendments, supplements, schedules and exhibits thereto and the Ancillary Documents relating thereto, each of which (i) shall have been duly authorized, executed and delivered by each Person party thereto, and (ii) shall be in full force and effect.

L.

Closing Date.

For each Advance other than the Initial Advance, the Closing Date shall have occurred.

4.3

Additional Conditions to Contingent Drilling Advances.

The obligation of each Note Holder to make a Contingent Drilling Advance on any Funding Date is subject to the following further conditions precedent:

A.

Geothermal Consultant Certification.

Not later than ten (10) business Days prior to the Funding Date, Agent and the Independent Engineer shall have received written certification from the Geothermal Consultant, which shall be in form and substance satisfactory to Agent (in consultation with the Independent Engineer) (i) certifying that the Additional Drilling Costs to be funded with the proceeds of such Contingent Drilling Advance are appropriate and necessary to achieve Drilling Completion, and that the proceeds of the Contingent Drilling Advance to be made on such Funding Date, together with any remaining undrawn Contingent Drilling Commitment, will be sufficient to achieve Drilling Completion, and (ii) setting forth in reasonable detail (a) the reasons for such Additional Drilling Costs, (b) an estimate of the aggregate amount of Additional Drilling Costs that will be incurred to achieve Drilling Completion and (c) the estimated date of Drilling Completion.

B.

Independent Engineer Certification.

Not later than ten (10) Business Days prior to the Funding Date, the Independent Engineer shall have certified in writing to Agent that there are no remaining amounts available under the Construction Budget to fund such Additional Drilling Costs.

C.  Additional Note Holder Consideration

No later than ten (10) Business Days prior to the Funding Date for any Contingent Drilling Advance, each Note Holder (or one or more of its designees) shall have received a Cash Settled Option representing such Note Holder’s proportionate share of Cash Settled Options with an aggregate Applicable Percentage equal to 0.50% for each $1,000,000 to be advanced on the Funding Date; provided that if any Contingent Drilling Advance is made in an amount less than $1,000,000 or in an amount greater than $1,000,000 that is not a multiple thereof, such Cash Settled Options shall represent a proportionately lower or higher Applicable Percentage; and provided further, in lieu of newly issued Cash Settled Options, the Cash Settled Options held by any Note Holder (or its designee) shall, at the option of such Note Holder, be amended in form and substance satisfactory to Agent, to reflect an equivalent increase in the Applicable Percentage of such Cash Settled Option.

4.4

Conditions; General Principles.

A.

The acceptance of each Advance by Issuer shall constitute a representation and warranty by Issuer to each Note Holder that all of the conditions required to be satisfied under this Section 4 in connection with the making of such Advance have been satisfied.  With respect to the Initial Advance, nothing in the Closing Letter among Agent, Ormat, Glitner, Bank of the West and Issuer shall be deemed to alter the foregoing representation and warranty or otherwise constitute a waiver by Agent or Required Holders of any condition to such Initial Advance.

B.

All of the agreements, instruments, reports, opinions and other documents and papers referred to in this Section 4, unless otherwise expressly specified, shall be delivered to Agent for the account of each Note Holder and, except for the Notes, in sufficient counterparts for each Note Holder, and shall be satisfactory in form and substance to Agent.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

In order to induce Note Purchasers to enter into this Agreement and to purchase the Notes and the Cash Settled Options, Issuer makes the following representations and warranties.  Any reference in any representation or warranty to a Transaction Document shall include only Transaction Documents that have been entered into on or prior to the date such representation or warranty is made or deemed made.

5.1

Existence and Business; Power and Authorization; Enforceable Obligations.

A.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Each of Issuer and NGP I is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Note Document Party and each Issuer Party (i) has the corporate or limited liability company power and authority to own, lease and operate its property and assets and to transact the business in which it is engaged or presently proposes to engage and (ii) is duly authorized to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which it is required to be authorized to do business or use properties owned or leased by it.  No Governmental Approval (other than those already obtained which are in full force and effect and Non-Appealable) is necessary or appropriate in connection with the formation and continued existence of any Note Document Party or Issuer Party.

B.

Each Note Document Party and each Issuer Party has full corporate or limited liability company power, authority and legal right to execute, deliver and perform the Transaction Documents to which it is a party or by which it is bound and to perform the transactions contemplated therein.  Issuer has full limited liability company power, authority and legal right to borrow hereunder.

C.

Each Note Document Party and each Issuer Party has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party, the performance of its obligations thereunder, and the consummation of the transactions contemplated therein.  No corporate or limited liability company action and no consent or authorization of, filing with or other act by or in respect of any Governmental Authority or other Person is required in connection with the execution, delivery and performance by any Note Document Party or Issuer Party of the Transaction Documents to which such Note Document Party or Issuer Party is a party or the validity and enforceability of the Transaction Documents, except for the Deferred Approvals.

D.

This Agreement and each other Transaction Document to which any Note Document Party or Issuer Party is a party has been duly executed and delivered by such Note Document Party or Issuer Party and constitutes a legal, valid and binding obligation of such Note Document Party or Issuer Party, enforceable against such Note Document Party or Issuer Party in accordance with its terms except as the enforcement hereof or thereof may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth herein or therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity).

E.

The Equity Interests in each Issuer Party have been duly authorized and validly issued and are fully paid and non-assessable.  Except for Permitted Tax Equity, there is no existing option, warrant, call, right, right of first refusal, commitment or other agreement to which any Issuer Party is a party requiring, and there is no membership interest in or other Equity Interest in any Issuer Party outstanding which upon conversion or exchange would require, the issuance by such Issuer Party of any additional membership interests or other Equity Interests in such Issuer Party or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase a membership interest or other Equity Interest in such Issuer Party.  As of the Closing Date, (i) one hundred percent (100%) of the Equity Interests in Issuer are owned by Parent and (ii) one hundred percent (100%) of the Equity Interests in NGP I and Operator are owned by Issuer.

F.

The Notes and the Cash Settled Options, when issued in compliance with the provisions of this Agreement, will be duly authorized and validly issued, free of any Liens and enforceable against Issuer in accordance with their respective terms, except as the enforcement hereof or thereof may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth herein or therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity).  Assuming the accuracy of the representations and warranties of Note Purchasers set forth herein, the offer and issuance of the Notes and the Cash Settled Options issued by Issuer under this Agreement, as applicable, were made in accordance with, and in full compliance with, all applicable Laws, including and United States securities and blue sky laws.

5.2

No Violation.

Neither the execution, delivery or performance by any Note Document Party of the Transaction Documents to which it is a party, nor compliance by it with the terms and provisions thereof nor the consummation of the transactions contemplated thereby, (i) will contravene any applicable provision of Law, (ii) will conflict with, or cause a breach of, or constitute a default that would permit the acceleration or termination by any party of any contract, license instrument, judgment or other arrangement that could reasonably be expected to have a Material Adverse Effect or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of the property or assets of any Note Document Party or Issuer Party pursuant to the terms of any other Transaction Document or any agreement or instrument to which such Note Document Party is a party or by which it or any of its property or assets is bound or (iii) will violate any provision of the Issuer Limited Liability Company Agreement, the NGP I Limited Liability Company Agreement or any of the articles or certificate of incorporation, by-laws, limited liability company agreement, operating agreement, partnership agreement, limited partnership agreement or other organizational documents, as applicable, of such Note Document Party.

5.3

Litigation.

Except as described on Schedule 5.3, there are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending or, to Issuer’s knowledge, threatened against or affecting any Note Document Party, Issuer Party or the Project, except for matters arising after the Closing Date that could not reasonably be expected to have a Material Adverse Effect.  To Issuer’s knowledge, there are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending or, threatened against or affecting any other Major Participant, except for matters that could not reasonably be expected to have a Material Adverse Effect.

5.4

Financial Statements ; Financial Condition ; Etc.

The consolidated financial statements of Issuer delivered pursuant to subsection 4.1T (including the related notes and schedules thereto) were prepared in accordance with GAAP and fairly present the financial condition and the results of operations of Issuer and its Subsidiaries on the dates and for the periods covered thereby, and, with respect to interim financial statements, subject to normally recurring year-end adjustments.  Issuer and its Subsidiaries have no material Contingent Obligation not shown on such financial statements except for indemnity obligations under the Transaction Documents.

5.5

Material Adverse Effect.

A.

Since December 31, 2007, no event or change has occurred that has resulted in or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

B.

Issuer and its Subsidiaries have no material liabilities other than those reflected on the financial statements which under GAAP are required to be reflected on the financial statements.

C.

Since the ending date of the most recent audited (or certified) financial statements of the EPC Contractor (until the payment in full by the EPC Contractor of all Liquidated Damages owing under, and the expiration of all warranties provided by the EPC Contractor pursuant to, the EPC Contract), to the best of Issuer’s knowledge, there has occurred no material adverse change in the financial condition of the EPC Contractor that could reasonably be expected to have a Material Adverse Effect.

5.6

Use of Proceeds; Margin Regulations.

All proceeds of each Advance will be used by Issuer only in accordance with the provisions of subsection 2.3.  No part of the proceeds of any Advance will be used by Issuer to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  None of (i) the making of any Advance or (ii) the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

5.7

Governmental Approvals.

All Governmental Approvals, which under applicable Law are required or, in the opinion of Agent, desirable to have been obtained by any Note Document Party or Issuer Party in connection with (i) the due execution, delivery and performance by any such Person of the Transaction Documents to which it is a party, (ii) the construction and operation of the Project as contemplated by the Transaction Documents and (iii) the grant by Note Document Parties of the Liens granted under the Security Documents or the validity, perfection and enforceability thereof or for the exercise by Agent of its rights and remedies thereunder (all of the foregoing, the “Necessary Project Approvals”), have been obtained, are in full force and effect, are properly in the name of the appropriate Person and are final, and all appeal periods with respect thereto have expired or terminated, except those approvals listed on Part B of Schedule 5.7, but only to the extent such approvals are not required to have been obtained prior to the date this representation is made or deemed made (collectively, the “Deferred Approvals”).  Each such Necessary Project Approval (other than the Deferred Approvals) is listed on Part A of Schedule 5.7, and the information set forth in each application submitted by or on behalf of any Note Document Party or Issuer Party in connection with each such Necessary Project Approval was accurate and complete in all material respects at the time of submission and continues to be accurate and, except for Necessary Project Approvals that are subject to a supplemental filing shown on Part B of Schedule 5.7, complete in all material respects to the extent required for the issuance or continued effectiveness of the related Necessary Project Approval, and Issuer has no knowledge of any event, act, condition or state of facts inconsistent with such information.  Issuer reasonably believes that each Deferred Approval shall be obtained in a final and Non-Appealable form in the ordinary course without material expense not contemplated by the Construction Budget prior to the time it is required to be obtained hereunder or under the other Transaction Documents.  There is no action, suit, investigation or proceeding pending, or to the best knowledge of Issuer, threatened, that could reasonably be expected to result in the modification, rescission, termination, or suspension of any Governmental Approval referred to in Schedule 5.7 obtained prior to the date this representation is made or deemed made.  Neither any Note Document Party nor any Issuer Party has received written notice from any Governmental Authority of an actual or potential material violation of any such Governmental Approval.

5.8

Project Compliance.

A.

 The Project is being owned, developed, and constructed in compliance with all applicable Laws (including Environmental Laws) and in compliance with the requirements of all Necessary Project Approvals except such noncompliance as could not, singly and in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither any Note Document Party nor any Issuer Party has received written notice from a Governmental Authority of an actual material violation of any applicable Law which has not been fully remedied in accordance with the applicable Law.

B.

As constructed, the Project will conform to and comply with all federal, state and local zoning, environmental, land use and other Laws and the requirements of all Necessary Project Approvals and Deferred Approvals except such noncompliance as could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9

Sole Purpose Nature; Business; Separateness.

A.

No Issuer Party has conducted any business other than the business contemplated by the Transaction Documents, has any outstanding Indebtedness or other material liabilities other than the Indebtedness or other material liabilities pursuant to or allowed by the Transaction Documents, and is not a party to or bound by any material contract other than the Transaction Documents to which it is a party.

B.

No Issuer Party is a general partner or a limited partner in any general or limited partnership or, or except as the result of a sale of Permitted Tax Equity, a joint venturer in any joint venture.

C.

NGP I has no Subsidiaries.

D.

Each Issuer Party maintains separate bank accounts and separate books of account from all other Persons.  The separate liabilities of each Issuer Party are readily distinguishable from the liabilities of all other Persons.

E.

Each Issuer Party conducts its business solely in its own name in a manner not misleading to other Persons as to its identity.

F.

Except to the extent that the obligations of any Note Document Party under any Note Document may be construed as a guarantee, none of Parent or NGP I Members guarantees any of the obligations of Issuer.

5.10

Collateral.

All real property owned or leased by NGP I or to which NGP I has rights under easements or rights of way and the title insurance maintained by NGP I with respect to all such property is described in Schedule 5.10(a).  NGP I has good, marketable and valid title in and to all of the NGP I Property described in Schedule 5.10(b) and good title to all of the Collateral other than the NGP I Property, in each case, free and clear of all Liens other than Permitted Liens.  NGP I is lawfully possessed of a valid fee simple interest in the portion of the Site held in fee, a valid and subsisting license or leasehold estate in and to its Site (including any portion thereof held under leases that grant NGP I rights in geothermal resources) and valid and subsisting grants for a term in any easements or rights of way needed for the operation of the Project.  NGP I has a valid leasehold interest under the NLRC Lease, the RLF Lease and the BSNF Lease in all of the geothermal resources required for the construction and operation of the Project in accordance with the Transaction  Documents.  Neither Issuer nor NGP I has been informed in writing by the owner of any such real property described in Schedule 5.10(a) (as may be modified from time to time) that NGP I is in breach of its obligations with respect to such property.  All premiums with respect to the Owner’s Title Policy and the Owner’s Water Rights Title Policy have been paid and there are no circumstances that have rendered such title insurance unenforceable.  To Issuer’s knowledge, the tangible assets included in the Project are in good condition, free and clear from all defects (patent or latent), taking into account their use and age, subject to normal wear and tear, and subject to continued maintenance, repair and replacement in the ordinary course of business, except to the extent of any defects that would not reasonably be expected to have a Material Adverse Effect.

5.11

Security Interests and Liens.

The Security Documents create, as security for the Obligations, valid and enforceable perfected first priority Liens on all of the Collateral purported to be covered thereby in favor of Agent for the ratable benefit of Secured Parties, subject to no Liens other than Permitted Liens, which Liens (other than Permitted Prior Liens) are junior to such Liens in favor of Agent.  All Governmental Approvals necessary or desirable to perfect such Liens have been duly effected or taken.

5.12

Patents, Trademarks, Etc.

NGP I has obtained and holds in full force and effect all patents, trademarks, copyrights and other such rights or adequate licenses therein, free from burdensome restrictions, which are necessary for the ownership, construction, operation and maintenance of the Project, and all such items are described on Schedule 5.12.

5.13

Investment Company Act.

Issuer is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Law which purports to restrict or regulate its ability to borrow money.

5.14

Governmental Regulation.

A.

(i) NGP I has filed a notice of self-certification of qualifying status for the Project with FERC (the “QF Notice”) in form and substance satisfactory to Agent; (ii) the Project is a Qualifying Facility and the QF Notice is in full force and effect; (iii) NGP I has obtained, or before the MBR Authority Date will obtain, MBR Authority; (iv) NGP I owns and will construct and operate the Project in accordance with applicable Law, the QF Notice and the MBR Authority; (v) NGP I has no reason to believe that it will fail to maintain its Qualifying Facility status, or timely obtain, and thereafter maintain, its MBR Authority through the Maturity Date; (vi) the Project is not currently subject to any pending inquiry, investigation or challenge relating to its status as a Qualifying Facility; and (vii) NGP I is not, and, by reason of the ownership of the Project or the operation thereof by NGP I, or any other transaction contemplated by this Agreement or any other Transaction Document, will not be deemed by any Governmental Authority to be, subject to, or not exempt from, financial, organizational or rate regulation as an “electric utility”, “electric corporation”, “electrical company”, “gas utility”, “steam company”, “steam utility”, “public utility”, “holding company”, “public utility holding company”, “water utility”, “public service company” or similar entity under (a) the laws of any state respecting the rates, financial or organizational regulation of electric, water or steam utilities or companies, (b) the Federal Power Act, except Sections 205 and 206 thereof and other provisions of the Federal Power Act from which NGP I as a Qualifying Facility is not exempt as set forth in 18 C.F.R. § 292.601(c)(2)-(5) and (c) PUHCA.

B.

(i) Each of Parent and Issuer is a “holding company” under PUHCA solely with respect to its direct or indirect ownership of NGP I and is exempt from regulation under PUHCA pursuant to 18 C.F.R. § 366.3(a)(1); and (ii) neither Parent nor Issuer is or will be subject to regulation under the Federal Power Act, except for regulation under Sections 203(a)(2) and 301(c) of the Federal Power Act resulting solely from its direct or indirect ownership of NGP I.

C.

None of Secured Parties will, solely by reason of (i) the ownership, construction, operation and maintenance of the Project as contemplated by the Transaction Documents, (ii) the purchase of the Notes and the Cash Settled Options, (iii) the securing of the Obligations by Liens on the Collateral or (iv) any other transaction contemplated by this Agreement or any other Transaction Document, be deemed by any Governmental Authority to be, or to be subject to regulation as, an “electric utility,” “electric corporation,” “electrical company,” “gas utility,” “steam company,” “steam utility,” “public utility” or “public utility holding company,” “water utility”, “public service company” or similar entity under (a) the laws of any state respecting the rates, financial or organizational regulation of electric utilities, (b) PUHCA, or (c) the Federal Power Act, except that Secured Parties, may, solely by reason of direct or indirect ownership or operation of the Project as a Qualifying Facility, upon the exercise of its remedies under the Security Documents and without regard to any other activity of any Secured Party, become (1) as an indirect owner of the Project, a “holding company” exempt from regulation under PUHCA pursuant to 18 C.F.R. § 366.3(a)(1), (2) subject to Section 203(a)(2) of the Federal Power Act and (3) as a direct owner of the Project, subject to Sections 205 and 206 and such other provisions of the Federal Power Act from which a Qualifying Facility is not exempt as set forth in 18 C.F.R. § 292.601(c)(2)-(5).

D.

The Project qualifies as a Renewable Energy System, and NGP I qualifies as a renewable energy producer or similar status under the Renewable Energy Act or any regulations promulgated thereunder.

5.15

Sufficient Rights.

Except as provided in Schedule 5.15, the Transaction Documents, including, after the execution thereof, the Additional Project Documents, the Necessary Project Approvals and, upon receipt thereof, the Deferred Approvals, create rights in NGP I sufficient to enable NGP I to own, construct, operate and maintain the Project and to perform their respective obligations under the Transaction Documents to which each such Person is a party for the period ending on the scheduled date of termination of the Power Purchase Agreement.

5.16

Property Rights, Utilities, Etc.

All utility services, means of transportation, facilities and other materials necessary for the construction and operation of the Project (including as necessary, adequate ingress and egress and transmission capabilities and adequate gas, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project and arrangements in respect thereof have been made on commercially reasonable terms.

5.17

No Defaults.

No Default or Event of Default has occurred or is continuing.  NGP I is not in breach of, or in default under, any Project Document or any other agreement or instrument to which it is a party or by which it or its properties or assets may be bound, in each case in any material respect.

5.18

Taxes, Etc.

A.

Except as set forth on Schedule 5.18(a), Parent, each Issuer Party, and any predecessor of any such entity (Parent, Issuer Parties and any predecessors, collectively, the “NGP Entities”) has filed, or has caused to be filed on its behalf, all material tax returns required to be filed (after giving effect to any extensions that have been timely requested by, and granted to, such party by the applicable Governmental Authority) and has paid, or has caused to be paid on its behalf, all Taxes shown to be due on such returns.  All such tax returns are true, complete and accurate in all material respects.  All material Taxes owed by any NGP Entity, whether or not required to be paid by filing a tax return, have been fully paid on a timely basis, other than Taxes the payment of which is subject to a Contest and for which adequate reserves have been established in accordance with GAAP.

B.

There are no claims pending for any additional Tax assessed by any Governmental Authority against any NGP Entity, and no deficiency for any material Taxes of any NGP Entity has been assessed and remains outstanding, nor to the knowledge of Issuer, has been proposed, in each case other than Taxes the payment of which is subject to a Contest and for which adequate reserves have been established in accordance with GAAP.  Other than as set forth in Schedule 5.18(b), there are no tax returns filed by or with respect to any NGP Entity that are currently being audited by any Governmental Authority, nor, to Issuer’s knowledge, is any such audit pending or threatened (formally, or informally, orally or in writing).  No NGP Entity has waived any statute of limitations or agreed to any extension of time with respect to (i) the filing of any tax return or (ii) any Tax assessment or deficiency that has not been resolved.  No written claim has been made by a Governmental Authority in a jurisdiction where an NGP Entity does not file tax returns that an NGP Entity is subject to taxation by that jurisdiction.  No Issuer Party is liable for Taxes of another entity as a result of being a party to, or bound by, any tax sharing agreement or as a result of any obligation to indemnify any other Person with respect to Taxes by contract, as a transferee or successor, or otherwise, other than, with respect to any Issuer Party that is a member of a consolidated, combined or unitary group of which Parent is a member, any liability pursuant to Treasury Regulation section 1.1502-6 (or analogous provision of state or local Law) with respect to such consolidated, combined or unitary group.

5.19

Employee Benefit Plans; ERISA.

(i) Each Plan has been operated and maintained in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and other applicable federal or state laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred which could reasonably be expected to cause the loss of such qualification, (iii) no accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or Reportable Event exists with respect to any ERISA Plan, (iv) during the five (5) year period prior to the Closing Date each Issuer Party and each member of its ERISA Controlled Group have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (v) no Multiemployer Plan is in reorganization (as defined in Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA), (vi) no material liability to the PBGC (other than required premium payments), the Internal Revenue Service (other than user fees), any ERISA Plan or any trust established under Title IV of ERISA exists or is reasonably expected by any Issuer Party or any member of its ERISA Controlled Group to be incurred by such Issuer Party, (vii) neither any Issuer nor any member of its ERISA Controlled Group which is a Subsidiary has any contingent liability with respect to any post-retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA and (viii) no Lien under Section 430(k) of the Code or Section 303(k) of ERISA or requirement to provide security under Section 401(a)(29) of the Code or Section 307 of ERISA exists or is reasonably expected by Issuer to be imposed on the assets of any Issuer Party.

5.20

Material Contracts, Transaction Documents and Other Documents; Representations and Warranties in Transaction Documents.

A.

Material Contracts

(i)

As of the Closing Date, set forth on Schedule 5.20 is a list of all Material Contracts to which each Issuer Party is a party.

(ii)

As of the Closing Date, with respect to the EPC Contract and other contracts, Schedule 5.20(a) lists all of the categories of goods and services, vendors and, if known, agreements, purchase orders and other documents involving aggregate consideration in excess of $500,000.

(iii)

Each Material Contract is binding on the Issuer Party thereto and on the other parties thereto, except as enforceability may be limited by applicable bankruptcy and similar Laws affecting the enforcement of creditors’ rights and general equitable principles.  No Issuer Party nor, to the knowledge of Issuer, any other party to a Material Contract is in default under any Material Contract and, to the knowledge of Issuer, no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Material Contract, except where any such default would not reasonably be expected to have a Material Adverse Effect.  No party to any Material Contract has exercised any right of termination with respect thereto, except where such termination would not reasonably be expected to have a Material Adverse Effect.  Copies of all of the Material Contracts have been provided to Agent and the versions of the Material Contracts provided by each Issuer Party to Agent are true, correct and complete and have not been amended or modified except as disclosed in writing to Agent.

B.

To Issuer’s knowledge, all representations, warranties and other factual statements made by each other Note Document Party and each other Issuer Party in any Transaction Document and any Permitted Financing Document are true and correct in all material respects (except to the extent any such representation, warranty or other factual statement expressly relates to an earlier date, in which case such representation, warranty or other factual statement was true and correct in all material respects as of such date).

C.

All Transaction Documents and other Material Contracts then required for the ownership, construction, operation and maintenance of the Project are in full force and effect, or, on any date other than the Closing Date with respect to any such Project Document that is not in full force and effect, NGP I is in compliance with subsection 6.13.

D.

(i) As of the Closing Date, there are no agreements, instruments or undertakings between any Note Document Party or Issuer Party, on the one hand, and any Project Party, on the other hand, relating to NGP I and the Project other than the Transaction Documents, true, correct and complete copies of which have been delivered to Agent on the Closing Date, and the Material Contracts that are listed on Schedule 5.20 and (ii) as of any subsequent date on which this representation is made, there are no agreements, instruments or undertakings between any Note Document Party or Issuer Party, on the one hand and any Project Party (that is not a Note Document Party or an Issuer Party), on the other hand, relating to NGP I and the Project other than (a) the Transaction Documents, (b) the Material Contracts listed in Schedule 5.20 and (c) agreements permitted by this Agreement.

5.21

True and Complete Disclosure; Projections.

A.

All Information concerning any Issuer Party, the Project and any other transactions contemplated hereby and made available to Agent, any other Secured Party, the Insurance Advisor, the Independent Engineer, the Geothermal Consultant or counsel in connection with the issuance of a legal opinion on or prior to the Closing Date, is, and will be, when taken as a whole, true, and correct in all material respects on the date as of which such information is or was dated or furnished and as of the Closing Date, and did not, and will not, when considered together with and in light of subsequent information disclosed prior to any applicable date, contain any untrue statement of material fact as of such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

B.

The assumptions constituting the basis on which the Note Document Parties prepared the Construction Budget and the Projections and developed the numbers set forth therein were developed and consistently utilized in good faith and are reasonable and represent each Note Document Party’s best judgment as to the matters contained in the Projections, based on all information known to Issuer on the Closing Date.  No Note Document Party has reason to believe that the Project will not be operational, or that the PPA Commercial Operation Date will not have occurred, by the Scheduled PPA Commercial Operation Date, or that the cost to complete the Project will exceed the funding available to Issuer under this Agreement and any Permitted Senior Construction Indebtedness Documents.

C.

The construction and operation of the Project in accordance with the Project Documents and in compliance with applicable Governmental Approvals and applicable Law is technically and economically feasible.

5.22

Environmental Matters.

A.

Except as set forth in Part A of Schedule 5.22 and except to the extent that it could not reasonably be expected to have a Material Adverse Effect, (i) each Issuer Party and its Environmental Affiliates are in compliance with all applicable Environmental Laws, (ii) each Issuer Party and its Environmental Affiliates have all Environmental Approvals (other than Environmental Approvals that are Deferred Approvals) required to operate their businesses as presently conducted or as reasonably anticipated to be conducted and are in compliance with the terms and conditions thereof, (iii) neither any Issuer Party nor any of its Environmental Affiliates has received any communication (written or oral), whether from a Governmental Authority, employee or otherwise, that alleges that such Issuer Party or such Environmental Affiliate is not in full compliance with all Environmental Laws and Environmental Approvals and (iv) to Issuer’s best knowledge after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future.

B.

Except as set forth in Part B of Schedule 5.22 there is no Environmental Claim pending or, to Issuer’s knowledge, threatened, against any Issuer Party or any of its Environmental Affiliates that could reasonably be expected to have a Material Adverse Effect.

C.

Except as set forth in Part C of Schedule 5.22, there are no present, or, to the best knowledge of Issuer, past, actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claims against any Issuer Party or any of its Environmental Affiliates that could reasonably be expected to have Material Adverse Effect.

D.

Without in any way limiting the generality of the foregoing, (i) there are no on-site or off-site locations in which any Issuer Party or any of its Environmental Affiliates stored, disposed or arranged for the disposal of Materials of Environmental Concern that could form the basis of an Environmental Claim, (ii) no Issuer Party knows of, or will permit, any underground storage tanks located or to be located on property owned or leased by such Issuer Party or any of its Environmental Affiliates, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by any Issuer Party or any of its Environmental Affiliates, (iv) no polychlorinated biphenyls (PCBs) are or will be used or stored at any property owned or leased by any Issuer Party or any of its Environmental Affiliates and (v) there are no locations or premises used by any Issuer Party or any of its Environmental Affiliates where Materials of Environmental Concern have been allowed into the soil or groundwater in violation of Environmental Laws during the period that such Issuer Party or such Environmental Affiliate thereof has owned or leased such locations or premises which has not been fully remedied in accordance with all applicable Environmental Laws, except those that could not reasonably be expected to have a Material Adverse Effect.

E.

To the best knowledge of Issuer, there are no Archeological Finds that are not reflected in the Projections which could reasonably be expected to have a Material Adverse Effect.

5.23

Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Issuer Party.

5.24

Solvency.

Immediately after giving effect to the issuance and sale of the Notes and the Cash Settled Options and the other transactions to occur on the Closing Date (including the repayment of the Glitnir Bridge Facility) and immediately following the occurrence of each other Advance, (i) the fair value of the assets of each Issuer Party, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Issuer Party, (ii) the present fair saleable value of the property of each Issuer Party will be greater than the amount that will be required to pay the probable liability of such Issuer Party on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) each Issuer Party will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) no Issuer Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

5.25

Third Party Disbursement Agent.

If a third-party vendor will perform fund control and servicing functions, including site inspections and managing the draw process, during the construction phase of the Advances, NRS 627.200 provides in part that, “Any lender desiring to use the services of a construction control shall first obtain the written assent of the borrower specifying by name the construction control to be used.”  Each Note Document Party and each Issuer Party consents to any of the Independent Engineer, Bank of the West and/or First American Title Company providing such services.

5.26

Timely Payment.

The construction of the Project is proceeding in accordance with the Construction Budget and the Construction Specifications and no project party or first tier subcontractor under the EPC Contract, the Transmission Line Contract or the Gathering System Contract has suspended performance or otherwise repudiated its obligation to perform any duty or obligation under its respective project document or subcontract (unless such suspended or repudiated project document or subcontract is permitted to be, and actually has been, replaced in accordance with subsection 6.13 hereof, or a replacement is determined not to be necessary to the satisfaction of Agent (acting in consultation with the Independent Engineer)).

5.27

Insurance.

As of the Closing Date, the certificates delivered under subsection 4.1W list all insurance maintained for the Project by or on behalf of any Issuer Party, indicating the types of coverage, name of insurance carrier or underwriter, policy limits, the special provisions required as set forth in Schedule 6.9 and the expiration date of each policy.  All of the insurance policies required under Schedule 6.9 are in full force and effect, no Issuer Party is in default with respect to any obligations it may have under any of the insurance policies in any material respects and all premiums with respect to such insurance policies then due thereon have been paid.

5.28

Condemnation.

Except as set forth on Schedule 5.28, no Issuer Party has received written notice of condemnation of the Project, and no condemnation is pending or, to the knowledge of Issuer, threatened in writing with respect to the Project or any portion thereof material to the ownership or operation of the Project.

5.29

Repairs.

Except as set forth on Schedule 5.29, no unrepaired casualty exists with respect to the Project that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the performance of the Project unless, in the reasonable opinion of the Independent Engineer, such casualty is capable of repair in a reasonable timeframe and an adequate reserve (to the extent not covered by insurance, warranty or indemnity), reasonably acceptable to Agent, has been established for such repair.

5.30

[Intentionally Omitted].

5.31

[Intentionally Omitted].

5.32

Tax Character.

Each of Issuer and NGP I is a “disregarded entity” or a partnership for federal income tax purposes and has been such an entity since its formation.  No elections have been filed with the IRS to treat either Issuer or NGP I as a corporation for federal income tax purposes.

5.33

Affiliate Transactions.

Except as set forth in Schedule 5.33, there are no existing contracts between an Issuer Party, on the one hand, and any other Affiliate of Issuer (other than such Issuer Party), on the other hand, or among any Issuer Parties.  No Issuer Party has outstanding Indebtedness to an Affiliate thereof other than the Indebtedness of NGP I to Issuer in respect of the NGP I Intercompany Loans.

SECTION 6.

AFFIRMATIVE COVENANTS OF ISSUER

Issuer covenants and agrees that on and after the Closing Date and for so long as any Commitments or Obligations remain outstanding, unless waived in writing by Required Holders (except to the extent such waiver requires the approval of all Note Holders pursuant to subsection 9.6):

6.1

Information Covenants.

Issuer will, and will cause the other Issuer Parties, as applicable, to, furnish to Agent (with a copy for each Note Holder):

A.

Quarterly Financial Statements.  Within sixty (60) days after the close of each Fiscal Quarter of Issuer, the consolidated balance sheet of Issuer and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, cash flows and changes in financial position for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case setting forth comparative figures for the related periods in the prior Fiscal Year.

B.

Annual Financial Statements.  Within one hundred twenty (120) days after the close of each Fiscal Year of Issuer, the consolidated balance sheet of Issuer and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, cash flows and changes in financial position for such Fiscal Year, setting forth comparative figures for the preceding Fiscal Year and certified without qualification by certified independent certified public accountants of recognized national standing acceptable to Agent together with a report of such accounting firm stating that the audit was conducted in accordance with GAAP; provided that, for the Fiscal Year ending June 30, 2009, such financial statements may be certified by Morgan & Co.

C.

Updated Projections.  As soon as practicable, and in any event no later than sixty (60) days after the end of each Fiscal Year of Issuer, updated Projections prepared in good faith and certified by an Authorized Officer of an Issuer Party as to the reasonableness of the underlying assumptions and the conclusions based thereon and satisfactory in form, substance, and detail to Note Holders and the Independent Engineer, covering the period from the end of the most recently ended Fiscal Year through the date which is twenty (20) years following the Scheduled PPA Commercial Operation Date.  The Projections shall include the Debt Service Coverage Ratios and the consolidated cash flow statements of Issuer and its Subsidiaries for the each of the four Fiscal Quarters following the Fiscal Year most recently ended and for each Fiscal Year thereafter included in such Projections and shall state any assumptions made in connection with the preparation thereof.

D.

Officer’s Certificates.  At the time of the delivery of the financial statements under clauses A and B above, a certificate of an Authorized Officer of Issuer which certifies (i) that such financial statements fairly present the financial condition and results of operations of Issuer and its Subsidiaries on the dates and for the periods indicated in accordance with GAAP, subject, in the case of financial statements delivered under clause A above, to the absence of notes and normally recurring Fiscal Year-end adjustments, (ii) the computation of the Debt Service Coverage Ratio for the most recently ended Fiscal Quarter and (iii) that such Authorized Officer has reviewed the terms of the Note Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of Issuer and its Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such Authorized Officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action Issuer proposes to take in respect thereof.

E.

Permitted Reimbursement Payments.  At least once each calendar month, provide a written report to Agent setting forth the aggregate amount of each Permitted Reimbursement Payment made on and after the Closing Date to the date of such report, and reconciling such amounts to the Construction Budget.

F.

Notice of Equity Contributions.  Each time Issuer makes an equity contribution to NGP I, promptly provide written notice thereof to Agent, which notice shall set forth in reasonable detail the proposed application of such equity contribution and whether Issuer has elected to treat such equity contribution as a Permitted Equity Contribution.

G.

Notice of Default, Litigation or Other Events.  Promptly and in any event within two (2) Business Days after any Note Document Party obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, (ii) any litigation or governmental proceeding pending or threatened in writing against any Note Document Party or Issuer Party or, to the knowledge of Issuer, any other Person party to a Transaction Document; provided, that in the case of any threatened litigation or governmental proceeding against any Note Document Party, Issuer Party or other Person party to a Transaction Document, such threatened litigation or governmental proceeding could reasonably be expected to have a Material Adverse Effect, (iii) any other event, act or condition (including any Tax related event) which could reasonably be expected to result in a Material Adverse Effect and (iv) any claim or potential claim under the Owner’s Title Policy or the Owner’s Water Rights Title Policy and shall thereafter keep Agent reasonably informed as to the progress of such claim or potential claim.

H.

Notices Under Transaction Documents.  Promptly after delivery or receipt thereof, copies of all notices, certificates or other documents given or received by any Note Document Party or Issuer Party pursuant to any Transaction Document other than routine correspondence given or received in the ordinary course of business relating to routine aspects of construction, operation and maintenance of the Project.

I.

Change Orders; Construction Progress Reports.  Promptly after receipt thereof, any Change Order or any document or written notice from the EPC Contractor, requesting or recommending the initiation of a Change Order.  On or before the fifteenth day of each month until the Maturity Date, a construction progress report (with a copy to the Independent Engineer), in form and substance satisfactory to Agent and the Independent Engineer, detailing (i) Project Costs expended and construction milestones accomplished to date, (ii) projections of Project Costs necessary to complete the Project, (iii) the estimated PPA Commercial Operation Date, EPC Substantial Completion Date and date of Completion, (iv) the estimated date on which each remaining construction milestone set forth in the Construction Budget will be achieved, (v) status of Change Orders, (vi) monthly staffing levels and (vii) schedule deviations in construction milestone events.

J.

Certain Events.  Promptly, and in any event within three (3) Business Days, after any Issuer Party obtains knowledge thereof, (i) notification of any event of Force Majeure or similar event under any Project Document and (ii) notification of any other change in circumstances which may result in a net increase of more than $250,000 in the Project Costs.

K.

ERISA.

(i)

As soon as possible and in any event within five (5) Business Days after any Issuer Party knows, or has reason to know, that:

(a)

any Issuer Party or any member of its ERISA Controlled Group which is a Subsidiary becomes obligated to establish, maintain or contribute to an ERISA Plan or a Multiemployer Plan, or

(b)

any Termination Event with respect to an ERISA Plan or a Multiemployer Plan has occurred or will occur which could reasonably be expected to result in any Issuer Party incurring a liability in excess of $500,000, or

(c)

any condition exists with respect to a Plan which presents a material risk of termination of an ERISA Plan (other than a standard termination under Section 4041(b) of ERISA) or imposition of an excise tax or other liability with respect to an ERISA Plan which in any case could reasonably be expected to result in any Issuer Party incurring a liability in excess of $500,000, or

(d)

any Issuer Party has applied for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or

(e)

any Issuer Party or any member of its ERISA Controlled Group which is a Subsidiary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA and which could reasonably be expected to result in any Issuer Party incurring a liability in excess of $500,000, or

(f)

any ERISA Plan has an Unfunded Benefit Liability in excess of $500,000 with respect to its most recently completed plan year, or

(g)

any condition exists with respect to a Multiemployer Plan which presents a risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) by any Issuer Party or any member of its ERISA Controlled Group from a Multiemployer Plan and which could reasonably be expected to result in such Issuer Party incurring a liability in excess of $500,000, or

(h)

any Issuer Party or any member of its ERISA Controlled Group is in “default” (as defined in Section 4219I(5) of ERISA) with respect to payments to a Multiemployer Plan and such default could reasonably be expected to result in such Issuer Party incurring a liability in excess of $500,000, or

(i)

a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA), or

(j)

any Issuer Party and/or any member of its ERISA Controlled Group has or have incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA) in excess of one hundred twenty percent (120%) of the amount disclosed pursuant to subsection 5.19, or

(k)

there is an action brought against any Issuer Party or any member of its ERISA Controlled Group under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA, or

(l)

receipt from the Internal Revenue Service of notice of the failure of any ERISA Plan intended to be qualified under Section 401(a) of the Code to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any ERISA Plan to qualify for exemption from taxation under Section 501(a) of the Code, or

(m)

 a determination that any ERISA Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(j)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code),

a certificate of any Authorized Officer of such Issuer Party setting forth the details of each of the events described in clauses (a) through (m) above, as applicable, and the action which such Issuer Party or the applicable member of its ERISA Controlled Group proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service, Department of Labor or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in clauses (a) through (m) above, as applicable.

(ii)

As soon as possible and in any event within five (5) Business Days after the receipt by any Issuer Party of a demand letter from the PBGC notifying such Issuer Party of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a certificate of the president or chief financial officer of such Issuer Party setting forth the action which such Issuer Party proposes to take with respect thereto.

L.

Environmental Matters; Archeological Finds.  Promptly and in any event within five (5) Business Days after the existence of any of the following conditions, a certificate of an Authorized Officer of the applicable Issuer Party specifying in detail the nature of such condition and such Issuer Party’s or its applicable Environmental Affiliate’s proposed response thereto:  (i) the receipt by any Issuer Party or any of its Environmental Affiliates of any communication (written or oral) from a Governmental Authority or any written communication from any other Person that alleges that such Issuer Party or Environmental Affiliate made any Archeological Find or is not in compliance with applicable Environmental Laws or Environmental Approvals; (ii) any Issuer Party or any of its Environmental Affiliates shall obtain actual knowledge of an Archeological Find or that there exists any Environmental Claim pending or threatened against such Issuer Party or Environmental Affiliate; or (iii) any Issuer Party shall obtain knowledge of any Archeological Find, or any release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of an Environmental Claim against such Issuer Party or any of its Environmental Affiliates which could reasonably be expected to have a Material Adverse Effect.  Each Issuer Party will also maintain at the Site and make available for inspection by Agent and Note Holders and their agents and employees, accurate and complete records of all investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by such Issuer Party or, to the knowledge of such Issuer Party and to the extent obtained by such Issuer Party, by any Governmental Authority or other Person in respect of Materials of Environmental Concern on or affecting the Project.

M.

Receipt of Deferred Approvals.  Promptly after receipt thereof, copies of any Deferred Approvals obtained by any Note Document Party or Issuer Party, together with such documents relating thereto as any Note Holder shall request through Agent.

N.

Board Notices.  A copy of all reports and notices submitted to the Board of Directors (or any committee thereof) of any Issuer Party or to Parent or any NGP I Member within ten (10) days after any such report or notice is delivered to such Person.

O.

Development Activity Reports.  No less than once each Fiscal Quarter, a report to Agent (i) summarizing development activity since the more recent of the Closing Date or the last such quarterly report with respect to projects owned, operated or constructed by NGP II, NGP III and NGP IV and (ii) identifying any issue in connection therewith that could reasonably be expected to have a Material Adverse Effect and setting forth Issuer Parties’ proposed resolution of such issue.

P.

Amendments to Transaction Documents.  Drafts of any proposed amendment, supplement or modification (which amendment, supplement or modification Issuer believes to be in substantially final form) to any Transaction Document (or other agreement which, after giving effect to such amendment, supplement or modification would be a Material Contract) to which any Issuer Party is a party and any draft (which draft Issuer believes to be in substantially final form) of any proposed replacement to any such agreement, and to afford Note Holders a commercially reasonable opportunity to review and comment thereon.  Nothing in this subsection 6.1P shall be deemed to modify or limit the restrictions set forth in subsection 7.11.

Q.

Other Information.  From time to time, such other information or documents (financial or otherwise) as Agent or any Note Holder through Agent may reasonably request.

R.

Delivery of Documents.  With respect to each Advance Notice and each Equity Advance Notice (as defined in the NGP I Account Agreement), each certificate of the Independent Engineer delivered pursuant to subsection 4.2G(i) or the NGP I Account Agreement, each certificate of the Geothermal Consultant or the Independent Engineer pursuant to subsection 4.3, the Drilling Completion Certificate, the Insurance Consultant’s Certificate, the Certificate of EPC Substantial Completion, the PPA COD Certificate and the Final Completion Certificate, and any documents required to be delivered to Agent or Note Holders pursuant to this subsection 6.1, subsection 6.2, subsection 6.10 or subsection 6.12, a PDF of such materials should be prepared and sent to EIG@TCW.COM, Attention Mr. Niranjan Ravindran and original paper copies of such materials should be sent to Trust Company of the West, 865 South Figueroa Street, Los Angeles California  90017, Attention: Mr. Phil Abejar, Senior Vice President (or in such other manner as notified to the Issuer in any subsequent notification from Agent), with copies of such PDF and/or original paper copies to each such additional representative of Agent or Note Holders as Agent shall direct.

6.2

Operating Statements.

Within sixty (60) days after the close of each Fiscal Quarter ending after the PPA Commercial Operation Date and concurrently with the delivery of the financial statements referred to in subsection 6.1A, Issuer shall, or shall cause NGP I to, furnish to Agent an operating statement regarding the operation and performance of the Project for such Fiscal Quarter and, in the case of the operating statement for the last Fiscal Quarter of each Fiscal Year, such Fiscal Year in the form of Exhibit J.  Such operating statements shall contain (i) line items corresponding to each Operating Budget Category of the current Operating Budget showing in reasonable detail by Operating Budget Category all expenses related to the operation and maintenance of the Project, (ii) information showing the amount of electrical energy generated by the Project during such period and the amount of electrical energy sold by NGP I to the Power Purchaser for delivery and (iii) a narrative report describing the operations of Issuer and NGP I and the operation and performance of the Project in the form prepared for presentation to senior management for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period.  The operating statements shall be certified as complete and correct by an Authorized Officer of Issuer who also shall certify that the expenses reflected therein for each Operating Budget Category for the Fiscal Year to date and for each Fiscal Quarter therein did not exceed the provision for such classification and period contained in the Operating Budget then in effect, or, if any of such certifications cannot be given, stating in reasonable detail the necessary qualifications to such certifications.

6.3

Books, Records and Inspections.

Issuer shall, and shall cause each Issuer Party to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law shall be made of all dealings and transactions in relation to its business and activities.  Issuer shall, and shall cause each Issuer Party to, permit officers and designated representatives of Agent or any Note Holder to visit and inspect any of the properties of such Issuer Party and to examine the books of record and accounts of such Issuer Party and discuss the affairs, finances and accounts of such Issuer Party with, and be advised as to the same by, its and their officers and independent accountants, all upon at least seven (7) days’ written notice and at such reasonable times as Agent or such Note Holder may desire.

6.4

Taxes and Claims.

Parent and Issuer shall, and shall cause each Issuer Party to, (i) pay or cause to be paid when due, all material Taxes and all material charges, betterments or other assessments owed by any of the NGP Entities (including such amounts relating to the NGP I Property) and all other material lawful claims required to be paid by such NGP Entity except to the extent any of the same are subject to a Contest and for which adequate reserves have been established in accordance with GAAP and (ii) file, or cause to be filed when due, all material tax returns required to be filed with respect to any NGP Entity.

6.5

Governmental Approvals.

Issuer shall, and shall cause each Issuer Party to, (i) maintain in full force and effect and, except as set forth on Schedule 6.5, in its own name, all Necessary Project Approvals and use its best efforts to obtain all Deferred Approvals, including MBR Authority by the MBR Authority Date, (all of which shall be satisfactory to Required Holders) as promptly as practicable but in any event no later than the date required to be obtained under applicable Law and (ii) own, construct, operate and maintain the Project (or, as applicable, cause the Project to be constructed, operated and maintained) in material compliance with the terms and provisions (including all conditions and mitigants) of all Necessary Project Approvals (including, without limitation, the Water Rights Permits and when obtained, all Deferred Approvals).

6.6

Compliance with Law.

A.

Issuer shall cause each Issuer Party to own, construct, operate and maintain the Project (or, as applicable, cause the Project to be constructed, operated and maintained) in compliance with all Laws, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Issuer acknowledges that failure by NGP I (i) to respond to any request for change order that is issued pursuant to NRS 624.610 or (ii) to comply with NRS 624.609(2)(a)(1) regarding retainage shall in each case result in a Material Adverse Effect.

B.

Notwithstanding anything in the foregoing clause A or in this Agreement to the contrary, Issuer shall cause each Issuer Party to comply with, and ensure compliance by any and all occupants and operators of the Project with, all Environmental Laws, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, shall keep the Project free of any Lien imposed pursuant to such Environmental Laws and shall pay or cause to be paid when due any and all costs in connection with the foregoing, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by NGP I or on the NGP I Property and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern.  If NGP I fails to do any of the foregoing, then (i) after the occurrence of an Event of Default related thereto which is continuing or (ii) in the event Agent or any Note Holder sustains any liability, loss, cost, damage or expense (including attorneys’ fees and expenses) arising out of the presence of any Materials of Environmental Concern in, on or about the Project or the Collateral, Agent may cause the Project or the Collateral to be freed (by removal or otherwise) from such Materials of Environmental Concern, and the cost of such remedial action (including attorneys’, consultants’ and laboratories’ fees and expenses) shall be added to the Obligations and secured by the Security Documents.  Issuer shall, and shall cause each Issuer Party to, give to Agent and Note Holders and their agents and employees reasonable access to the Project and the Collateral to effect the foregoing.

C.

Issuer shall cause each Issuer Party not use the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

6.7

Performance of Obligations.

Issuer shall, and shall cause each Issuer Party to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, security agreement, debt instrument, lease, undertaking and contract by which it or any of its properties is bound or to which it is a party, including all Transaction Documents to which it is a party, except (with respect to Transaction Documents that are not Note Documents) for nonperformance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.8

Qualifying Facility Status and MBR Authority.

Issuer shall, and shall cause NGP I to, own, construct, operate and maintain the Project in a manner so that at all times the Project will be a Qualifying Facility and a Renewable Energy System and NGP I will have MBR Authority, unless the failure of the Project to be a Qualifying Facility or a Renewable Energy System or NGP I to maintain MBR Authority would not, in the reasonable judgment of Required Holders, have a Material Adverse Effect.

6.9

Insurance.

Issuer shall, and shall cause each Issuer Party to, at all times obtain and maintain, or cause to be obtained and maintained, the types and amounts of insurance listed and described on Schedule 6.9, in accordance with the terms and provisions set forth in such Schedule 6.9.  Issuer shall obtain and maintain such other insurance as may be required pursuant to the terms of any Transaction Document.  In the event any Issuer Party fails to take out or maintain the full insurance coverage required by this subsection 6.9, Agent, upon ten (10) days prior notice (unless the aforementioned insurance would lapse within such period, in which event notice shall not be required) to such Issuer Party of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same.  All amounts so advanced by Agent shall become an Obligation and such Issuer Party shall forthwith pay such amounts to Agent, together with interest from the date of payment by Agent at the Default Interest Rate.

6.10

Operating Budget.

A.

Issuer shall cause NGP I to, not later than thirty (30) days before the PPA Commercial Operation Date, adopt an operating plan and a budget with respect to the Project for the period from such date to the conclusion of the then current calendar year and provide a copy of such operating plan and budget at such time to Agent.  No less than forty-five (45) Business Days in advance of the beginning of each calendar year thereafter, NGP I shall similarly adopt an operating plan and a budget for the ensuing calendar year and provide a copy of such operating plan and budget at such time to Agent.  (Each such operating plan and budget is herein called an “Operating Budget”).  Each Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer and shall become effective upon acceptance by Agent (in consultation with the Independent Engineer).  If NGP I shall not have adopted an annual Operating Budget before the beginning of any calendar year or any Operating Budget adopted by NGP I shall not have been accepted by Agent (acting in consultation with the Independent Engineer) before the beginning of any upcoming calendar year, the Operating Budget for the preceding calendar year shall, until the adoption of an annual Operating Budget by NGP I and acceptance of such Operating Budget by Agent (acting in consultation with the Independent Engineer), as the case may be, be deemed to be in force and effective as the annual Operating Budget for such upcoming calendar year; provided, that if the initial Operating Budget is not approved by Agent (acting in consultation with the Independent Engineer), NGP I may use a budget that is consistent with the Projections delivered to Agent on the Closing Date until an initial Operating Budget is approved, and shall work diligently to prepare an initial Operating Budget that is acceptable to Agent (acting in consultation with the Independent Engineer).

B.

Each Operating Budget delivered to Agent pursuant to clause A of this subsection 6.10 shall be accompanied by a memorandum detailing all material assumptions used in the preparation of such Operating Budget, shall contain a line item for each budget category (which budget categories shall be acceptable to Agent) and shall specify for each month and for each such budget category, the amount budgeted for such category for such month.

6.11

Construction and Completion of Project; Maintenance of Existence and Properties.

A.

Issuer shall cause NGP I to (i) apply the proceeds of each disbursement of Advances to the purposes specified in the related Advance Notice and shall duly construct and complete, or cause the construction and completion of, the Project, and shall cause Final Completion to occur, in each case substantially in accordance with the Construction Specifications, (ii) use reasonable efforts to cause EPC Substantial Completion to occur before the Guaranteed EPC Date of Substantial Completion, (iii) use reasonable efforts to cause Final Completion to occur as promptly as practicable after the EPC Substantial Completion Date, (iv) use reasonable efforts to cause PPA Commercial Operation to occur before the Scheduled PPA Commercial Operation Date, (v) promptly upon the occurrence of Final Completion, cause the Final Completion Certificate to be delivered to Agent, (vi) promptly upon the occurrence of EPC Substantial Completion, cause the EPC Substantial Completion Certificate to be delivered to Agent, (vii) promptly upon the occurrence of the PPA Commercial Operation Date, cause the PPA COD Certificate to be delivered to Agent and (viii) promptly upon the occurrence of Drilling Completion, cause the Drilling Completion Certificate to be delivered to Agent.

B.

Issuer shall, and shall cause each Issuer Party to, keep, or cause to be kept, in good working order and condition, ordinary wear and tear excepted, all of its properties which are necessary or useful in the proper conduct of its business.

C.

Except as required in connection with the construction and maintenance of the Project, Issuer shall not, and shall cause each Issuer Party not to, permit the Project or any material portion thereof to be removed, demolished or materially altered.

D.

Issuer shall, and shall cause each Issuer Party to, do or cause to be done, all things necessary to preserve and keep in full force and effect its limited liability company existence and its material patents, trademarks, trade names, copyrights, franchises and similar rights.

6.12

Performance Tests.

Agent, Note Holders and the Independent Engineer have the right to witness and verify the Performance Tests.  Issuer shall, and shall cause each Issuer Party to, give Agent and the Independent Engineer substantially the same periods of notice regarding the proposed Performance Tests as it receives under the EPC Contract.  If, upon completion of the Performance Tests, NGP I is of the belief that the Performance Tests have been satisfied, Issuer shall so notify Agent and the Independent Engineer and shall deliver a copy of all test results supporting such conclusion, accompanied by supporting data and calculations evidencing NGP I’s belief that it has satisfied its obligations with respect to the Performance Tests.  If the Performance Tests have been satisfactorily completed, Issuer shall deliver to Agent a report which indicates the preliminary opinions as to the satisfactory achievement of the Performance Tests (a “Performance Test Report”) and the Independent Engineer, will upon a thorough review of such Performance Test Report, certify in writing to Agent, within ten (10) Business Days of the receipt of such Performance Test Report, the satisfactory achievement of the Performance Tests.

6.13

Project Documents.

A.

Issuer shall cause NGP I to maintain in full force and effect and to preserve, protect and defend its rights under and take all reasonable actions necessary to prevent termination or cancellation (except by expiration in accordance with its terms) of, each Project Document other than a termination or cancellation that has been approved by Agent and/or Required Holders, as applicable, in accordance with subsection 7.11.  Notwithstanding the foregoing, (i) if any Project Document is terminated or canceled (except by expiration in accordance with its terms) by a Person other than NGP I or (ii) by NGP I in accordance with subsection 7.11, Issuer shall cause NGPI to use its best efforts to, and shall cause NGP I to, no later than the date which is three (3) months after such termination or cancellation, enter into a replacement Additional Project Document and shall cause NGP I to deliver such Additional Project Document and all Ancillary Documents related thereto to Agent; provided, that (a) if the terminated Project Document involved, or the replacement Additional Project Document involves, projected expenditures of between $1,000,000 and $2,000,000 individually but not more than $3,000,000 in the aggregate (taking into account, without duplication, all such terminated Project Documents and all such other replacement Additional Project Documents entered into pursuant to this subsection 6.13), such replacement Additional Project Document shall be with parties and in form and substance reasonably satisfactory to Agent and (b) if the terminated Project Document involved, or the replacement Additional Project Document involves, projected expenditures of more than $2,000,000 individually or more than $3,000,000 in the aggregate (taking into account, without duplication, all such terminated Project Documents and such replacement Additional Project Documents entered into pursuant to this subsection 6.13), such replacement Additional Project Document shall be with parties and in form and substance satisfactory to Required Holders.

B.

Issuer shall cause NGP I to (i), subject to subsection 7.11, enter into the Transmission Line Contract, the Gathering System Contract and each other Additional Project Document required for the construction or maintenance of the Project on a timely basis as required for such construction and operation of the Project in accordance with the terms of the Transaction Documents; and (ii) ensure that each Letter of Credit and any other letter of credit required under any Project Document has been delivered when required under any applicable Project Document and remains in full force and effect so long as required by such Project Document.  No later than ten (10) Business Days after the Closing Date, Issuer shall have caused NGP I to modify or replace the reimbursement agreement and cash collateral agreement entered into between NGP I and Bank of the West on the Closing Date with respect to the Ormat Letter of Credit so that such reimbursement agreement and cash collateral agreement are in form and substance satisfactory to Note Holders.

6.14

Additional Property; Easements and Rights of Way; Title Insurance.

A.

If no Permitted Senior Construction Indebtedness has been issued within forty-five (45) days after the Closing Date, Agent shall be granted a first priority Lien on all assets of NGP I, including all interests of NGP I in real estate.  Such Lien shall be evidenced by Additional Security Documents, which shall include (i) a security agreement, (ii) an Additional Consent with respect to each Project Document (other than the NLRC Lease, the RLF Lease and the Interconnection Agreement, provided that Issuer shall give Sierra Pacific Power notice of the assignment of the Interconnection Agreement in accordance with the terms of such agreement and the applicable Additional Security Document shall contain all provisions required by the Interconnection Agreement) unless Agent shall determine that such consent is not available on commercially reasonable terms and the failure to obtain such consent could not reasonably be expected to have a material Adverse Effect, (iii) a power of attorney respecting execution of the applications and assignments contemplated by subsection 6.26 and (iv) account management agreements and account control agreements, all in form and substance satisfactory to Agent.  In connection with the execution and delivery of such Additional Security Documents, the Note Documents shall be amended as necessary to reflect such Additional Security Documents, and Agent and Note Holders shall receive customary opinions of counsel and other customary deliverables as may be requested by Agent and Note Holders.

B.

To the extent and at such time as NGP I acquires additional property, easements and rights-of-way, so long as Agent is secured by Liens granted pursuant to any Additional Security Document, Issuer shall cause NGP I to promptly cause such property, easements and rights-of-way to be subjected to the Lien of the Security Documents.  At the request of Agent, such Note Document Party will execute and deliver all necessary amendments to the Security Documents and file and record all Governmental Approvals necessary or advisable to enable Agent to obtain a first priority perfected Lien in such additional property, easements, and rights-of-way.  If reasonably requested by Agent, such Note Document Party shall obtain an appropriate endorsement or supplement to the title insurance policy insuring the Lien of Agent in such additional property, easements and rights-of-way, subject only to Permitted Prior Liens and other exceptions to title approved by Agent.  Prior to the acquisition or lease of any such additional real property interests, such Note Document Party shall deliver to Agent a “Phase I” environmental report with respect to such real property (if, in the reasonable determination of Agent, acting in consultation with the Independent Engineer, a “Phase I” environmental report with respect to such real property interests is warranted) and, if a “Phase II” environmental review is warranted (as reasonably determined by Agent upon its review of such “Phase I” environmental report), a “Phase II” environmental report, in each case, along with a corresponding reliance letter from the consultant issuing such report(s).  Each such environmental report shall be in form and substance reasonably satisfactory to Agent.

C.

At the request of Agent, Issuer shall cause NGP I to file and diligently prosecute any claim under the Owner’s Title Policy or the Owner’s Water Rights Title Policy if, in the judgment of Agent, the facts giving rise to such claim could reasonably be expected to have Material Adverse Effect.

6.15

Operations and Maintenance.

Issuer shall, and shall cause each Issuer Party to, operate and maintain the Project in accordance with the terms and provisions of the Transaction Documents and all applicable Governmental Approvals, except, in the case of the Project Documents, any noncompliance which could not reasonably be expected to result in a Material Adverse Effect.

6.16

Governmental Approvals Report.

Issuer shall, four (4) months prior to the anticipated Final Completion, provide Agent with a report regarding the status of all Governmental Approvals.  Such report shall be acceptable in form and substance to Agent and the Independent Engineer.

6.17

Maintenance of Lien.

A.

Each Note Document Party shall take or cause to be taken all action necessary or desirable to maintain good and valid title to the Collateral and shall maintain and preserve the Liens of the Security Documents and the priority thereof.  Each Note Document Party shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) and register and record such documents and instruments in such offices reasonably requested by Agent for such purposes.  Each Note Document Party shall take all action reasonably required to cause each Additional Project Document to be or become subject to the Lien of the Security Documents (whether by amendment to any Security Document or otherwise) and shall deliver or cause to be delivered to Agent such legal opinions, certificates or other documents with respect to such Additional Project Document as Agent or Required Holders may reasonably request.  Each Note Document Party shall execute and deliver, and will use commercially reasonable efforts to cause each Person (other than such Note Document Party), to execute and deliver, such consents as Agent or Required Holders may reasonably request.  Each Note Document Party shall execute and deliver, and will use commercially reasonable efforts to cause each Person (other than NGP I), to execute and deliver, an Additional Consent in a form and substance reasonably satisfactory to Agent, with respect to the Liens created by the Security Documents (or otherwise) on each Additional Project Document entered into by NGP I with the prior consent of Required Holders (as contemplated by subsection 7.11) and such legal opinions relating to such Additional Project Document and such consents as Agent or Required Holders may reasonably request.

B.

In the event that (i) NGP I shall incur Permitted Senior Construction Indebtedness in accordance with the terms of subsection 7.2 or (ii) if NGP I does not incur Permitted Senior Construction Indebtedness, but incurs Permitted Refinancing Indebtedness and/or sells Permitted Tax Equity, and the sum of (a) the aggregate proceeds of Permitted Tax Equity plus (b) the principal amount of any  proceeds of Permitted Refinancing Indebtedness received concurrently by NGP I exceeds $50,000,000, Agent shall release (1) any Lien in favor of Agent on the Construction Account, the Equity Interests in NGP I and any other assets or properties of NGP I and (2) the NGP I Guaranty, in each case in connection with the initial incurrence of such Indebtedness (in the case of clause (i)) or the contemporaneous receipt of such proceeds (in the case of clause (ii)).

6.18

Further Assurances.

Issuer shall, and shall cause each Issuer Party to, take all such further actions and execute all such further documents and instruments as Agent may at any time reasonably determine to be necessary to further carry out and consummate the transactions contemplated by the Note Documents or to perfect or protect the Liens of Agent on the Collateral under the Security Documents.

6.19

Transfer of Project Revenues.

A.

Issuer shall cause NGP I to promptly deposit all proceeds of NGP I Intercompany Loans into the Construction Account.

B.

Issuer shall cause NGP I, not less than once each Fiscal Quarter of Issuer (commencing with the Fiscal Quarter ending on or immediately after the PPA Commercial Operation Date), to distribute all Available Cash Flow to Issuer and make, at such time as any Permitted Financing Documents are in force and effect, all Extraordinary Distributions to Issuer that are permitted pursuant to the terms of any applicable Permitted Financing Documents.  The proceeds of such Distributions shall be deposited directly into the Collection Account (as defined in the Issuer Account Management Agreement).

6.20

Establishment of Accounts.

A.

Issuer shall cause NGP I to establish the Construction Account.  Such account shall at all times be under the exclusive dominion and control of Agent pursuant to the Control Agreement (Construction Account) or a similar agreement in form and substance satisfactory to Agent acting on behalf of Note Holders.

B.

Issuer shall establish accounts as required by the Issuer Account Management Agreement.  Such accounts shall at all times be under the exclusive dominion and control of Agent pursuant to the Control Agreement (Issuer Accounts) or a similar agreement in form and substance satisfactory to Agent acting on behalf of Note Holders.

6.21

Interconnection.

Issuer shall, and shall cause NGP I to, use reasonable efforts to cause the completion of the construction of the Interconnection Facilities (as defined in the Interconnection Agreement) with Sierra Pacific Power in a timely manner such that there is no delay in the Scheduled PPA Commercial Operation Date.

6.22

PPA Supply Amount Adjustment.

Unless NGP I has entered into an additional power purchase agreement with Nevada Power Company or an amendment to the Power Purchase Agreement on terms and conditions satisfactory to Required Holders, (i) on or before the last date permitted under the Power Purchase Agreement for such election, Issuer shall cause NGP I to exercise its rights under the Power Purchase Agreement to increase the Supply Amount, the Average Annual Supply Amount and the Maximum Amount by the maximum amount permitted under Section 3.7.1 of the Power Purchase Agreement and (ii) on or before October 1 of each year after the PPA Commercial Operation until the Maturity Date, Issuer shall cause NGP I to exercise its rights under the Power Purchase Agreement to increase the Supply Amount and the Average Annual Supply Amount by the maximum amount permitted under Section 3.7.2 of the Power Purchase Agreement.

6.23

Mandatory Jurisdiction of Nevada Law on Construction Contracts.

Issuer shall, and shall cause each Issuer Party to, comply with NRS 108.2453 that requires the EPC Contract and any other Project Document for the improvement of Nevada land to be under Nevada law.  Issuer shall, and shall cause each Issuer Party to, assure compliance with Nevada’s mechanic lien law of NRS 108.2453(2)(d), which forbids a clause that requires any litigation, arbitration or other process for dispute resolution on disputes arising out of a construction contract or other agreements for the improvement of property to occur in a state other than Nevada.

6.24

Further Assurances With Respect to Water Rights.

If at any time the Independent Engineer advises that NGP I does not have sufficient water rights for the construction or operation of the Project, Issuer shall cause NGP I to use its commercially reasonable efforts to enter into purchase contracts or contracts to appropriate water in the amounts deemed sufficient by Agent (acting in consultation with the Independent Engineer) for the construction and/or operation of the Project.

6.25

Proof of Completion of Works for the Permits with the Nevada Division of Water Resources.

Prior to September 8, 2008, Issuer shall cause NGP I to (i) file proof of completion of works for the permits with the Nevada Division of Water Resources or (ii) file a request for extension to submit such a proof and, in the case of (ii) only, Issuer shall cause NGP I to afterwards make the timely filing as appropriate under the acquired extension.  Promptly (and in no event later than two (2) Business Days) after the Closing Date, Issuer shall deliver evidence reasonably satisfactory to Agent that NGP I shall have filed a “Request for Notice and Change of Address” with the Nevada Division of Water Resources in connection with each of the Water Rights Permits, designating Agent as a copy party for all correspondence with respect to such Water Rights Permit.

6.26

BLM Leases; BLM Rights of Way; BLM Register.

A.

Unless Liens in favor of Agent have been released in accordance with subsection 6.17B, if an Event of Default has occurred and is continuing and Agent or Note Holders have elected to exercise remedies under the Additional Security Documents in accordance with subsection 8.2, Issuer shall cause NGP I to execute the transfer application with respect to each of the BLM Leases and BLM Rights of Way, if requested by Agent.

B.

Unless Liens in favor of Agent have been released in accordance with subsection 6.17B, if an Event of Default has occurred and is continuing and Agent or Note Holders have elected to exercise remedies under the Additional Security Documents in accordance with subsection 8.2, Issuer shall cause NGP I to execute any and all assignment forms necessary, in the sole discretion of Agent, to assign the rights of NGP I in each of the BLM Leases and BLM Rights of Way to Agent.

6.27

Lease Extensions; Buy Down of Lease Royalties.

A.

Issuer shall cause NGP I to, at the earliest feasible date, to exercise its extension rights under, or otherwise extend, each material lease (including the BSNF Lease and the RLF Lease) if and to the extent necessary to cause such lease to extend through the PPA Commercial Operation Date and, thereafter, to a date no earlier than one (1) year after the Maturity Date.

B.

Issuer shall cause NGP I to buy down royalty payments due under the NLRC Lease promptly following the PPA Commercial Operation Date.

6.28

Option to Purchase the Surface Rights.

Issuer shall cause NGP I to exercise commercially reasonable efforts to purchase the surface rights under each of (i) the NLRC Lease, (ii) the RLF Lease, and (iii) the BNSF Lease.

6.29

Payment of Royalties under the DeLong Lease.

Issuer shall, and shall cause NGP I to, exercise commercially reasonable efforts to resolve any issues with respect to ownership of the geothermal resource and payment of royalties on the DeLong Lease, including (i) excluding the DeLong Lease from the Unit Agreement and (ii) obtaining the lease (including the right to use the geothermal resource) directly from NLRC; provided that, if required by the lessor under the DeLong Lease, NGP I shall pay any royalties to such lessor, whether or not they are duplicative of any royalties NGP I has already paid to NLRC.

6.30

Minimum Equity.

Issuer shall cause each Issuer Party to at all times until the Maturity Date, maintain the equity contribution in the Project in a minimum amount equal to the equity contribution required under subsection 4.1GG.

6.31

Pass-Through for Tax Purposes.

Issuer shall, and shall cause NGP I to, at all times maintain its respective status as a partnership or similarly treated pass-through entity or disregarded entity for U.S. federal income tax purposes; provided, however, that Issuer or NGP I may, with the prior written consent of Required Holders, change its respective status from a disregarded entity to a pass-through entity and vice-versa.

SECTION 7.

NEGATIVE COVENANTS OF ISSUER

Issuer covenants and agrees that for so long as any Obligations or Commitments remain outstanding, Issuer shall, and shall cause each Issuer Party to, perform or cause to be performed the covenants in this Section 7.

7.1

Equity Issuances; Distributions.

A.

Except as set forth in subsection 7.1B, Issuer shall not, and shall not cause or permit any Issuer Party to, directly or indirectly, issue, sell, transfer, assign, pledge or otherwise encumber, or grant any options, rights or warrants with respect to, any Equity Interests or other ownership interests of any Issuer Party, except for Liens on such Equity Interests or other ownership interests created pursuant to the terms of the Note Documents, any Permitted Senior Construction Indebtedness Documents and any Permitted Refinancing Documents.

B.

On or after the later of the PPA Commercial Operation Date and the EPC Substantial Completion Date but in any event prior to the Target Refinancing Date, Issuer may permit NGP I to sell Equity Interests (“Permitted Tax Equity”) (the date of such sale being the “Tax Equity Closing Date”); provided that (i) the proceeds of such issuance, together with the proceeds of any Permitted Term Refinancing Indebtedness issued concurrently therewith, shall be applied to repay in full all obligations in respect of Permitted Senior Construction Indebtedness (and all commitments to provide such Indebtedness shall be terminated) and, subject to the last sentence hereof, to prepay the Notes in accordance with subsection 3.3 in an aggregate principal amount equal to the amount of proceeds remaining after repayment of the Permitted Senior Construction Indebtedness; (ii) after giving effect to the sale of such Permitted Tax Equity, the repayments pursuant to clause (i), the sum of (a) the proceeds of such Permitted Tax Equity, plus (b) the outstanding principal amount of the Notes (without giving effect to any accrued interest added to the principal thereof in accordance with subsection 3.2B(i)), plus (c) the maximum principal amount of Permitted Term Refinancing Indebtedness outstanding and/or committed to be provided shall not exceed $170,000,000 (plus reasonable transaction fees and expenses incurred in connection with the issuance of the Permitted Tax Equity, any Permitted Senior Construction Indebtedness and any Permitted Term Refinancing Indebtedness and plus the Net Drilling Advance Amount, if any); (iii) Issuer shall deliver to Agent projections satisfactory to Required Holders demonstrating that, after giving effect to the sale of Permitted Tax Equity and the incurrence of any Permitted Term Refinancing Indebtedness, (a) Distributions of Available Cash Flow to Issuer for each Fiscal Quarter through the Maturity Date are no less favorable to Issuer than those set forth in the Projections delivered to Agent on the Closing Date and (b) the projected Debt Service Coverage Ratio will be not less than 1.4:1 for each Fiscal Quarter ended on or prior to the Maturity Date; (iv) all terms and conditions of all Permitted Tax Equity Documents, including the purchase and sale (or contribution) agreement and the amended NGP I Limited Liability Company Agreement shall be in form and substance satisfactory to Agent; (v) without limiting the generality of clause (iv), the voting and consent rights of the purchasers of Permitted Tax Equity shall be acceptable to Agent and shall not impair Issuer’s ability to control performance by NGP I of the covenants and other provisions of this Agreement and the other Note Documents applicable to NGP I; (vi) any modifications to any Transaction Documents to be made in connection with the sale of such Permitted Tax Equity (including without limitation the terms of the consents of counterparties to Project Documents) shall be acceptable to Agent and Required Holders; (vii) Agent and Required Holders shall be satisfied with the accounting and tax treatment of Issuer Parties after giving effect to such Permitted Tax Equity, and the provisions of subsection 6.1 shall have been amended, if requested by Agent, to reflect such treatment; (viii) no Default or Event of Default shall have occurred and be continuing immediately prior to, or would arise from, the sale of such Permitted Tax Equity and the incurrence of any associated Permitted Refinancing Indebtedness; (ix) the closing and funding of any Permitted Term Refinancing Indebtedness shall occur contemporaneously with the closing and funding of such Permitted Tax Equity; (x) Agent shall have received such additional information, documents or opinions in connection with the issuance of such Permitted Tax Equity as Agent shall reasonably request; and (xi) Drilling Completion shall have occurred.  Anything to the contrary herein notwithstanding, if the aggregate proceeds of Permitted Tax Equity and any Permitted Term Refinancing Indebtedness received contemporaneously by NGP I exceed the amount necessary to repay any Senior Construction Indebtedness in full and to reduce the aggregate outstanding principal amount of the Notes to $70,000,000, such excess proceeds may be applied to fund Distributions in respect of Permitted Equity Contributions in accordance with subsection 7.1D.

C.

Issuer shall not directly or indirectly declare, order, pay, make or set apart any sum for any Distribution except in accordance with the terms of the Issuer Account Management Agreement.  Without limiting the foregoing, Issuer shall not directly or indirectly declare, order, pay, make or set apart any sum for any Distribution unless: (i) two (2) full Fiscal Quarters have elapsed since the EPC Substantial Completion Date; (ii) no Default or Event of Default exists or would result therefrom; (iii) the Debt Service Coverage Ratio for the four (4) Fiscal Quarters immediately preceding the date of such Distribution, or, if less, for the number of Fiscal Quarters that have elapsed since the EPC Substantial Completion Date, is not less than 1.4:1; and (iv) the projected Debt Service Coverage Ratio for the four (4) Fiscal Quarters immediately following date of such Distribution is not less than 1.4:1.  Notwithstanding the foregoing, Issuer may (a) pay management fees under the Operation and Maintenance Agreement in an amount not to exceed $250,000 per year, as adjusted pursuant to Section 6.03 of the Operation and Maintenance Agreement, (b) pay management fees in accordance with the Cotenancy Agreement in an aggregate amount not to exceed $25,000 per year, as adjusted in accordance with the terms of such agreement, (c) may make a Distribution of the Prior Cost Amount on the Closing Date from the proceeds of the Initial Advance: provided that (1) all certifications by Issuer made in the applicable Advance Notice shall be true and correct on the date of such Distribution, and (2) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such Distribution and (d) make Distributions in respect of Permitted Equity Contributions in accordance with subsection 7.1D.

D.

If Issuer shall have made Permitted Equity Contributions, upon not less than five (5) Business Days’ written notice by Issuer to Agent of such proposed Distribution, which notice shall certify that each of the conditions set forth in this subsection 7.1D are satisfied on the date of such notice and will be satisfied on the Date of Distribution, NGP I may Distribute to Issuer in respect of such Permitted Equity Contributions an amount up to the aggregate amount of such Permitted Equity Contributions (and Issuer may in turn Distribute such Distributions to Parent) on the following conditions:

(i)

the maximum amount of such Permitted Equity Contributions that may be eligible for Distribution in accordance with this subsection 7.1D shall not exceed $30,000,000 unless, prior to the date on which such Permitted Equity Contribution is made to NGP I, Note Holders shall have made Construction Advances in an aggregate principal amount not less than $70,000,000;

(ii)

the maximum amount of all such Permitted Equity Contributions eligible for Distribution in accordance with this subsection 7.1D shall not exceed $50,000,000;

(iii)

no Distribution in respect of any Permitted Equity Contribution shall include a return on such Permitted Equity Contribution;

(iv)

any such Distribution may be made only upon Final Completion and solely from the proceeds of Permitted Tax Equity or Permitted Term Refinancing Indebtedness; provided that any such proceeds shall first have been applied to prepay the Notes to the extent required to reduce the aggregate outstanding principal amount of the Notes to $70,000,000;

(v)

no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such Distribution; and

(vi)

the Independent Engineer shall have verified to the satisfaction of Agent that all of the proceeds of such Permitted Equity Contribution were applied to pay Project Costs in accordance with the Project Budget (or to repay outstanding Notes).

For the avoidance of doubt, the aggregate amount of Distributions in respect of Permitted Equity Contributions pursuant to this subsection 7.1D shall not exceed the sum of all Permitted Equity Contributions minus the aggregate amount, if any, of Contingent Drilling Advances.

7.2

Indebtedness.

Issuer shall not, and shall not cause or permit any Issuer Party to, without the prior written consent of Required Holders create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, including without limitation, any subordinated intercompany Indebtedness on terms (including the terms of subordination) satisfactory to Note Holders, other than:

(i)

Indebtedness hereunder and under the other Note Documents;

(ii)

Permitted Senior Construction Indebtedness in a minimum principal amount not less than $50,000,000 incurred no later than June 1, 2009 (and in any event prior to the Tax Equity Closing Date); provided that (a) Note Holders shall have made Construction Advances in an aggregate principal amount not less than $70,000,000 prior to any borrowing by NGP I under any agreement providing for such Permitted Senior Construction Indebtedness; (b) to the extent that, upon execution by NGP I of a binding agreement providing for incurrence of any such Permitted Senior Construction Indebtedness, the sum of (1) the maximum principal amount of Permitted Senior Construction Indebtedness outstanding or committed to be provided under such agreement, plus (2) the outstanding principal amount of the Notes (without giving effect to any accrued and unpaid interest that has been added to the principal of the Notes pursuant to subsection 3.2B(i)) plus (3) the aggregate amount of the remaining undrawn Construction Commitments plus (4) the aggregate amount of Permitted Equity Contributions exceeds $170,000,000 (plus reasonable transaction fees and expenses incurred in connection with the issuance such Permitted Senior Construction Indebtedness and the aggregate amount, if any, of Contingent Drilling Advances made to the applicable date), the Construction Commitments shall be reduced in an amount equal to the lesser of (I) the amount of such excess and (II) the remaining undrawn Construction Commitments, and, subject to clause (a) of this subsection 7.2(ii), Issuer shall prepay the Notes from the proceeds of the initial disbursement of such Permitted Senior Construction Indebtedness in accordance with subsection 3.3 in an aggregate principal amount equal to any such excess that remains after taking into account all Construction Commitment reductions; provided that, in no event shall the Construction Commitments be reduced to an amount that, when added to the aggregate principal amount of all Construction Advances, is less than $70,000,000; (c) the total amount of interest, principal, fees, discounts, commissions and other charges due or accrued on such Permitted Senior Construction Indebtedness for any Fiscal Quarter or Fiscal Year through the Maturity Date shall be no less favorable to Issuer than those set forth in the Projections delivered to Agent on the Closing Date; (d) the lenders of such Permitted Senior Construction Indebtedness shall agree to provide cure rights to Note Holders on substantially the terms set forth on Exhibit N hereto or otherwise acceptable to Agent; (e) all other terms and conditions of such Permitted Senior Construction Indebtedness shall be acceptable to Agent and Required Holders; (f) Issuer shall have received a binding commitment for (1) a permanent financing to refinance such Permitted Senior Construction Indebtedness on or about the EPC Substantial Completion Date or (2) a sale of Permitted Tax Equity to repay such Permitted Senior Construction Indebtedness on or about the EPC Substantial Completion Date, or a combination thereof, on terms and conditions consistent with the requirements set forth in subsections 7.1B and 7.2(iii) respecting, respectively, Permitted Tax Equity and Permitted Refinancing Indebtedness and otherwise satisfactory to Agent and Required Holders; (g) any modifications to any Transaction Documents to be made in connection with such Permitted Senior Construction Indebtedness (including without limitation the terms of the consents of counterparties to Project Documents) shall be acceptable to Agent and Required Holders; (h) Agent shall have received such additional information, documents or opinions in connection with the issuance of such Permitted Senior Construction Indebtedness as Agent shall reasonably request; and (i) Drilling Completion shall have occurred;

(iii)

Permitted Term Refinancing Indebtedness incurred on or after the later of the PPA Commercial Operation Date and the EPC Substantial Completion Date but in any event prior to the Target Refinancing Date (the date of such closing being the “Term Refinancing Closing Date”), in a maximum principal amount not to exceed the outstanding principal amount of the Indebtedness being refinanced plus the amount of any Distributions in respect of Permitted Equity Contributions that are intended to be funded with proceeds of the Permitted Term Refinancing Indebtedness pursuant to subsection 7.1D (plus reasonable transaction fees in connection with such refinancing); provided that (a) after giving effect to the incurrence of such Permitted Term Refinancing Indebtedness and any sale of Permitted Tax Equity, the sum of (1) the proceeds of such Permitted Tax Equity, plus (2) the outstanding principal amount of the Notes (without giving effect to any accrued interest added to the principal thereof in accordance with subsection 3.2B(i)), plus (3) the maximum principal amount of Permitted Term Refinancing Indebtedness outstanding and/or committed to be provided shall not exceed $170,000,000 (plus reasonable transaction fees and expenses incurred in connection with (A) the issuance of such Permitted Term Refinancing Indebtedness and (B) if applicable, the sale of Permitted Tax Equity and plus the Net Drilling Advance Amount, if any); (b) the total amount of interest, principal, fees, discounts, commissions and other charges due or accrued on such Permitted Term Refinancing Indebtedness for any Fiscal Quarter through the Maturity Date shall be no less favorable to Issuer than those set forth in the Projections delivered to Agent on the Closing Date; (c) the interest rate and fees payable on such Permitted Term Refinancing Indebtedness shall be no higher than those applicable to the Indebtedness so refinanced, and the maturity and average life of such Permitted Term Refinancing Indebtedness shall be no shorter than the Indebtedness so refinanced; (d) the lenders of such Permitted Term Refinancing Indebtedness shall agree to provide cure rights to Note Holders on substantially the terms set forth on Exhibit N hereto or otherwise acceptable to Agent; (e) all other terms and conditions of such Permitted Term Refinancing Indebtedness shall be acceptable to Agent and Required Holders; (f) no Default or Event of Default shall have occurred and be continuing at the time of, or would result from, the incurrence of such Permitted Term Refinancing Indebtedness and, if applicable, the concurrent sale of any Permitted Tax Equity; (g) any modifications to any Transaction Documents to be made in connection with such Permitted Term Refinancing Indebtedness (including without limitation the terms of the consents of counterparties to Project Documents) shall be acceptable to Agent and Required Holders; (h) Issuer shall have delivered to Agent projections satisfactory to Agent and Required Holders demonstrating that, after giving effect to the incurrence of any such Permitted Term Refinancing Indebtedness and the sale of any Permitted Tax Equity, (1) such Indebtedness shall be amortized on or prior to its stated maturity from operating cash flow of NGP I and (2) the projected Debt Service Coverage Ratio will be not less than 1.4:1 for each Fiscal Quarter through the Maturity Date; (i) Drilling Completion shall have occurred; (j) unless no Permitted Tax Equity is sold during the period permitted under subsection 7.1B, the Term Refinancing Closing Date and the Tax Equity Closing Date shall be the same date; and (k) Agent shall have received such additional information, documents or opinions in connection with the issuance of such Permitted Term Refinancing Indebtedness as Agent shall reasonably request;

(iv)

Permitted Subsequent Refinancing Indebtedness incurred after the Target Refinancing Date in an aggregate principal amount not to exceed the outstanding principal amount of the Permitted Term Refinancing Indebtedness being refinanced (plus reasonable transaction fees in connection with such refinancing); provided that such Permitted Subsequent Refinancing Indebtedness shall satisfy all of the conditions to the incurrence of Permitted Term Refinancing Indebtedness other than contemporaneous closing with Permitted Tax Equity.  For the avoidance of doubt, the proceeds of any such Permitted Subsequent Refinancing Indebtedness shall be applied solely to repay Permitted Term Refinancing Indebtedness;

(v)

the reimbursement obligations in respect of the Letters of Credit (other than the PPA Letter of Credit); and

(vi)

other Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

7.3

Liens.

Issuer shall not, and shall not cause or permit any Issuer Party to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its property now owned or hereafter acquired, other than the following:

(i)

Liens granted to Agent for the benefit of Secured Parties pursuant to the Security Documents;

(ii)

Liens described on Schedule 7.3;

(iii)

Liens for Taxes not yet due and payable or which are subject to a Contest for which adequate reserves have been established in accordance with GAAP;

(iv)

in the case of NGP I, Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens imposed by Law (other than any Lien imposed by ERISA or pursuant to any Environmental Law) in the ordinary course of the business of NGP I; provided, that (1) the amounts secured by Liens referred to in this clause (iv) are not yet due or are subject to a Contest and (2) the aggregate amount of obligations secured by Liens referred to in clauses (iv) and (v) of this subsection 7.3 shall not exceed $500,000;

(v)

in the case of NGP I, (a) Liens (other than any Lien imposed by ERISA or pursuant to any Environmental Law) incurred or (b) deposits made in the ordinary course of business, in either case, in connection with workers’ compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money); provided, that (1) the amounts secured by Liens referred to in this clause (v) are not yet due or are subject to a Contest and (2) the aggregate amount of obligations secured by Liens referred to in clauses (iv) and (v) of this subsection 7.3 shall not exceed $500,000;

(vi)

in the case of NGP I, easements, rights-of-way, zoning, and similar restrictions and other similar charges or encumbrances which do not interfere with the conduct of the business of any Issuer Party and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by any Issuer Party or have a Material Adverse Effect;

(vii)

Liens on assets of NGP I and on Equity Interests in NGP I owned by Issuer, in each case securing any Permitted Senior Construction Indebtedness or any Permitted Refinancing Indebtedness; and

(viii)

in the case of NGP I, Liens on any Permitted Cash Collateral Account.

7.4

Restriction on Fundamental Changes.

A.

Issuer shall not, and shall not cause or permit any Issuer Party to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any part of its business or property (other than drilling permits that the Geothermal Consultant determines not to be reasonably required for the Project), whether now owned or hereafter acquired, except (i) sales of obsolete and/or replaced equipment, (ii) sales of inventory in the ordinary course of business, or (iii) sales of other property not material to the operation of the Project and with an aggregate book value (a) not in excess of $250,000 during any Fiscal Year or (b) with the prior written consent of Agent, in excess of $250,000 (but not in excess of $1,000,000) during any Fiscal Year.

B.

Issuer shall not, and shall not cause or permit any Issuer Party to, (i) acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except pursuant to the Project Documents and except acquisitions of property or assets in the ordinary course of NGP I’s business, (ii) create or acquire any Subsidiary or (iii) enter into any partnership or joint venture.

7.5

Contingent Obligations.

Issuer shall not, and shall not cause or permit any Issuer Party to, create or become or be liable with respect to, any Contingent Obligation, except:

(i)

indemnities and other Contingent Obligations provided under the Transaction Documents; and

(ii)

reimbursement obligations in respect of any Letter of Credit (other than the PPA Letter of Credit).

7.6

Advances, Investments and Loans.

Issuer shall not, and shall not cause or permit any Issuer Party to, lend money or credit or make advances or contributions to any Person, or directly or indirectly purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except that Issuer and NGP I may maintain the Construction Account and any other account required or permitted by the Security Documents and may invest the funds on deposit therein in Permitted Investments.

7.7

Transactions with Affiliates.

Issuer shall not, and shall not cause or permit any Issuer Party to, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate, other than (i) the transactions expressly provided for in the Transaction Documents, (ii) transactions entered into in the ordinary course of business with an aggregate limit of $250,000 during any Fiscal Year on terms which are at least as favorable to such Issuer Party as could be obtained by such Issuer Party in an arms-length transaction, (iii) the Cotenancy Agreement and transactions contemplated thereby, (iv) the Operation and Maintenance Agreement and transactions contemplated thereby, (v) the transactions whereby the drilling permits that the Geothermal Consultant determines not to be reasonably required for the Project are assigned to or reissued in the name of an Affiliate of such Issuer Party or (vi) transactions otherwise approved in writing by Required Holders.  Issuer shall not, and shall not cause or permit any Issuer Party to, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate to undertake or permit any development activity in respect of projects to be constructed or operated by NGP II, NGP III, NGP IV or otherwise.

7.8

Changes in Business.

Issuer shall not cause or permit NGP I to enter into or engage in any business other than the ownership, development, construction, operation and maintenance of the Project in accordance with the Transaction Documents.  Issuer shall not, and shall not cause or permit any Issuer Party (other than NGP I) to, engage in any business other than consummation of the transactions contemplated by the Transaction Documents and, in the case of Issuer, ownership of the Equity Interests of the other Issuer Parties.

7.9

Fiscal Year; Fiscal Quarter.

Issuer shall not, and shall not cause or permit any Issuer Party to, change its Fiscal Year or any of its Fiscal Quarters or any of its accounting policies, except for a one-time change to conform to the Fiscal Year of the investor purchasing any Permitted Tax Equity.

7.10

Abandonment.

Issuer shall not cause or permit any Issuer Party to cause or permit or suffer to exist an Event of Abandonment.

7.11

Termination, Amendment of Project Documents; Additional Project Documents.

Issuer shall not, and shall not cause or permit any Issuer Party to:

(i)

without the prior written consent of Required Holders, in the case of the Power Purchase Agreement, the Issuer Limited Liability Company Agreement, the NGP I Limited Liability Company Agreement, the Cotenancy Agreement, the Interconnection Agreement, the Operation and Maintenance Agreement, the EPC Contract (other than Change Orders permitted under subsection 7.12) and the Real Estate Agreements (collectively, the “Core Transaction Documents”), terminate, amend or modify in any material respect, assign, or permit the Power Purchaser or any other applicable Project Party to assign (other than to the extent permitted without NGP I’s consent under and in accordance with the Power Purchase Agreement) any of its rights or obligations under, grant consents with respect to any obligation under, or waive timely performance or observance by any Person (other than the Power Purchaser) of any material obligation under any Core Transaction Document;

(ii)

without the prior written consent of Required Holders, in the case of each of the Project Documents (other than the Core Transaction Documents), terminate, amend or modify in any material respect, assign (or permit any other Project Party to assign) any of its rights or obligations under, grant consents with respect to any obligation under, waive timely performance or observance by any Person (other than Agent or any Note Holder) of any material obligation under, exercise any options or remedies or make any elections under any Project Document or any other Material Contract (other than the Core Transaction Documents), in each case if such action could reasonably be expected to have a Material Adverse Effect; or

(iii)

enter into any Additional Project Documents; provided, that NGP I may execute and deliver an Additional Project Document (a) involving projected expenditures of less than $500,000 individually, (b) with the prior consent of Agent (acting in consultation with the Independent Engineer), in the case of  Additional Project Document involving projected expenditures of between $500,000 and $1,000,000 individually but not more than $2,000,000 in the aggregate (taking into account all such other Additional Project Documents entered into pursuant to subsection 7.11(iii)(a) or this subsection 7.11(iii)(b)) and (c) with the prior consent of Required Holders, in the case of the Transmission Line Contract, the Gathering System Contract or any Additional Project Document involving projected expenditures of $1,000,000 or more individually or more than $2,000,000 in the aggregate; provided that, on or before the date on which NGP I executes and delivers any such Additional Project Document, NGP I shall have delivered to Agent all Ancillary Documents relating thereto as may be required by Agent.

7.12

Change Orders; Suspension.

Notwithstanding anything to the contrary contained in subsection 7.11, Issuer shall not permit NGP I to enter into or approve any Change Order under a Project Document without the approval of Agent (acting in consultation with the Independent Engineer) if (i) the net cost of such Change Order is in excess of $500,000 or (ii) the net cost of such Change Order, together with all prior Change Orders that have not been approved by Agent, would equal or exceed $1,000,000.  Notwithstanding anything to the contrary contained in subsection 7.11, Issuer shall not permit NGP I to enter into or approve any Change Order under a Project Document without the approval of Required Holders (acting in consultation with the Independent Engineer) if (a) the net cost of such Change Order, together with all prior Change Orders that have not been approved by Required Holders, would equal or exceed $1,500,000, (b) such Change Order would cause the available contingency reserve to be reduced to zero, (c) such Change Order could reasonably be expected to delay EPC Substantial Completion beyond the Guaranteed EPC Date of Substantial Completion; unless (1) the remaining amounts in the line item entitled “Contingency” in the Construction Budget which are not reasonably expected to be applied to other Project Costs exceed the amount of (I) lost net revenue projected to accrue during the period of delay under the Projections delivered to Agent on the Closing Date plus (II) all liquidated damages which may be payable under the Power Purchase Agreement, and amounts drawn under such line item in the amount of such lost net revenue and liquidated damages are deposited in the Construction Account and (2) the Power Purchase Agreement is not subject to termination as a result of the expected delay, (d) such Change Order will alter in any material respect any guaranty, liquidated damages provision or the standards for any of the Performance Tests, (e) such Change Order could reasonably be expected to permit or result in any materially adverse modification or impair the enforceability of any warranty under the EPC Contract and the Operation and Maintenance Agreement, (f) such Change Order could reasonably be expected to materially impair or reduce the maximum capacity, value, efficiency, utility, output, performance, reliability, durability or availability of the Project, or materially increase Operation and Maintenance Expenses associated with the Project, or materially decrease Cash Flow, (g) such Change Order could reasonably be expected to present a significant risk of the revocation or material modification of any Governmental Approval or jeopardize the Project’s status as a Qualifying Facility or Renewable Energy System or (h) such Change Order may reasonably be expected to cause the Project not to comply or lessen in any material respect the Project’s ability to comply with any Law applicable to NGP I or the Project.   Issuer shall, or shall cause NGP I to, give Note Holders at least five (5) Business Days’ prior written notice before it enters into or approves any Change Orders.  Issuer shall not permit NGP I to order any material suspension of work without the prior written approval of Required Holders.

7.13

Use of Proceeds; Margin Regulations.

Issuer shall not, and shall not cause or permit NGP I to, use any proceeds of any Advance other than in accordance with the provisions of subsection 2.3.  Issuer shall not use any part of the proceeds of any Advance to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  Issuer shall not use the proceeds of any Advance in a manner that could reasonably be expected to violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

7.14

Environmental Matters.

Issuer shall not permit, and shall not permit any Issuer Party to permit, (i) any underground storage tanks to be located on any property owned or leased by Issuer or NGP I, as the case may be, or any of its Environmental Affiliates, (ii) any asbestos to be contained in or form part of any building, building component, structure or office space owned or leased by Issuer or NGP I, as the case may be, or any of its Environmental Affiliates or (iii) any polychlorinated biphenyls (PCBs) to be used or stored at any property owned or leased by Issuer or NGP I, as the case may be, or any of its Environmental Affiliates.

7.15

Governmental Regulation.

Issuer shall not permit any Issuer Party to permit the Project to lose its Qualifying Facility status, its MBR Authority or its Renewable Energy System status, or take any action that could reasonably be expected to cause NGP I to lose its Qualifying Facility status, its MBR Authority or its Renewable Energy System status, in each case without the consent of Note Holders.  Issuer shall not permit any Issuer Party to permit itself to be deemed by any Governmental Authority to be, or be subject to, or not exempt from, financial, organizational or rate regulation as, an “electric utility,” “electric corporation,” “electrical company,” “gas utility,” “steam company,” “steam utility,” “public utility,” “public utility holding company,” “water utility”, “public service company” or similar entity under (i) the laws of any state respecting the rates, financial or organizational regulation of electric, water or steam utilities or companies, (ii) the Federal Power Act, except Sections 205 and 206 thereof and other provisions of the Federal Power Act from which Issuer as a Qualifying Facility is not exempt as set forth in 18 C.F.R. § 292.601I(2)-(5), or (iii) PUHCA.  Issuer shall not permit any Issuer Party to take any action to cause itself to be (or omit to take any action necessary to prevent itself from becoming) subject to securities or rate regulation by the Nevada Public Utilities Commission.

7.16

No Accounts.

Except in accordance with the terms of any Permitted Financing Documents, (i) Issuer shall not permit NGP I to establish or maintain any accounts except as expressly permitted by the NGP I Account Management Agreement, subsection 6.20A or any Additional Security Document; provided that NGP I may establish a Permitted Cash Collateral Account for each of the Ormat Letter of Credit and the Sierra Interconnect Letter of Credit and (ii) Issuer shall not establish any accounts except as expressly permitted by the Issuer Account Management Agreement, subsection 6.20B or any Additional Security Document.

7.17

Expenditures and Budgets.

A.

Prior to the EPC Substantial Completion Date, Issuer shall not, or permit any Issuer Party to, make any payments or expenditures, except those contemplated by the Construction Budget, or as otherwise agreed by Required Holders.

B.

After the EPC Substantial Completion Date, Issuer shall not, or permit any Issuer Party to, make any payments or expenditures, except those contemplated by the Operating Budget, or as otherwise agreed by Required Holders.

7.18

Debt Repayment; Modification of Permitted Financing Documents.

Issuer shall not, and shall not permit any Issuer Party to:

(i)

make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on subordinated debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any subordinated debt;

(ii)

amend or modify, or permit the amendment or modification of, any provision of any subordinated debt or any agreement relating thereto, other than amendments or modifications that are not in any manner adverse to Note Holders and that do not affect the subordination provisions thereof;

(iii)

make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (other than obligations under the Transaction Documents or the repayment of any Permitted Senior Construction Indebtedness, in each case with the proceeds of any Permitted Refinancing Indebtedness or Permitted Tax Equity), whether by prepayment, refinancing, exchange, defeasance or otherwise, other than scheduled principal, interest and fee payments and mandatory prepayments with respect to such Indebtedness; or

(iv)

directly or indirectly, amend, supplement, or waive, or consent to the amendment, supplement or waiver of any of the provisions of any Permitted Financing Documents.

7.19

Certain Restrictions.

Issuer shall not, and shall not permit any Issuer Party to, enter into any agreement (other than the Note Documents and Permitted Financing Documents) which restricts the ability of Issuer or NGP I to (i) enter into any amendments, modifications or waivers of the Transaction Documents, (ii) sell or otherwise dispose of its assets, (iii) create, incur, assume or suffer to exist any Lien upon any of its property, (iv) create, incur, assume or become liable with respect to any Indebtedness or (v) make Distributions.

7.20

Construction Budget.

Issuer shall not, and shall not permit any Issuer Party to, directly or indirectly, amend, modify, allocate, re-allocate or supplement or permit or consent to the amendment, modification, allocation, re-allocation or supplementation of the Construction Budget or any line item category set forth therein, except as follows:

(i)

Issuer shall cause NGP I to deliver to Agent a revised Construction Budget, together with written detail showing the pertinent calculations and supporting documentation for any increases, decreases, contingency allocations, line item category re-allocations and other proposed amendments to the Construction Budget, satisfactory to Agent (in consultation with the Independent Engineer).

(ii)

Increases to the aggregate amount budgeted for any line item category in the Construction Budget will only be permitted to the extent (a) NGP I provides Agent with prior written notice of such increase, (b) the increase does not exceed the lesser of twenty-five percent (25%) of the total budgeted amount for such line item or $3.8 million, (c) the increase is satisfactory to the Independent Engineer, (d) NGP I shall deliver to Agent written confirmation by the Independent Engineer, that, after giving effect to such increase(s), costs necessary to achieve Final Completion of the Project as set forth in the Construction Budget so modified do not exceed the aggregate amount of (1) available Construction Commitments, (2) any undrawn commitments available in respect of any Permitted Senior Construction Indebtedness plus (3) available amounts on deposit in the Construction Account (or any similar account maintained under Permitted Senior Construction Indebtedness Documents), which evidence shall be satisfactory to Agent, and (e) no Default or Event of Default has occurred and is continuing.

(iii)

Decreases to the aggregate amount budgeted for any line item category of the Construction Budget will only be permitted upon obtaining Realized Savings in such line item category.

(iv)

Reallocations of contingency under the Construction Budget shall be permitted only to the extent that the remaining amounts in the line item entitled “Contingency” in the Construction Budget (a) are not earmarked or reasonably expected to be applied to other Project Costs (including for drilling costs) (b) do not exceed the amount of (1) lost net revenue projected to accrue during the period of delay plus (2) all liquidated damages which may be payable under the Power Purchase Agreement and (c) are otherwise satisfactory to the Independent Engineer.

For purposes of this subsection 7.20, “Realized Savings” means a decrease in the reasonably anticipated cost to complete the work or acquire the goods and services contemplated by any line item category in the Construction Budget which NGP I is able to demonstrate to the reasonable satisfaction of the Independent Engineer.

7.21

Debt Service Coverage Ratio.

Note Document Parties shall not permit the Debt Service Coverage Ratio at the end of any four Fiscal Quarter period to be less than 1.4:1 for such period, commencing with the first full four Fiscal Quarter period following the EPC Substantial Completion Date.

SECTION 8.

EVENTS OF DEFAULT; REMEDIES

8.1

Events of Default

Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this Agreement, regardless of whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of Law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any Governmental Authority:

A.

Failure to Make Payments.

Issuer shall (i) default in the payment when due of any interest, Fees or any other Obligations, including mandatory prepayments, (other than principal (including all amounts added to principal pursuant to subsection 3.2B(i)) of the Notes), for five (5) or more days, or (ii) default in the payment when due of any principal (including all amounts added to principal pursuant to subsection 3.2B(i)) of the Notes, including any mandatory prepayments required hereunder, or any Reimbursement Obligations.

B.

Breach of Representation or Warranty.

Any representation or warranty made by any Note Document Party or Issuer Party in any Note Document or in any certificate or statement delivered pursuant thereto shall prove to have been false or misleading in any material respect as of the date made or deemed made.

C.

Breach of Covenants.

(i) Issuer shall fail to perform or observe any covenant or obligation arising under subsections 6.1, 6.5(i), 6.6, 6.8, 6.9, 6.11A, 6.11C, 6.12, 6.13, 6.14, 6.19, 6.22, Section 7 or the Issuer Account Management Agreement, (ii) NGP I shall fail to perform or observe any covenant or obligation arising under the NGP I Account Management Agreement or (iii) Issuer or any other Note Document Party shall fail to perform or observe any covenant or obligation arising under this Agreement (except those described in clauses A, B and C(i) above) or under any other Note Document (other than the Issuer Account Management Agreement and the NGP I Account Management Agreement), and such failure shall continue for thirty (30) days after Issuer or any other Note Document Party has, or should have, knowledge thereof.

D.

Default Under Other Agreements.

Any Issuer Party shall (i) default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any grace period) of any amount owing in respect of any Transaction Document to which it is a party (except for amounts subject to a Contest) or any Issuer Party shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any grace period) of any amount owing in respect of any other financial Indebtedness (other than the Obligations) in the aggregate principal amount of $250,000 or more or (ii) default in the performance or observance of any obligation or condition with respect to any such Indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit (without regard to any required notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holder or holders, to accelerate the maturity of any such Indebtedness, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment.

E.

Default Under Transaction Documents.

(i) Any Project Party shall fail to perform or observe any of the terms or conditions of any Transaction Document or any Material Contract to which it is a party, or shall breach or otherwise be in default under any such Transaction Document or any Material Contract (as the case may be), if such failure, breach or default, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect, beyond any applicable grace period expressly provided for in such Transaction Document or (ii) any Transaction Document shall for any reason cease to be in full force and effect in all material respects prior to the scheduled termination date thereof or (iii)(a) the term of any Transaction Document shall expire, (b) such Transaction Document is material to the operation of the business of any Issuer Party, and (c) Issuer Parties do not continue to enjoy all rights and benefits of such contractual arrangement or such Transaction Document is not replaced with a Transaction Document in accordance with subsection 7.11.

F.

Bankruptcy, Etc.

(i) Any Event of Bankruptcy shall occur with respect to any Note Document Party, any Issuer Party, the Power Purchaser, any NGP I Member or the EPC Contractor or (ii) any Event of Bankruptcy shall occur with respect to any other Major Participant and, in the case of this clause (ii) only, such Event of Bankruptcy could in the judgment of Required Holders reasonably be expected to have a Material Adverse Effect.

G.

Dissolution.

(i) Any order, judgment, or decree shall be entered against (a) any Note Document Party, any Issuer Party, the Power Purchaser, any NGP I Member or the EPC Contractor or (b) any other Major Participant decreeing such Person’s involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days or (ii) (a) any Note Document Party, any Issuer Party, the Power Purchaser, any NGP I Member or the EPC Contractor or (b) any other Major Participant shall dissolve or cease to exist, if, in the case of this clause (b) only, such cessation or dissolution could in the judgment of Required Holders reasonably be expected to have a Material Adverse Effect.

H.

ERISA.

(i) Any Termination Event shall occur, (ii) any Plan shall incur an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (iii) any Issuer Party or any member of its ERISA Controlled Group which is a Subsidiary shall have engaged in a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA, (iv) any Issuer Party or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer it, (vi) a proceeding shall be instituted against any Issuer Party or any member of its ERISA Controlled Group to enforce Section 515 of ERISA or (vii) any other event or condition shall occur or exist with respect to any Plan which would subject any Issuer Party or any member of its ERISA Controlled Group to any Tax, penalty or other liability, but only to the extent the occurrence of an event listed in clauses (i) through (vii) hereof could reasonably be expected to result in any Issuer Party or any member of its ERISA Controlled Group incurring a liability in excess of $500,000.

I.

Judgments.

Any judgment or decree shall be entered by a court or courts of competent jurisdiction against any Note Document Party or Issuer Party and (i) such judgment or decree shall award non-monetary relief which has, or could reasonably be expected to have, a Material Adverse Effect and has not been stayed, discharged, or vacated within thirty (30) days, (ii) such judgment or decree (other than any judgment as to which, and only to the extent, a reputable insurance company acceptable to Agent has acknowledged coverage of such claim in writing) shall award monetary damages in an amount of $500,000 or more individually, or in an aggregate amount of $1,000,000 or more when taken together with all other judgments and decrees, and shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days or (iii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree.

J.

Environmental Matters.

(i)  Any Environmental Claim shall have been asserted against any Issuer Party or any of its Environmental Affiliates which (after a consideration of reasonably available and reasonably feasible plans of mitigation or remediation) could reasonably be expected to have a Material Adverse Effect, (ii) any release, emission, discharge or disposal of any Material of Environmental Concern shall have occurred, and such event could form the basis of an Environmental Claim against any Issuer Party or any of its Environmental Affiliates which (after a consideration of reasonably available and reasonably feasible plans of mitigation or remediation) could reasonably be expected to have a Material Adverse Effect or (iii) any Issuer Party or any of its Environmental Affiliates shall have failed to obtain any Environmental Approvals necessary for the management, use, control, ownership, or operation of its business, property or assets or any such Environmental Approval shall be revoked, terminated, or otherwise cease to be in full force and effect, in each case, if the existence of such condition could reasonably be expected to have a Material Adverse Effect.

K.

Eminent Domain.

Any Governmental Authority or any Person acting under any Governmental Authority shall have taken any action to condemn, seize or appropriate all or any portion of the Project or the related Unit, in each case which portion is necessary to the operation of the Project, or shall have taken any action to displace permanently the management of NGP I or to curtail NGP I’s authority to conduct its business, and Note Holders shall reasonably believe that such action will succeed or could otherwise reasonably be expected to have a Material Adverse Effect.

L.

Event of Loss.

There shall have occurred an Event of Loss involving a material portion of the assets or operations of the Project, or which causes the Project to cease construction or operation for a period beyond the later of (i) forty-five (45) days after the receipt of Loss Proceeds in connection with such Event of Loss or (ii) ninety (90) days after such Event of Loss unless a plan of restoration or repair shall have been approved by Required Holders and NGP I is diligently proceeding in accordance with such plan.

M.

Event of Abandonment.

There shall have occurred an Event of Abandonment.

N.

Governmental Approvals.

Any Necessary Project Approval or Deferred Approval then required to have been obtained for construction or operation of the Project shall not have been obtained, or shall be revoked, terminated, withdrawn, suspended, modified in any material adverse respect or withheld, or shall otherwise cease to be in full force and effect in any material respect for, subject to subsection 8.1P(iii), (i) a period of twenty (20) days after any Issuer Party becomes aware thereof or (ii) a period not to exceed one hundred eighty (180) days after any Issuer Party becomes aware thereof, if during such period (a) NGP I is diligently pursuing corrective action with respect to the foregoing, (b) such corrective action could reasonably be expected to be successful and (c) no Material Adverse Effect could reasonably be expected to result from such event if such corrective action is not successful.

O.

Security Documents and Note Documents.

(i) Any of the Security Documents or any Note Document shall for any reason cease to be in full force and effect or shall cease to give Agent the Liens, rights, powers and privileges purported to be created thereby or (ii) any claim shall have been asserted which could lead to any Security Document or Note Document not being for any reason in full force and effect or no longer giving Agent the Liens, rights, powers and privileges purported to be created thereby.

P.

Change of Regulatory Environment.

(i) Any Issuer Party is or becomes subject to regulation under the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation, in each case, to the extent any of the foregoing has had or could reasonably be expected to have a Material Adverse Effect; (ii) NGP I fails to maintain the status of the Project as a Qualifying Facility exempt from (a) the Federal Power Act under 18 C.F.R. § 292.601 (c), except Sections 205 and 206 of the Federal Power Act and the other provisions thereof set forth in 18 C.F. R. § 292.601(c)(2)-(5), (b) state laws and regulations under 18 C.F.R. § 292.602(c) or (c) PUHCA; (iii) NGP I fails to maintain its MBR Authority and such failure could, in the reasonable judgment of Note Holders, have a Material Adverse Effect; or (iv) one or more events, conditions or circumstances in the regulatory environment occurs which has had or could reasonably be expected to have a Material Adverse Effect.

Q.

Loss of Renewable Energy System Status.

NGP I shall have failed at any time to qualify the Project as a Renewable Energy System or itself as a renewable energy producer or similar status under the Renewable Energy Act or any regulations promulgated thereunder.

R.

Unit Operator.

NGP I shall cease to be the Unit Operator.

S.

Stop Work Notice.

NGP I shall have received under NRS 624.610(1) and there shall thereafter become effective by failure to pay the EPC Contractor within fifteen (15) days under NRS 624.610(2): (i) a suspension of performance or another repudiation by the EPC Contractor of its obligation to perform any duty or obligation under the EPC Contract or (ii) a “stop work” notice under NRS 624.610 or otherwise with respect to the EPC Contract or any other Project Document.

T.

Default for Election to Terminate as Security for Future Advances.

Any Issuer Party, in its capacity as the “borrower” (as that term is defined in NRS 106.310), who may send a notice pursuant to NRS 106.380(1), (i) delivers, sends by mail or otherwise gives, or purports to deliver, send by mail or otherwise give, to a beneficiary under the Deed of Trust or any other deed of trust that constitutes a Security Document (a) any notice of an election to terminate the operation of such deed of trust as security for any “future advance” (as defined in NRS 106.320) of “principal” (as defined in NRS 106.345), or (b) any other notice pursuant to NRS 106.380(1); (ii) records a statement pursuant to NRS 106.380(3); or (iii) causes any deed of trust that constitutes a Security Document, any secured Obligation, or any secured party to be subject to NRS 106.380(2), 106.380(3) or 106.400.

U.

Failure to Achieve PPA Commercial Operation or EPC Substantial Completion.

(i) The PPA Commercial Operation Date shall not have occurred (a) on or prior to January 12, 2010 unless the Independent Engineer shall have advised Agent in writing that the PPA Commercial Operation Date is expected to occur prior to February 12, 2010 or (b) in all events, on or prior to February 12, 2010; or (ii) the EPC Substantial Completion Date shall not have occurred on or prior to the Construction Commitment Termination Date.

8.2

Remedies

(i) Upon the occurrence of any Event of Default described in subsections 8.1F or 8.1G, the Commitments shall automatically terminate and the unpaid principal amount of the Notes (including all amounts added to principal pursuant to subsection 3.2B(i)) and all accrued and unpaid interest on the Notes (including all interest thereon accrued at the Default Interest Rate), the Yield Maintenance Amount thereon (determined as provided below) and any and all accrued Fees and other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Issuer and (ii) upon the occurrence and during the continuation of any other Event of Default, Agent may and at the direction of any Required Holders will, by written notice to Issuer, terminate the Commitments and declare all or any portion of the amounts described in clause (i) above to be, and the same shall further become, immediately due and payable, without presentment, further demand, protest or other requirements of any kind, all of which are hereby expressly waived by Issuer.  Upon any acceleration of the Obligations pursuant to the terms of this Section 8, Issuer shall be obligated to pay to Note Holders the Yield Maintenance Amount on the principal to be repaid, determined in accordance with subsection 3.3D as though the principal amount of the Notes becoming due, or declared to be due and payable, on such date had been voluntarily prepaid on such date.  For the avoidance of doubt, the Yield Maintenance Amount, not the COD Prepayment Fee, shall be due on any acceleration of the Obligations pursuant to this subsection 8.2, whether prior to or after the Refinancing Target Date.  In addition to the foregoing, upon the occurrence and during the continuance of any Event of Default, Agent shall at the request, or may with the consent, of Required Holders (a) exercise all of its rights as a secured party under the Security Documents, under applicable Law or otherwise (and all remedial provisions in the Security Documents are hereby incorporated by reference), (b) apply all amounts on deposit in the Construction Account or any other account subject to any Security Document to the Obligations in such order as it shall select in its sole discretion, (c) replace the Operator and terminate any subcontracts on behalf of the Operator or any Issuer Party in accordance with the terms of the Operation and Maintenance Agreement and (d) exercise all rights and remedies of Agent under the Owner’s Title Policy and the Owner’s Water Rights Title Policy.  The remedies set forth in this Section 8 are in addition to all other rights and remedies available to Note Holders or Agent under this Agreement, any other Note Document or by law or equity.

SECTION 9.

MISCELLANEOUS

9.1

Registration and Transfer of the Notes

A.

Issuer shall keep at its principal office a register for the registration and registration of transfers of the Notes.  The name and address of each holder of the Notes, each transfer thereof and the name and address of each Transferee of any holder’s interest in the Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name the Notes shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof.  Issuer shall give to any holder of a Note and any Agent promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.  Any registered holder of Notes shall be considered to be a “Note Holder” for purposes of this Agreement and each other Note Document.

B.

Note Holders may at any time sell, assign, transfer, or grant participations in the Notes to any Permitted Transferee by complying with the transfer procedures set forth in subsection 9.1C below (in the case of any sale, assignment, or transfer); provided, that no sale, assignment, or transfer of or grant of participation in the Notes shall be permitted unless the subsequent Transferee is a person who qualifies as an “accredited investor” as that term is defined under Securities and Exchange Commission Rule 501 of Regulation D under the Securities Act and the transaction complies with applicable state securities Laws.  Issuer hereby acknowledges and agrees that any sale, assignment or transfer of the Notes will give rise to a direct obligation of Issuer to the Transferee.  Any holder of a participation in the Notes shall have no right to consent or vote on any matters hereunder other than with respect to (i) the extension of any scheduled payment of principal (including all amounts added to principal pursuant to subsection 3.2B(i)) or interest in respect of the Notes, (ii) the reduction of the amount of any scheduled payment of principal (including all amounts added to principal pursuant to subsection 3.2B(i)), (iii) a decrease in the rate of interest on the Notes (as specified in the Notes) (other than any imposition of a default rate of interest), (iv) the termination of any Note Document except in accordance with their terms or (v) release of all or substantially all of the Collateral securing the Notes other than in accordance with the terms of the Note Documents; provided, however, that the restrictions set forth in this sentence shall not apply in respect of such waiver or amendment required by any applicable Law, rule, regulation, order, decree, or request of any Governmental Authority (including, without limitation, in connection with any actual or proposed reorganization, restructuring, bankruptcy, insolvency, or other similar event affecting Issuer or any other party to any Security Document).

C.

Upon surrender of any Note at the principal office of Issuer for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices and payment instructions of each Transferee of such Note or part thereof and a representation by each such Transferee that such Transferee is a Permitted Transferee), Issuer shall execute and deliver, at Issuer’s expense, one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal (including all amounts added to principal pursuant to subsection 3.2B(i)) amount of the surrendered Note.  Each such new Note shall be substantially in the form of Exhibit B and shall be payable to such Person as such holder may request.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.

D.

Upon receipt by Issuer of evidence reasonably satisfactory to Issuer of the loss, theft, destruction or mutilation of any Note, and (i) in the case of loss, theft or destruction, upon receipt of an unsecured agreement of indemnity or, in the case of any Note Holder that is not an institutional investor, an indemnity bond, in each case in such reasonable amount as Issuer shall determine, or (ii) in the case of mutilation, upon surrender and cancellation thereof, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

9.2

Payment of Expenses and Indemnity.

A.

Issuer shall, whether or not the transactions hereby contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of Agent and Note Holders in connection with (i) the negotiation, preparation, execution and delivery of the Note Documents and the documents and instruments referred to therein, (ii) the management and agenting of the Notes (including reasonable fees and expenses of the Independent Engineer in the performance of services contemplated by the terms of this Agreement, or otherwise in providing engineering expertise reasonably deemed necessary by Agent in connection with any consent or approval by Note Holders, Required Holders or Agent, or in connection with the reasonably deemed necessary review of any circumstance or condition affecting the Project, the reasonable fees and expenses of the Insurance Advisor and the Geothermal Consultant), (iii) the creation, perfection or protection of Agent’s Liens in the Collateral (including reasonable fees and expenses for title and lien searches and filing and recording fees), (iv) Agent’s review and due diligence (including the review of the other Project Documents and the reasonable fees and expenses of the Independent Engineer, the Insurance Advisor and the Geothermal Consultant) and (v) any amendment, waiver or consent relating to any Note Document (including as to each of the foregoing, the reasonable fees and disbursements of counsel to Agent and any other attorneys retained by Agent and reasonable allocated costs of internal counsel).

B.

Issuer shall pay all reasonable out-of-pocket costs and expenses of Agent and each Note Holder in connection with the preservation of rights under, and enforcement of, the Note Documents and the documents and instruments referred to therein or in connection with any restructuring or rescheduling of the Obligations (including the reasonable fees and disbursements of counsel for Agent and Note Holders and reasonable allocated costs of internal counsel).

C.

Issuer shall pay, and hold Agent and each Note Holder harmless from and against, any and all present and future stamp, excise, mortgage or deed of trust recording and other similar Taxes and fees with respect to the foregoing matters and hold Agent and each Note Holder harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Note Holder) to pay such Taxes.

D.

Except with respect to Taxes, which shall be governed exclusively by subsection 3.5, Issuer shall indemnify Agent and each Note Holder and their respective officers, directors, employees, representatives and agents (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) (collectively, “Subject Claims”) that may at any time (including at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated hereby or the execution, delivery or performance of any Note Document or any other Transaction Document, (ii) any violation by any Note Document Party or its Environmental Affiliates of any applicable Environmental Law or Environmental Approval, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by any Note Document Party or any of its Environmental Affiliates, including all on-site and off-site activities involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth in subsection 5.22, (v) the grant to Agent and Secured Parties of any Lien in any property or assets of any Note Document Party or any Equity Interest in any Note Document Party and (vi) the exercise by Agent and Secured Parties of their rights and remedies (including foreclosure) under any agreements creating any such Lien (but excluding, as to any Indemnitee, any Subject Claims to the extent caused by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction).  Each Note Document Party’s obligations under this subsection 9.2 shall survive the repayment of all Obligations and the termination of this Agreement.

E.

In the event any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall promptly notify Issuer of the commencement thereof, and Issuer shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Issuer desires, to assume and control the defense thereof.  Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Issuer.  Notwithstanding the foregoing, Issuer shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a conflict of interest between such Indemnitee and Issuer or between such Indemnitee and another Indemnitee (unless such conflict of interest is waived in writing by the affected Indemnitees), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Issuer shall pay the reasonable expenses of such Indemnitee in such defense.  Issuer shall report to such Indemnitee on the status of such action, suit or proceeding as material developments shall occur and from time to time as requested by such Indemnitee (but not more frequently than every sixty (60) days).  Issuer shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, suit or proceeding, and each material document which any Note Document Party possesses relating to such action, suit or proceeding.

(i)

Notwithstanding Issuer’s rights hereunder to control certain actions, suits or proceedings, if any Indemnitee reasonably determines that failure to compromise or settle any Subject Claim made against such Indemnitee is reasonably likely to have an imminent and material adverse effect on such Indemnitee or such Indemnitee’s interest in any Note Document Party or the Project, such Indemnitee shall be entitled to compromise or settle such Subject Claim.

(ii)

Notwithstanding Issuer’s rights hereunder to control certain actions, suits or proceedings, any Indemnitee against whom any Subject Claim is made shall be entitled to compromise or settle any such Subject Claim if such Indemnitee determines in its reasonable discretion that failure to compromise or settle such Subject Claim is reasonably likely to have a Material Adverse Effect or a material adverse effect on such Indemnitee, the Project or on such Indemnitee’s interest in the Project; provided, that such Indemnitee consults with and coordinates such compromise or settlement with Issuer.  Any such compromise or settlement shall be binding upon Issuer for the purposes of this subsection 9.2.

(iii)

Upon payment of any Subject Claim by Issuer pursuant to this subsection 9.2 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Issuer, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Issuer and Issuer’s insurance carrier, and give such further assurances as are necessary or advisable to enable Issuer vigorously to pursue such claims.

F.

Any amounts payable by Issuer pursuant to this subsection 9.2 shall be regularly payable within thirty (30) days of the date Issuer receives an invoice for such amounts from any applicable Indemnitee, and if not paid within such thirty (30) day period shall bear interest at the Default Interest Rate.

G.

To the extent that the undertaking to indemnify, pay and hold harmless set forth in this subsection 9.2 may be unenforceable because it is violative of any applicable Law or public policy, Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.  Any indemnification payments made pursuant to this Agreement shall be calculated on an after-tax basis, increased to take into account any tax costs associated with the receipt of such payment.

9.3

Right of Setoff.

In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Note Holder is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Issuer or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Note Holder to or for the credit or the account of Issuer against and on account of the Obligations of Issuer to such Note Holder under this Agreement or under any other Note Document, including all interests in Obligations purchased by such Note Holder pursuant to subsection 9.7, and all other claims of any nature or description arising out of or in connection with this Agreement or any other Note Document, irrespective of whether or not such Note Holder shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

9.4

Notices.

Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telex, or cable communication), and shall be deemed to have been duly given or made when delivered by hand, or upon actual receipt if deposited in the United States mail, postage prepaid, or, in the case of telex notice, when answerback is received, or, in the case of telecopy notice, when confirmation is received, or, in the case of a nationally recognized overnight courier service, one Business Day after delivery to such courier service, addressed, in the case of each party hereto, at its address specified opposite its name on Schedule 9.4 or on the appropriate transfer instrument delivered to Issuer in connection with the assignment of any Note or portion thereof, or to such other address as may be designated by any party in a written notice to the other parties hereto; provided, that notices and communications to Agent or Note Holders by Issuer shall not be effective until received by Agent or Note Holders, as the case may be.

9.5

Successors and Assigns; Subsequent Holders of Notes.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Note Holders.  The terms and provisions of this Agreement shall inure to the benefit of any Transferee of any Notes, and in the event of such transfer or assignment, the rights and privileges herein conferred upon Note Holders shall automatically extend to and be vested in such Transferee, all subject to the terms and conditions hereof.  Issuer’s rights and interests hereunder may not be assigned without the prior written consent of all Note Holders.

9.6

Amendments and Waivers.

Neither this Agreement, any Note, any other Note Document to which Issuer is a party nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 9.6.  Required Holders and Issuer may, from time to time, enter into written amendments or waivers of this Agreement, the Notes, or the other Note Documents to which Issuer is a party; provided, that no such amendment or waiver shall (i) extend either the Maturity Date or any scheduled payment of principal (including all amounts added to principal pursuant to subsection 3.2B(i)) or interest or decrease the rate of interest on the Notes (as specified in the Notes) (other than any imposition of a default rate of interest), or reduce the principal (including all amounts added to principal pursuant to subsection 3.2B(i)) amount of any Obligations or reduce any fee payable to Note Holders hereunder, or release any material portion of the Collateral (except as expressly permitted by subsection 6.17B or the Security Documents), or increase the amount of any Commitment of any Note Holder, or amend, modify or waive any provision of this subsection 9.6 or the definition of Required Holders, or consent to or permit the assignment or transfer by Issuer of any of its rights and obligations under this Agreement or any other Note Document, or change the number or percentage of Note Holders who must approve the satisfaction of any condition precedent, or modify subsection 2.3A, 9.5 or 9.7, in each case without the written consent of all Note Holders or (ii) amend, modify or waive any provision of subsection 9.9 or any other provision of any Note Document if the effect thereof is to affect the rights or duties of Agent, without the written consent of the then Agent.  For purposes of the foregoing, (a) an amendment or termination of a contract constituting Collateral shall not be treated as a release of Collateral if any required approval under this Agreement for such amendment or termination was obtained by Issuer and (b) an amendment or waiver under this Agreement which has the effect of permitting payments from the Construction Account by modifying or eliminating one or more of the conditions to such payment shall not be treated as a release of funds from the Construction Account.  Any such amendment, supplement, modification or waiver shall apply to each of Note Holders equally and shall be binding upon Issuer, Note Holders, Agent and all future holders of the Notes.

9.7

Ratable Sharing.

Note Holders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or any similar Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Note Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Note Holder) which is greater than the proportion received by any other Note Holder in respect of the Aggregate Amounts Due to such other Note Holder, then Note Holder receiving such proportionately greater payment shall (i) notify each other Note Holder of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Note Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Note Holders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Note Holder is thereafter recovered from such Note Holder upon the bankruptcy or reorganization of Issuer or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Note Holder ratably to the extent of such recovery, but without interest.  Issuer expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Issuer to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.8

Classification of Transaction.

Notwithstanding anything to the contrary herein contained, Note Holders, by entering into this Agreement or by any action pursuant hereto, will not be, and neither Issuer nor Note Holders intend any Note Holder to be, deemed a partner or joint venturer with Issuer.

9.9

Agent.

A.

(i)

TCW Asset Management Company is hereby appointed to act on behalf of all Note Holders as Agent under this Agreement and the other Note Documents.  The provisions of this subsection 9.9 are solely for the benefit of Agent and Note Holders and no Note Document Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions of this subsection 9.9 (other than clause E hereof).  In performing its functions and duties under this Agreement and the other Note Documents, Agent shall act solely as an agent of Note Holders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Note Document Party or any other Person.

(ii)

Each Note Holder irrevocably authorizes Agent to take such action on such Note Holder’s behalf and to exercise such powers, rights and remedies hereunder and under the other Note Documents as are specifically delegated or granted to Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Note Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Note Document or otherwise a fiduciary relationship in respect of any Note Holder.  Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Note Holder for any action taken or omitted to be taken by it hereunder or under any other Note Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

(iii)

Each Note Holder hereby further authorizes Agent, on behalf of and for the benefit of Note Holders to enter into each Security Document as secured party and to be the agent for and representative of Note Holders under other Note Document, and each Note Holder agrees to be bound by the terms of each Security Document and each Note Document; provided that Agent shall not (a) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Security Document or other Note Document or (b) release any Security Document (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Security Document), in each case without the prior consent of Required Holders (or, if required pursuant to subsection 9.6, all Note Holders); provided further, however, that, without further written consent or authorization from Note Holders, Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Required Holders have otherwise consented.  Anything contained in any Note Documents to the contrary notwithstanding, Issuer, Agent and each Note Holder hereby agree that (1) no Note Holder shall have any right individually to realize upon Collateral under any Security Document or to enforce any other Note Document, it being understood and agreed that all powers, rights and remedies under the Security Documents and the other Note Document may be exercised solely by Agent for the benefit of Note Holders in accordance with the terms thereof and (2) in the event of a foreclosure by Agent on any Collateral pursuant to a public sale, Agent or any Note Holder may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Note Holders (but not any Note Holder or Note Holders in its or their respective individual capacities unless Required Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale.

(iv)

If Agent shall request instructions from Required Holders or all affected Note Holders with respect to any act or action (including failure to act) in connection with this Agreement or any other Note Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Holders or all affected Note Holders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Note Document (a) if such action would, in the opinion of Agent, be contrary to Law or the terms of this Agreement or any other Note Document, (b) if such action would, in the opinion of Agent, expose Agent to any Environmental Claim or liability or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Note Holder shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Note Document in accordance with the instructions of Required Holders or all affected Note Holders, as applicable.

B.

Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Note Documents, except for damages caused by its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Agent:  (i) may treat the payee of any Notes as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Note Holder and shall not be responsible to any Note Holder for any statements, warranties or representations made in or in connection with this Agreement or the other Note Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Note Documents on the part of any Note Document Party or to inspect the Collateral (including the books and records) of any Note Document Party; (v) shall not be responsible to any Note Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Note Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Note Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

C.

Without prejudice to any existing agreement between Agent and any Note Holder, each Note Holder acknowledges that: (i) it has, independently and without reliance upon Agent or any other Note Holder and based on the financial statements of Note Document Parties and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Note Document Parties and its own decision to enter into this Agreement and (ii) it will, independently and without reliance upon Agent or any other Note Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

D.

Note Holders agree to indemnify Agent (to the extent not reimbursed by Issuer or other Note Document Parties and without limiting the obligations of any Note Document Party under any Note Document), ratably according to their respective Aggregate Amounts Due, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Note Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Note Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct.  Without limiting the foregoing, each Note Holder agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Note Document, to the extent that Agent is not reimbursed for such expenses by Issuer or other Note Document Parties.

E.

Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Note Holders and Issuer.  Upon any such resignation, Required Holders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by Required Holders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Note Holders, appoint a successor Agent, which shall be a Note Holder if a Note Holder is willing to accept such appointment.  If no successor Agent has been appointed pursuant to the foregoing within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and Required Holders shall thereafter perform all the duties of Agent hereunder until such time, if any, as Required Holders appoint a successor Agent as provided above. Any successor Agent appointed by Required Holders hereunder shall be subject to the approval of Issuer, such approval not to be unreasonably withheld, delayed or conditioned; provided, that such approval shall not be required if a Default or an Event of Default shall have occurred and be continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Note Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this subsection 9.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Note Documents.

9.10

Investment Representation of Note Purchasers.

In order to induce Issuer to issue and sell the Notes and the Cash Settled Options to Note Purchasers, each Note Purchaser represented and warranted, and hereby represents and warrants to Issuer, and acknowledges as follows:

A.

Investment.  Such Note Purchaser acquired each such Note and purchased the Cash Settled Options solely for its own account, for investment purposes, with no intention of distributing or reselling such Note or the Cash Settled Options, in any public offering or in any transaction that would be in violation of the securities laws of the United States, or any state thereof, without prejudice, however, to such Note Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Note or the Cash Settled Options under an effective registration statement under the Securities Act and applicable state securities laws (it being understood that Issuer has no obligation to undertake any such registration), or an exemption from such registration requirements.

B.

Transfer Restrictions.  Such Note Purchaser acknowledges and agrees that none of the Notes or the Cash Settled Options have been registered under the Securities Act, or the securities laws of any state, and none of them may be sold or otherwise transferred in the absence of an effective registration thereunder unless an exemption from registration is available.

C.

Accredited Investor.  Such Note Purchaser, at the time that it committed to enter into this Agreement was, and now is, an “accredited investor” as that term is defined in Regulation D under the Securities Act.

D.

Knowledge and Experience.  Without limiting the force and effect of the representations and warranties of any Note Document Party, such Note Purchaser (i) has such knowledge and experience in financial and business matters, as to enable it to evaluate the merits and risks of entering into this Agreement, receiving the Notes and the Cash Settled Options, (ii) is able to bear the economic risk of the transaction and (iii) is able to hold its interest indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

9.11

No Waiver; Remedies Cumulative.

No failure or delay on the part of Agent or any Note Holder in exercising any right, power or privilege hereunder or under any other Note Document and no course of dealing between Issuer and Agent or any Note Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Note Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Agent or any Note Holder would otherwise have.  No notice to or demand on Issuer in any case shall entitle Issuer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agent or any Note Holder to any other or further action in any circumstances without notice or demand.

9.12

No Third Party Beneficiaries.

The agreement of Note Holders to make Advances on the terms and conditions set forth in this Agreement, are solely for the benefit of Issuer, and no other Person (including any other Project Party, obligor, contractor, subcontractor, supplier or materialman furnishing supplies, goods or services to or for the benefit of the Project) shall have any rights hereunder, as against Agent or any Note Holder, under any other Note Document, or with respect to the Advances or the proceeds thereof.

9.13

Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

9.14

Effectiveness.

This Agreement shall become effective on the date on which all of the parties hereto shall have signed a counterpart hereof and shall have delivered the same to Agent which delivery, in the case of Note Holders, may be given to Agent by telecopy or electronic mail (with the originals delivered promptly to Agent via overnight courier service).

9.15

Headings Descriptive.

The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

9.16

Marshaling; Recapture.

Neither Agent nor any Note Holder shall be under any obligation to marshal any assets in favor of Issuer or any other party or against or in payment of any or all of the Obligations.  To the extent any Note Holder receives any payment by or on behalf of Issuer, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Issuer or its estate, trustee, receiver, custodian or any other party under any bankruptcy Law, state or federal Law, common Law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of Issuer to such Note Holder as of the date such initial payment, reduction or such satisfaction occurred.

9.17

Severability.

A.

In case any provision in or obligation under this Agreement or the Notes or the other Note Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

B.

If any provision hereof is declared by a court of competent jurisdiction to be illegal, void or unenforceable, whether pursuant to NRS 624.622, NRS 624.628, NRS 624.700, NRS 108.2453, NRS 108.2457, or otherwise, the court shall have the duty and the right to blue pencil or, if necessary, reform or amend, such provision to the extent necessary to comply with Nevada or other applicable Law, preserving to the extent possible the intent herein.  The remaining provisions, or parts thereof, shall remain in full force and effect as though such invalid or unenforceable portion had not been a part hereof.

9.18

Survival.

All representations, warranties and indemnities set forth herein including those in subsections 3.2, 3.5, 9.2, 9.7 and 9.9 shall survive the execution and delivery of this Agreement and the Notes and the making of the Advances and the repayment of the Notes.

9.19

Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

9.20

Limitation of Liability.

Neither Parent nor any other Person shall be personally liable (whether by operation of Law or otherwise) for payments due hereunder or under any other Note Document or for the performance of any Obligations except as expressly provided in such Note Document.  The sole recourse of Secured Parties for satisfaction of the Obligations shall be against Issuer and its assets and the other Note Document Parties to the extent of the Obligations and, to the extent provided for in the Note Documents, their assets and not against any other Person; provided, that (i) nothing in this subsection 9.20 shall limit or otherwise prejudice in any way the right of Secured Parties to proceed against any Person with respect to the enforcement of such Person’s obligations (or the enforcement of Secured Parties’ rights) under any Note Document to which it is a party and (ii) recourse against a Person for such Person’s fraud or intentional misrepresentation shall not be limited by this subsection 9.20.

9.21

GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

A.

THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

B.

ANY LEGAL ACTION OR PROCEEDING AGAINST ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, ISSUER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  ISSUER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CORPORATION SERVICE COMPANY SYSTEM AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, ISSUER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO AGENT.  ISSUER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ISSUER AT ITS ADDRESS REFERRED TO IN SUBSECTION 9.4.  ISSUER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

C.

EACH OF ISSUER AND SECURED PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

9.22

Confidentiality.

Each of Agent and each Note Holder agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with the customary procedures of Agent or such Note Holder for handling confidential information of such nature for handling confidential information, any non-public information supplied to it by Issuer pursuant to this Agreement which is identified by Issuer as being confidential at the time the same is delivered to Agent or any Note Holder; provided, that nothing herein shall limit the disclosure of any such information (i) to its, and its Affiliates’, partners, separate account participants and the directors, officers, employees and agents, including accountants, legal counsel and other advisors of all of the foregoing (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to the extent requested by any Governmental Authority, (iv) to the Independent Engineer or the Insurance Advisor, (v) as may be requested in connection with any litigation to which Agent or any Note Holder is a party, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the other Note Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this subsection 9.22, to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any transactions relating to Obligations or (viii) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Note Holder’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Note Holder or its Affiliates (and that no written or oral communications from counsel to Note Purchasers and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Note Holder or a participant hereunder); provided, further, that, unless specifically prohibited by applicable Law or court order, Agent, or affected Note Holder shall, prior to disclosure thereof, notify Issuer of any request for disclosure of any such non-public information (a) by any Governmental Authority or (b) pursuant to legal process); provided, still further, that Agent and each Note Holder shall use reasonable precautions in accordance with customary procedures to prevent the disclosure of identities of the direct or indirect parent of any NGP I Member in any of its advertising, press releases or any publication (but only to the extent Agent or such Note Holder would serve as the source of such information); and provided, finally, that in no event shall Agent or any Note Holder be obligated or required to return any materials furnished by Issuer.  The obligations of Agent and each Note Holder under this subsection 9.22 shall supersede and replace the obligations of Agent or any Note Holder under any other confidentiality agreement in respect of this financing signed and delivered by Agent or any Note Holder to Issuer prior to the Closing Date or prior to the date on which any Person becomes a Transferee.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned have caused this Note Purchase Agreement to be executed by their respective duly authorized officers as of the date first written above.

ISSUER:

NGP BLUE MOUNTAIN HOLDCO LLC

By:	Signed
	Name:	Andrew Studley
	Title:	Chief Financial Officer

Note Purchase Agreement

NOTE PURCHASERS:

TRUST COMPANY OF THE WEST,

not in its individual capacity but only as trustee of the trust established pursuant to an Individual Trust Agreement dated as of January 31, 1987, as amended, between The Boilermaker-Blacksmith Pension Trust and itself

By:	Signed
	Name:	Brian O’Connor
	Title:	Senior Vice President

By:	Signed
	Name:	Gerald J. Stalun
	Title:	Managing Director

TCW ENERGY FUND XIV, L.P.
By:	TCW Asset Management Company, its general partner

By:	Signed
	Name:	Brian O’Connor
	Title:	Senior Vice President

By:	Signed
	Name:	Gerald J. Stalun
	Title:	Managing Director

Note Purchase Agreement

TCW ENERGY FUND XIV-A, L.P.
By:	TCW Asset Management Company, its general partner

By:	Signed
	Name:	Brian O’Connor
	Title:	Senior Vice President

By:	Signed
	Name:	Gerald J. Stalun
	Title:	Managing Director

TCW ENERGY FUND XIV-B, L.P.
By:	TCW Asset Management Company, its general partner

By:	Signed
	Name:	Brian O’Connor
	Title:	Senior Vice President

By:	Signed
	Name:	Gerald J. Stalun
	Title:	Managing Director

TCW ENERGY FUND XIV (CAYMAN), L.P.
By:	TCW Asset Management Company International Limited, its general partner

By:	Signed
	Name:	Brian O’Connor
	Title:	Senior Vice President

By:	Signed
	Name:	Gerald J. Stalun
	Title:	Managing Director

Note Purchase Agreement

TEP DEBT HOLDINGS OFFSHORE, LTD.

By:	Signed
	Name:	R. Blair Thomas
	Title:	President

By:	Signed
	Name:	Phil Abejar
	Title:	Vice President

Note Purchase Agreement

AGENT:

TCW ASSET MANAGEMENT COMPANY, in its capacity as Agent for Note Holders

By:	Signed
	Name:	Brian O’Connor
	Title:	Senior Vice President

By:	Signed
	Name:	Gerald J. Stalun
	Title:	Managing Director

Note Purchase Agreement

NOTE PURCHASE AGREEMENT

DATED AS OF AUGUST 29, 2008

BY AND AMONG

NGP BLUE MOUNTAIN HOLDCO LLC,
as Issuer,

TCW ASSET MANAGEMENT COMPANY,

as administrative agent for Note Holders

AND

THE NOTE PURCHASERS NAMED HEREIN

Page

NGP BLUE MOUNTAIN HOLDCO LLC

Note Purchase Agreement

SECTION

PAGE

SECTION 1.	DEFINITIONS	1
1.1	Certain Defined Terms	1
1.2	Accounting Terms and Determinations	30
1.3	Certain Principles of Interpretation	31
SECTION 2.	THE SECURITIES; CLOSING; DELIVERY	32
2.1	Closing	32
2.2	Advances	32
2.3	Use of Proceeds	35
2.4	Allocation of Purchase Price of the Cash Settled Options	35
SECTION 3.	THE NOTES – MATURITY; INTEREST AND FEES; PRINCIPAL PAYMENTS	35
3.1	Maturity	35
3.2	Fees and Interest	35
3.3	Mandatory Principal Payments and Prepayments	37
3.4	Application of Mandatory Payments	41
3.5	Taxes	41
3.6	General Provisions Regarding Payment	43
SECTION 4.	CONDITIONS TO effectiveness and to advances	43
4.1	Conditions to Effectiveness and to Initial Advance	43
4.2	Conditions to all Advances	52
4.3	Additional Conditions to Contingent Drilling Advances	56
4.4	Conditions; General Principles	56
SECTION 5.	REPRESENTATIONS AND WARRANTIES	57
5.1	Existence and Business; Power and Authorization; Enforceable Obligations	57

-i-

(continued)

Page

5.2	No Violation	58
5.3	Litigation	59
5.4	Financial Statements ; Financial Condition ; Etc	59
5.5	Material Adverse Effect	59
5.6	Use of Proceeds; Margin Regulations	59
5.7	Governmental Approvals	59
5.8	Project Compliance	60
5.9	Sole Purpose Nature; Business; Separateness	60
5.10	Collateral	61
5.11	Security Interests and Liens	61
5.12	Patents, Trademarks, Etc	62
5.13	Investment Company Act	62
5.14	Governmental Regulation	62
5.15	Sufficient Rights	63
5.16	Property Rights, Utilities, Etc	63
5.17	No Defaults	63
5.18	Taxes, Etc	63
5.19	Employee Benefit Plans; ERISA	64
5.20	Material Contracts, Transaction Documents and Other Documents; Representations and Warranties in Transaction Documents	65
5.21	True and Complete Disclosure; Projections	66
5.22	Environmental Matters	66
5.23	Labor Matters	67
5.24	Solvency	67
5.25	Third Party Disbursement Agent	68
5.26	Timely Payment	68
5.27	Insurance	68
5.28	Condemnation	68
5.29	Repairs	68
5.30	[Intentionally Omitted]	69

-ii-

(continued)

Page

5.31	[Intentionally Omitted]	69
5.32	Tax Character	69
5.33	Affiliate Transactions	69
SECTION 6.	AFFIRMATIVE COVENANTS OF ISSUER	69
6.1	Information Covenants	69
6.2	Operating Statements	74
6.3	Books, Records and Inspections	75
6.4	Taxes and Claims	75
6.5	Governmental Approvals	75
6.6	Compliance with Law	75
6.7	Performance of Obligations	76
6.8	Qualifying Facility Status and MBR Authority	76
6.9	Insurance	76
6.10	Operating Budget	77
6.11	Construction and Completion of Project; Maintenance of Existence and Properties	77
6.12	Performance Tests	78
6.13	Project Documents	78
6.14	Additional Property; Easements and Rights of Way; Title Insurance	79
6.15	Operations and Maintenance	80
6.16	Governmental Approvals Report	80
6.17	Maintenance of Lien	80
6.18	Further Assurances	81
6.19	Transfer of Project Revenues	81
6.20	Establishment of Accounts	82
6.21	Interconnection	82
6.22	PPA Supply Amount Adjustment	82
6.23	Mandatory Jurisdiction of Nevada Law on Construction Contracts	82
6.24	Further Assurances With Respect to Water Rights	82
6.25	Proof of Completion of Works for the Permits with the Nevada Division of Water Resources	83

-iii-

(continued)

Page

6.26	BLM Leases; BLM Rights of Way; BLM Register	83
6.27	Lease Extensions; Buy Down of Lease Royalties	83
6.28	Option to Purchase the Surface Rights	83
6.29	Payment of Royalties under the DeLong Lease	83
6.30	Minimum Equity	84
6.31	Pass-Through for Tax Purposes	84
SECTION 7.	NEGATIVE COVENANTS OF ISSUER	84
7.1	Equity Issuances; Distributions	84
7.2	Indebtedness	87
7.3	Liens	89
7.4	Restriction on Fundamental Changes	90
7.5	Contingent Obligations	90
7.6	Advances, Investments and Loans	90
7.7	Transactions with Affiliates	91
7.8	Changes in Business	91
7.9	Fiscal Year; Fiscal Quarter	91
7.10	Abandonment	91
7.11	Termination, Amendment of Project Documents; Additional Project Documents	91
7.12	Change Orders; Suspension	92
7.13	Use of Proceeds; Margin Regulations	93
7.14	Environmental Matters	93
7.15	Governmental Regulation	93
7.16	No Accounts	94
7.17	Expenditures and Budgets	94
7.18	Debt Repayment; Modification of Permitted Financing Documents	94
7.19	Certain Restrictions	95
7.20	Construction Budget	95
7.21	Debt Service Coverage Ratio	96
SECTION 8.	EVENTS OF DEFAULT; REMEDIES	96

-iv-

(continued)

Page

8.1	Events of Default	96
8.2	Remedies	101
SECTION 9.	MISCELLANEOUS	101
9.1	Registration and Transfer of the Notes	101
9.2	Payment of Expenses and Indemnity	103
9.3	Right of Setoff	105
9.4	Notices	106
9.5	Successors and Assigns; Subsequent Holders of Notes	106
9.6	Amendments and Waivers	106
9.7	Ratable Sharing	107
9.8	Classification of Transaction	107
9.9	Agent	107
9.10	Investment Representation of Note Purchasers	110
9.11	No Waiver; Remedies Cumulative	111
9.12	No Third Party Beneficiaries	111
9.13	Counterparts	111
9.14	Effectiveness	112
9.15	Headings Descriptive	112
9.16	Marshaling; Recapture	112
9.17	Severability	112
9.18	Survival	112
9.19	Independence of Covenants	113
9.20	Limitation of Liability	113
9.21	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	113
9.22	Confidentiality	114

-v-

SCHEDULES

1.1	Parcels of land constituting the Site
2.1A(i)	Initial Note Holders; Initial Commitment Amounts
2.1A(ii)	Initial Option Holders; Original Cash Settled Option Amounts
3.6B	Note Holder Payment Instructions
4.1L	UCC Filings and Recordings
5.3	Litigation
5.7A	Necessary Project Approvals
5.7B	Deferred Approvals
5.10(a)	Real Property
5.10(b)	NGP I Property
5.12	Intellectual Property
5.15	Sufficient Rights
5.18(a)	Late-Filed Tax Returns
5.18(b)	Tax Returns
5.20	Material Contracts
5.20(a)	Contracts in Excess of $500,000
5.22A	Environmental Laws
5.22B	Environmental Claims
5.22C	Materials of Environmental Concern
5.28	Condemnation
5.29	Unrepaired Casualties
5.33	Affiliate Transactions

6.5	Governmental Approvals
6.9	Required Insurance
7.3	Permitted Liens
9.4	Notice Addresses

EXHIBITS

A	Form of Cash Settled Option
B	Form of Note
C	Form of Advance Notice
D	Form of Parent Pledge Agreement
E	Form of Issuer Pledge Agreement
F	Form of Issuer Account Management Agreement
G	Form of NGP I Account Management Agreement
H	Form of Insurance Advisor’s Certificate
I	Form of Construction Certificate of Independent Engineer
J	Form of Operating Statement
K	Form of Additional Consent
L	Form of EPC Substantial Completion Certificate
M	Form of Final Completion Certificate
N	Form of Cure Rights Provisions
O	Form of LC Issuer Agreement
P	Form of NGP I Guaranty
Q	Form of PPA COD Certificate
R	Form of Deed of Trust